                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          5,394,600 shares
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $6.40
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $34,525,440.00
          ----------------------------------------------------------------------

     (5)  Total fee paid:

          $6,905.09
          ----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $6,905.09
          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          Schedule 14A (Commission File No. 0-22740)
          ----------------------------------------------------------------------

     (3)  Filing Party:

          Financing For Science International, Inc.
          ----------------------------------------------------------------------

     (4)  Date Filed:

          June 17, 1996
          ----------------------------------------------------------------------

                                   [FSI LOGO]

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                               10 WATERSIDE DRIVE
                       FARMINGTON, CONNECTICUT 06032-3065

                                                                  August 9, 1996

To the Stockholders of
Financing for Science International, Inc.:

     You are cordially invited to attend a special meeting (including any adjournment or postponement thereof, the "Special Meeting") of the holders of shares of common stock, par value $.01 per share ("Common Stock"), of Financing for Science International, Inc. (the "Company"), to be held at The Farmington Inn, 827 Farmington Avenue, Farmington, Connecticut, on August 29, 1996, at 10:00 a.m., local time.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 19, 1996 (the "Merger Agreement"), by and among the Company, FINOVA Capital Corporation, a Delaware corporation ("FINOVA"), and FINOVA Business Credit Corp., a Delaware corporation and a wholly owned subsidiary of FINOVA ("Merger Sub"), and the transactions contemplated thereby.

     If the Merger Agreement is approved and adopted by the stockholders of the Company, Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation, and each outstanding share of Common Stock of the Company (other than shares of Common Stock held by the Company as treasury stock or held by stockholders, if any, who properly perfect their dissenters' rights of appraisal under Delaware law) will be cancelled and converted into the right to receive $6.40 in cash, without interest (the "Merger Price"). The completion of the Merger is conditioned upon, among other things, the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock.

     After careful consideration, the Board of Directors of the Company has unanimously concluded that the terms of the proposed Merger, as set forth in the Merger Agreement, are fair to, and in the best interests of, the Company's stockholders. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that all stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement. Please review this material carefully before voting.

     Electra Investment Trust, P.L.C., Barry R. Bronfin, AMEV Venture Associates III, L.P. and AMEV Venture Associates III - International, L.P. (each a "Principal Stockholder" and collectively, the "Principal Stockholders") have each entered into a voting agreement with FINOVA, pursuant to which, among other things, each such Principal Stockholder has agreed (a) not to sell, pledge, transfer, assign, encumber or otherwise alienate any shares of Common Stock owned by him or it of record or beneficially and (b) to vote, or cause to be voted, all shares of Common Stock owned by him or it of record or beneficially in favor of the Merger Agreement and the Merger. As of the Record Date (as defined below), the Principal Stockholders are the beneficial owners of an aggregate of 2,867,200 shares of Common Stock, or approximately 53.1% of the outstanding shares of Common Stock of the Company. Under Delaware law, the affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Thus, the Principal Stockholders have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholders. Nevertheless, the Board of Directors believes that your representation at the Special Meeting is important and urges you to vote your shares of Common Stock.

     As more fully described in the Proxy Statement, if the Merger Agreement is approved and adopted and the Merger is completed, the Company's stockholders will cease to have any ownership interest in the Company and will cease to participate in the Company's future earnings and growth, if any. Instead, upon completion of the Merger, the Company's stockholders will be entitled to receive the Merger Price in exchange for their shares of Common Stock.

     Kropschot Financial Services ("KFS") has acted as the financial advisor to the Board of Directors in connection with its consideration and review of the proposed Merger. The Board of Directors has received the written opinion of KFS that the Merger Price to be received by the Company's stockholders in the Merger is fair to such stockholders, from a financial point of view, as of the date of the rendering of the opinion.

     Only holders of record of shares of Common Stock outstanding as of the close of business on July 22, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ Barry R. Bronfin
                                          -------------------------
                                          Barry R. Bronfin
                                          Chairman

                                   [FSI LOGO]

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                               10 WATERSIDE DRIVE
                       FARMINGTON, CONNECTICUT 06032-3065

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

                                                                  August 9, 1996

To the Stockholders of
Financing for Science International, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (including any adjournment or postponement thereof, the "Special Meeting") of Financing for Science International, Inc. ("FSI" or the "Company") will be held at The Farmington Inn, 827 Farmington Avenue, Farmington, Connecticut, on August 29, 1996, commencing at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 19, 1996 (the "Merger Agreement"), by and among the Company, FINOVA Capital Corporation, a Delaware corporation ("FINOVA"), and FINOVA Business Credit Corp., a Delaware corporation and a wholly owned subsidiary of FINOVA ("Merger Sub"), and the transactions contemplated thereby, pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and (ii) each outstanding share of the common stock of the Company, par value $.01 per share (the "Common Stock") (other than shares of Common Stock held by the Company as treasury stock or held by stockholders, if any, who properly perfect their dissenters' rights of appraisal under Delaware law) will be cancelled and converted into the right to receive $6.40 in cash, without interest.

          2. To transact any other business incidental to the Special Meeting that may properly come before such meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is attached as Annex A to the Proxy Statement that accompanies this Notice of Special Meeting of Stockholders and is incorporated herein by reference.

     The Board of Directors has unanimously determined that the terms of the Merger, as set forth in the Merger Agreement, are fair to, and in the best interests of, the Company's stockholders, has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and unanimously recommends that the stockholders of the Company vote "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The Board of Directors of the Company has fixed the close of business on July 22, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the Record Date is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     Under Delaware law, holders of shares of Common Stock have the right to dissent from the Merger and receive payment of the fair value of their shares upon compliance with Section 262 of the Delaware General Corporation Law (the "DGCL"). This right is explained more fully in the accompanying Proxy Statement in the section headed "The Merger -- Appraisal Rights of Dissenting Stockholders." A copy of Section 262 of the DGCL is set forth in full as Annex C to the Proxy Statement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE PROMPTLY IN ORDER TO ASSURE THAT YOUR SHARES OF COMMON STOCK WILL BE REPRESENTED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By order of the Board of Directors,

                                          /s/ Richard Schwartz
                                          --------------------------
                                          Richard Schwartz
                                          Senior Vice President,
                                          Secretary and General Counsel

Farmington, Connecticut
August 9, 1996

                                   IMPORTANT

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED, THE COMPANY WILL SEND YOU INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES. THE PROCEDURE FOR THE EXCHANGE OF YOUR CERTIFICATES AFTER THE MERGER IS SET FORTH IN THE ATTACHED PROXY STATEMENT. YOU SHOULD NOTIFY THE COMPANY OF ANY CHANGE OF ADDRESS SO THAT YOU MAY RECEIVE THE INSTRUCTIONS.

                                   [FSI LOGO]

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                               10 WATERSIDE DRIVE
                       FARMINGTON, CONNECTICUT 06032-3065

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 29, 1996

                            ------------------------

     This Proxy Statement is furnished to the stockholders of Financing for Science International, Inc., a Delaware corporation ("FSI" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be used at the Special Meeting of Stockholders of the Company to be held on August 29, 1996 at 10:00 a.m., local time, at The Farmington Inn, 827 Farmington Avenue, Farmington, Connecticut, and at any adjournments or postponements thereof (the "Special Meeting"). The approximate date on which this Proxy Statement and the enclosed proxy card are being first sent to stockholders is August 9, 1996.

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 19, 1996 (the "Merger Agreement"), by and among the Company, FINOVA Capital Corporation, a Delaware corporation ("FINOVA"), and FINOVA Business Credit Corp., a Delaware corporation and a wholly owned subsidiary of FINOVA ("Merger Sub"), and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Annex A to this Proxy Statement and is incorporated herein by reference. Pursuant to the terms of the Merger Agreement, among other things, (i) Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and (ii) each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock") (other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time (as defined herein), which shares will be automatically cancelled, and other than shares of Common Stock held by stockholders, if any, who properly perfect their dissenters' rights of appraisal under Delaware law) will be cancelled and converted into the right to receive $6.40 in cash, without interest (the "Merger Price"). Upon the consummation of the Merger, stockholders of the Company will have no further interest in the Company.

     Only stockholders of record at the close of business on July 22, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. At the Record Date, there were outstanding 5,394,600 shares of Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting and all adjournments and postponements thereof.

     The By-laws of the Company provide that the holders of thirty-three and one-third percent (33 1/3%) of the total number of shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Any stockholder present in person or by proxy (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists.

     The Merger Agreement is conditioned upon, among other things, the approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the issued and outstanding shares of Common Stock. Therefore, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the transactions contemplated thereby. Electra Investment Trust, P.L.C., Barry R. Bronfin, AMEV Venture Associates III, L.P. and AMEV Venture Associates III - International, L.P. (each a "Principal Stockholder" and collectively, the "Principal Stockholders") have each entered into a voting agreement (individually, the "Principal Stockholder Voting Agreement" and collectively, the "Principal Stockholder Voting Agreements") with FINOVA, pursuant to which, among other things, each Principal Stockholder has agreed (a) not to sell, pledge, transfer, assign, encumber or otherwise alienate any shares of Common Stock owned by him or it of record or beneficially and (b) to vote, or cause to be voted, all shares of Common Stock owned by him or it of record or beneficially in favor of the Merger Agreement and the Merger. As of the Record Date, the Principal Stockholders were the beneficial owners of an aggregate of 2,867,200 shares of Common Stock, or approximately 53.1% of the outstanding shares of Common Stock of the Company.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Special Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company (10 Waterside Drive, Farmington, Connecticut, 06032-3065) a written notice of revocation, by delivering to the Company a duly executed proxy representing such stockholder's shares of Common Stock and bearing a later date, or by voting in person at the Special Meeting.

     The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees (who will receive no remuneration therefor in addition to their regular compensation), may also solicit proxies personally, by telephone, by facsimile or by other means of communication. The Company has not retained, and does not expect to retain, any outside assistance with respect to the solicitation of proxies. However, the Company will request brokers, custodians and other nominees or fiduciaries to send proxy materials to, and to obtain proxies from, beneficial owners of Common Stock and will reimburse such parties for their reasonable expenses in doing so.

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED, THE COMPANY WILL SEND YOU SEPARATELY INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES. THE PROCEDURE FOR THE EXCHANGE OF YOUR CERTIFICATES AFTER THE MERGER IS SET FORTH BELOW. SEE "THE MERGER -- SURRENDER OF CERTIFICATES; PAYMENT." PLEASE NOTIFY THE COMPANY PROMPTLY OF ANY ADDRESS CHANGE SO THAT YOU MAY RECEIVE THE INSTRUCTIONS.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

     THIS PROXY STATEMENT CONTAINS CERTAIN STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS, THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, BUSINESS AND PROSPECTS OF THE COMPANY THAT MIGHT BE CONSIDERED TO BE FORWARD LOOKING IN NATURE, INCLUDING STATEMENTS RELATING TO THE COMPANY'S CURRENT EXPECTATIONS WITH RESPECT TO THE PER SHARE AMOUNT, EARNINGS DURING 1996 UNTIL THE CLOSING DATE, FUTURE LEVELS OF GENERAL UNALLOCATED RESERVES AND OTHER ALLOWANCES FOR LOSSES INCLUDING SPECIFIC RESERVES, THE

AVAILABILITY OF BANK LINES AFTER THE SEPTEMBER 30, 1996 EXPIRATION OF THE COMPANY'S CURRENT BANK LINES, THE ABILITY OF THE COMPANY TO OBTAIN DEBT, SUBORDINATED DEBT AND EQUITY CAPITAL AS AND WHEN NEEDED, AND THE ABILITY OF THE COMPANY TO BOOK NEW BUSINESS. EACH SUCH STATEMENT IS BASED ON THE CURRENT EXPECTATIONS OF THE COMPANY AND IS SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE WITHOUT LIMITATION THE FOLLOWING: GENERAL ECONOMIC CONDITIONS AND GROWTH RATES IN THE EQUIPMENT LEASING AND RELATED INDUSTRIES AND THE BUSINESSES IN WHICH THE COMPANY'S LESSEES ARE ENGAGED; FLUCTUATIONS IN PREVAILING INTEREST RATES; COMPETITIVE FACTORS AND PRICING PRESSURES; TECHNOLOGICAL AND ECONOMIC OBSOLESCENCE OF EQUIPMENT UNDER LEASE; AND INCREASED GOVERNMENT REGULATION.

                            ------------------------

              The date of this Proxy Statement is August 9, 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................     1
THE SPECIAL MEETING...................................................................     9
  Date, Place and Time................................................................     9
  Matters to be Considered at the Meeting.............................................     9
  Record Date; Voting at the Meeting..................................................     9
  Vote Required.......................................................................     9
  Solicitation, Revocation and Use of Proxies.........................................    10
THE PARTIES...........................................................................    11
  The Company.........................................................................    11
  FINOVA..............................................................................    11
  Merger Sub..........................................................................    11
SPECIAL FACTORS.......................................................................    12
  Background; Reasons for the Merger..................................................    12
  Structure of the Transaction........................................................    17
  Recommendation of the Board of Directors............................................    17
  Opinion of Financial Advisor........................................................    19
  Interests of Certain Persons in the Merger..........................................    26
  Certain Federal Income Tax Consequences.............................................    31
THE MERGER............................................................................    32
  General.............................................................................    32
  Stockholder Meeting; Closing; Effective Time........................................    32
  Conversion and Cancellation of Securities; Merger Price.............................    32
  Dissenting Shares...................................................................    32
  Surrender of Certificates; Payment..................................................    33
  Options and Warrants................................................................    33
  Representations and Warranties......................................................    34
  Additional Agreements...............................................................    35
  Conditions to Closing...............................................................    37
  Per Share Amount....................................................................    39
  Termination, Amendment and Waiver...................................................    41
  Source and Amount of Funds..........................................................    44
  Accounting Treatment................................................................    44
  Regulatory Approval.................................................................    44
  Appraisal Rights of Dissenting Stockholders.........................................    44
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT...........................    47
BUSINESS OF THE COMPANY...............................................................    49
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
  THE COMPANY.........................................................................    53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    54
INDEPENDENT ACCOUNTANTS...............................................................    61
STOCKHOLDER PROPOSALS FOR THE 1997 MEETING............................................    61
OTHER MATTERS.........................................................................    61
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-1
ANNEX A -- Agreement and Plan of Merger...............................................   A-1
ANNEX B -- Fairness Opinion of Kropschot Financial Services...........................   B-1
ANNEX C -- Section 262 of the Delaware General Corporation Law........................   C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and the documents incorporated herein by reference. This summary does not contain a complete statement of all material information relating to the Merger and the transactions related thereto. Reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing in this Proxy Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings set forth elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

THE PARTIES

     The Company. The Company is engaged in the business of leasing essential equipment to customers in its specialized markets which include technology based corporations, research facilities and health care providers. The Company's lease portfolio consists of equipment leased to customers engaged in electronics, life sciences, healthcare, and industrial and commercial businesses.

     The Company leases equipment, much of it advanced technology, generally ranging from $100,000 to $2 million in cost. As of June 30, 1996, the Company's lessees had on lease an aggregate of $283 million of equipment (based on original acquisition cost), over an average initial lease term of 53 months. The Company has approximately 374 different lessees, of which no one lessee represented more than 10% of the Company's total revenues in 1995.

     The Company was incorporated under the laws of the State of Delaware on August 29, 1986 as Financing for Science and Industry, Inc. and changed its name in April 1993 to Financing for Science International, Inc. Its principal executive offices are located at 10 Waterside Drive, Farmington, Connecticut, 06032-3065, telephone number (860) 676-1818. See "Business of the Company."

     FINOVA. FINOVA was incorporated under the laws of the State of Delaware in 1965 and is the successor to a California corporation that commenced operations in 1954. FINOVA is a wholly owned subsidiary of The FINOVA Group Inc. FINOVA is a financial services company primarily engaged in providing collateralized financing and leasing products to commercial enterprises in focused market niches with its business principally in the United States. The principal executive offices of FINOVA are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number (602) 207-4900.

     Merger Sub. FINOVA Business Credit Corp. is an inactive subsidiary of FINOVA which was incorporated under the laws of the State of Delaware in 1992. Merger Sub will be used for the purpose of effecting the Merger, pursuant to which Merger Sub will be merged with and into the Company. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's principal executive offices are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number
(602) 207-4900.

THE SPECIAL MEETING

     Date, Place and Time. The Special Meeting will be held on August 29, 1996 at 10:00 a.m., local time, at The Farmington Inn, 827 Farmington Avenue, Farmington, Connecticut 06032.

     Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement by and among the Company, FINOVA and Merger Sub, a copy of which is attached to this Proxy Statement as Annex A, and the transactions contemplated thereby. See "The Special Meeting -- Matters to be Considered at the Meeting."

     Record Date; Quorum. The close of business on July 22, 1996 has been fixed as the Record Date for determining the holders of shares of Common Stock entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, 5,394,600 shares of Common Stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of the holders of 33 1/3 percent of the total number of shares of Common

Stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. See "The Special Meeting -- Record Date; Voting at the Meeting."

     Proxies. Shares of Common Stock represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" approval of the Merger Agreement and the transactions contemplated thereby. See "The Special Meeting -- Record Date; Voting at the Meeting."

     Required Vote. Approval of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of the majority of the outstanding shares of Common Stock. The Principal Stockholders have each entered into a Principal Stockholder Voting Agreement with FINOVA, pursuant to which each Principal Stockholder has agreed to vote, or cause to be voted, all shares of Common Stock owned by him or it of record or beneficially in favor of the Merger Agreement and the Merger. As of the Record Date, the Principal Stockholders are the beneficial owners of an aggregate of 2,867,200 shares of Common Stock, or approximately 53.1% of the outstanding shares of the Common Stock of the Company. Thus, the Principal Stockholders have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholders. See "The Special Meeting -- Vote Required" and "Special Factors -- Interests of Certain Persons in the Merger -- Principal Stockholder Voting Agreements."

SPECIAL FACTORS

     Background of the Merger. The terms of the Merger Agreement resulted from arms-length negotiations between representatives of FINOVA and the Company. See "Special Factors -- Background; Reasons for the Merger."

     Purpose and Structure of the Transaction. FINOVA's purpose for the transaction is to acquire beneficial ownership of 100% of the equity of the Company. The transaction has been structured as a merger in part because it ensures that FINOVA, through Merger Sub, will acquire beneficial ownership of 100% of the equity of the Company in a single transaction pursuant to which the stockholders of the Company will receive cash consideration in exchange for their shares of Common Stock. See "Special Factors -- Structure of the Transaction."

     Recommendation of the Board of Directors. The Board of Directors of the Company has unanimously determined that the terms of the Merger, as set forth in the Merger Agreement, are fair to, and in the best interests of, the Company's stockholders. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors unanimously recommends that the stockholders of the Company vote "FOR" the approval and adoption of the Merger Agreement and the transactions contemplated thereby. For a discussion of the factors considered by the Board of Directors in making its determination, see "Special Factors -- Recommendation of the Board of Directors."

     Opinion of Financial Advisor. The Board of Directors of the Company has retained Kropschot Financial Services to act as its financial advisor. On May 3 and May 17, 1996, KFS orally advised the Board of Directors, and issued written opinions dated May 3 and May 10, to the effect that the consideration to be paid by FINOVA to the stockholders of the Company pursuant to the Merger Agreement is fair to the stockholders of the Company from a financial point of view. At the request of the Board of Directors, KFS rendered an updated written opinion, dated as of June 17, 1996, to the same effect. Attached to this Proxy Statement as Annex B is a copy of the opinion of KFS, updated as of the date of this Proxy Statement, setting forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by KFS in rendering such opinion. The Company's stockholders are urged to read such opinion in its entirety. See "Special Factors -- Opinion of Financial Advisor."

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors with respect to the Merger, the Company's stockholders should be aware that certain members of the Company's management and its Board of Directors have certain interests summarized below that are in addition to or different from the interests of stockholders generally and that may present them with potential conflicts of interest in connection with the Merger. For a more detailed discussion of such interests, see "Special Factors -- Interests of Certain Persons in the Merger." In making its recommendation in favor of the Merger, the Board of Directors of the Company recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Merger to the Company's stockholders.

     Consulting Agreement. Barry R. Bronfin, Sc.D., Chairman of the Company, and FINOVA have entered into a Consulting Agreement, dated May 19, 1996, pursuant to which Dr. Bronfin has agreed to act as a consultant to FINOVA and its affiliates for a period commencing on the Closing Date and ending on December 31, 1997. Dr. Bronfin will be compensated at the rate of $100,000 per annum from the period from the Closing Date through December 31, 1996 and at the rate of $40,000 per annum for the remainder of the Consulting Period. The Consulting Agreement prohibits Dr. Bronfin from competing directly or indirectly with FINOVA or its affiliates or from having a substantial direct or indirect interest in any business competing with the business being conducted by FINOVA or its affiliates. See "Special Factors -- Interests of Certain Persons in the Merger -- Consulting Agreement Between FINOVA and Dr. Bronfin; Employment Termination Agreement."

     Change of Control Agreement. Robert W. Maxwell and the Company have entered into a Change of Control Agreement, dated May 19, 1996. Mr. Maxwell is the President and a Director of the Company. The Change of Control Agreement generally provides that Mr. Maxwell may continue to serve as an executive of the Company for a specified period following a "Change of Control" of the Company, which would include the Merger if consummated as described in the Merger Agreement. Under the Change of Control Agreement, Mr. Maxwell is to serve in such capacity for a term commencing on the first date on which a Change of Control occurs and expiring on the first anniversary of such date. During the employment term, Mr. Maxwell will have the right to be employed as the President of the Company or in some other executive capacity and his salary will be equal to his salary in effect immediately prior to the Change of Control. See "Special Factors -- Interests of Certain Persons in the Merger -- Change of Control Agreement Between the Company and Mr. Maxwell."

     Principal Stockholder Voting Agreements. As an inducement to FINOVA and Merger Sub to enter into the Merger Agreement, the Principal Stockholders have each entered into a Principal Stockholder Voting Agreement with FINOVA, pursuant to which each Principal Stockholder has agreed, among other things, to vote, or cause to be voted, all shares of Common Stock owned by him or it of record or beneficially in favor of the Merger Agreement and the Merger so long as the Merger Agreement is not amended adversely to such Principal Stockholder. As of the Record Date, the Principal Stockholders are the beneficial owners of an aggregate of 2,867,200 shares of Common Stock, or approximately 53.1% of the outstanding shares of Common Stock of the Company.

     The Principal Stockholders consist of Electra Investment Trust, P.L.C., Barry R. Bronfin, AMEV Venture Associates III, L.P and AMEV Venture
Associates - III International, L.P. Dr. Bronfin is the Chairman of the Company. Ms. Diane M. Smith is a Senior Vice President of Electra, Inc., an affiliate of Electra Investment Trust, P.L.C. Mr. Martin S. Orland is the President and Chief Executive Officer of Fortis Private Capital, Inc., an affiliate of both of the aforementioned AMEV partnerships. Ms. Smith and Mr. Orland also serve as members of the Board of Directors of the Company. The Principal Stockholders' obligations pursuant to each Principal Stockholder Voting Agreement terminate upon the earlier of the Effective Time of the Merger or the termination of the Merger Agreement, but in no event later than October 31, 1996. See "Special Factors -- Interests of Certain Persons in the Merger -- Principal Stockholder Voting Agreements."

     Subsidy Payment Agreement. The Merger Agreement provides that FINOVA and Merger Sub are not obligated to proceed with and consummate the Merger if, among other things, the Per Share Amount is less than $6.35. See "The
Merger -- Conditions to Closing -- Conditions to the Obligations of the Company" and "-- Per Share Amount." As an inducement for the Company to enter into the Merger Agreement, Dr. Bronfin and the Company have entered into the Subsidy Payment Agreement, pursuant to which Dr. Bronfin has agreed to make a Subsidy Payment to the Company in an amount up to $250,000 in the event that the Per Share Amount is less than $6.35, such that the Per Share Amount following the Subsidy Payment shall be not less than $6.35. However, there can be no assurance that the Subsidy Payment will be sufficient to close any shortfall in the Per Share Amount from $6.35. The Merger Agreement expressly provides that any Subsidy Payment made under the Subsidy Payment Agreement shall be counted in the calculation of the Per Share Amount. See "Special
Factors -- Interests of Certain Persons in the Merger -- Subsidy Payment Agreement Between the Company and Dr. Bronfin."

     Modification and Release Agreements. As a condition precedent to the consummation of the Merger and in contemplation of entering into the Merger Agreement, the Company has entered into separate Modification and Release Agreements with Sands Brothers & Co., Ltd. and RAS Securities Corp., pursuant to which Sands and RAS have each agreed, from and after the Effective Time of the Merger, to release the Company from certain rights each may have under or by virtue of various investment banking agreements entered into in connection with the Initial Public Offering of the Company's securities in May 1994. The consideration to be received by Sands and RAS is $300,000 and $50,000, respectively, payable at the closing held in connection with the Merger. The Co-Chairman and Chief Executive Officer of Sands is Steven B. Sands, who is also a member of the Board of Directors of the Company. See "Special
Factors -- Interests of Certain Persons in the Merger -- Modification and Release Agreements with Underwriters."

     Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, each option granted under an Employee Plan (as defined in the Merger Agreement) by the Company to purchase shares of Common Stock, which is then outstanding, whether or not vested or exercisable, shall become vested and exercisable in accordance with its terms, shall be cancelled and the holder thereof shall be entitled to receive from the Company immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of (a) the Merger Price multiplied by the number of shares of Common Stock subject to such option, over (b) the exercise price of such option multiplied by the number of shares of Common Stock subject thereto. The following table sets forth the number of in the money stock options held by each officer and director of the Company as of the Record Date, the average exercise prices of such options and the amount of cash which each such officer and director will be entitled to receive by virtue of the Merger:

                                                                                       CASH PAYABLE
                                                        NUMBER OF      AVERAGE       UPON CONSUMMATION
                    NAME AND TITLE                       OPTIONS    EXERCISE PRICE     OF THE MERGER
- ------------------------------------------------------  ---------   --------------   -----------------
Joseph A. Gilbertie...................................    48,000        $ 3.88          $120,918.75
  Vice President and Controller
Kevin P. Kickery......................................    92,500        $ 2.07          $373,949.38
  Vice President -- National Sales and Managing
  Director -- Healthcare
Robert S. Lees, M.D...................................     2,000        $ 3.91          $  4,987.50
  Director and Chairman of the Company's Scientific
  Advisory Board
Christopher M. Mathieu................................    25,000        $ 3.03          $ 84,375.00
  Vice President -- Director of Finance
Robert W. Maxwell.....................................   164,000        $ 2.49          $603,475.00
  President and Chief Operating Officer, Chief
  Financial Officer, Chief Accounting Officer and
  Director
Gerald A. Michaud.....................................    11,000        $ 2.91          $ 38,384.38
  Vice President -- Sales and Marketing and Managing
  Director -- Biotechnology
Robert D. Pomeroy, Jr. ...............................   109,000        $ 2.56          $395,211.25
  Senior Vice President -- Director of Marketing
Richard Schwartz......................................   111,000        $ 2.49          $410,490.63
  Senior Vice President, Secretary and General Counsel
Duane E. Starr........................................     7,500        $ 3.19          $ 24,093.75
  Senior Vice President -- Asset Management and Credit

     Certain Federal Income Tax Consequences. If the Merger is completed, each stockholder of the Company of record at the Effective Time will recognize gain or loss for federal income tax purposes equal to the difference, if any, between
(a) such stockholder's adjusted basis in such stockholder's Common Stock and (b) the cash payable to such stockholder as a result of the Merger. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION. SEE "SPECIAL FACTORS -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

     Certain Other Effects of the Merger. If the Merger is consummated, the Company's stockholders will not have the opportunity to continue in their equity interest in the Company as an independent entity and therefore will not share in any future earnings and growth of the Company. Moreover, if the Merger is consummated, public trading of the Common Stock will cease, the Common Stock will not be listed on the Nasdaq Stock Market, and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, will be terminated.

THE MERGER

     General. Upon completion of the Merger, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and FINOVA will own 100% of the issued and outstanding capital stock of the Company. The Company, as the surviving corporation, will succeed to all rights and obligations of Merger Sub. See "The Merger -- General."

     Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware. The Certificate of Merger will be filed as soon as practicable after the requisite approval of the stockholders of the Company at the Special Meeting is obtained and all other conditions precedent to the completion of the Merger have been satisfied or, if permissible, waived. See "The Merger -- Stockholder Meeting; Closing; Effective Time," "-- Conditions to Closing" and "-- Termination, Amendment and Waiver."

     Treatment of Securities in the Merger; Merger Price. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time and shares of Common Stock held by stockholders, if any, who properly perfect their dissenters' rights of appraisal under Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the stockholder, be converted into the right to receive $6.40 in cash, without interest. See "The
Merger -- Conversion and Cancellation of Securities; Merger Price."

     Surrender of Certificates; Payment. As soon as reasonably practicable after the Effective Time, the Paying Agent will send a transmittal form to each record holder of Common Stock as of the Effective Time, together with instructions setting forth the procedures for exchanging such holder's certificates for the cash consideration payable to such holder pursuant to the Merger Agreement. Upon the proper delivery and surrender of such certificates, together with a duly completed and executed transmittal form, to the Paying Agent, such holder will promptly receive the Merger Price for each share of Common Stock previously represented by the certificates so surrendered. See "The Merger -- Surrender of Certificates; Payment."

     Warrants. In connection with the Merger, the Board of Directors of the Company has taken action to reduce the exercise price of all of the Company's outstanding Redeemable Warrants issued in the Initial Public Offering from $8.25 to $6.30 per share, subject to consummation of the Merger. If the Merger is consummated, holders of any Redeemable Warrants will be permitted to exercise such warrants in accordance with their terms, at an exercise price equal to $6.30 per share, after the Effective Time of the Merger and will be entitled to receive the Merger Price in return therefor. The Company promptly after the Effective Time will provide notice of the reduction of the exercise price to each registered holder of Redeemable Warrants at his, her or its last address on the record books of the warrant agent, State Street Bank and Trust Company, by ordinary first class mail. The Company and its advisors are investigating potential ways in which to streamline and facilitate the exercise of the Redeemable Warrants. As of the Record Date, an aggregate of 2,687,500 Redeemable Warrants were issued and outstanding, 41,500 of which were held by Company officers and directors and none of which were held of record by the Underwriters of the Company's Initial Public Offering. See "The Merger -- Options and Warrants" and "Special Factors -- Interests of Certain Persons in the Merger -- Options and Warrants."

     Conditions to Closing; Per Share Amount. The obligations of the parties to consummate the Merger are subject to the satisfaction of a number of conditions precedent, including without limitation, the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock. In addition, FINOVA and Merger Sub are not obligated to proceed with and consummate the Merger if, among other things, the number of Dissenting Shares is greater than 10% of the number of issued and outstanding shares of Common Stock or delinquencies in lease payments due and owing to the Company exceed 4.25% of total lease contracts receivable as of the Closing Date. See "The
Merger -- Conditions to Closing" and "-- Appraisal Rights of Dissenting Stockholders."

     FINOVA and Merger Sub also are not obligated to proceed with and consummate the Merger if, among other things, the Per Share Amount is less than $6.35. See "The Merger -- Per Share Amount." As an inducement for the Company to enter into the Merger Agreement, Dr. Bronfin and the Company have entered into the Subsidy Payment Agreement, pursuant to which Dr. Bronfin has agreed to make a payment to the Company in an amount up to $250,000 in the event that the Per Share Amount is less than $6.35, such that the Per Share Amount shall not be less than $6.35. However, there can be no assurance that the Subsidy Payment will be sufficient to close any shortfall in the Per Share Amount from $6.35. See "Special
Factors -- Interests of Certain Persons in the Merger -- Subsidy Payment Agreement Between the Company and Dr. Bronfin." The Merger Agreement expressly provides that, in the event that such a Subsidy Payment is made, it shall be counted in the calculation of the Per Share Amount. See "The
Merger -- Conditions to Closing" and "-- Per Share Amount."

     The Per Share Amount is intended to function as an objective means by which
(a) the Company's stockholders could receive payment for the projected increase in value of the Company from December 31, 1995 (which was the date of the most recent financial information utilized by FINOVA in connection with its internal financial investigation and valuation of the Company prior to the execution of the Merger Agreement) to the Closing Date and (b) FINOVA could assure itself that the projected increase in value upon which FINOVA relied in part in agreeing to the Merger Price would actually take place. The calculation reflects the premise that FINOVA valued the Company at $6.00 per share as of December 31, 1995. The calculation then adds to that amount the Company's pre-tax earnings generated during the period commencing on January 1, 1996 and ending on the Closing Date plus the amount, if any, by which the Company's general unallocated reserves exceed $1,500,000 on the Closing Date. In calculating the Company's earnings during this period, the Merger Agreement provides for certain adjustments, which are intended, to the extent possible, to ensure that such adjusted pre-tax earnings create additional value in the Company. Based on the Company's then-current projections, FINOVA agreed to fix the Merger Price at $6.40 per share. The Per Share Amount attempts to ensure that the value of the Company, in fact, increases by at least $.35 per share, as calculated in accordance with the Merger Agreement. If the Per Share Amount does not equal or exceed $6.35 (after giving effect to the Subsidy Payment), FINOVA and Merger Sub are not obligated to proceed with and consummate the Merger. See "The
Merger -- Conditions to Closing" and "-- Per Share Amount."

     Termination; Fees and Arbitration. The Merger Agreement may be terminated prior to the closing of the transactions contemplated thereby under certain circumstances. If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay FINOVA various termination fees up to $1.5 million. See "The Merger -- Termination, Amendment and
Waiver -- Termination Fees." The Merger Agreement also provides that any claims or disputes arising out of the Merger Agreement, with limited exceptions, shall be resolved through binding arbitration wherein the parties expressly waive their rights to a trial by jury. See "The Merger -- Termination, Amendment and Waiver -- Arbitration."

     Source of Funds. FINOVA expects to pay the Merger Price to the holders of all shares of Common Stock and Common Stock equivalents from its available cash balances and borrowing from available sources. FINOVA's available cash balances and unused borrowing capacity substantially exceed the aggregate Merger Price. See "The Merger -- Source and Amount of Funds."

     Accounting Treatment. The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

     Regulatory Approvals. Under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, the Merger may not be consummated until notifications have been given and certain information provided to the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice and specified waiting periods have been satisfied. The Company and FINOVA have provided such notifications and information, and the waiting period under the HSR Act expired on July 7, 1996. See "The Merger -- Regulatory Approvals."

     Appraisal Rights. Each holder of shares of Common Stock who does not vote in favor of the Merger Agreement and who complies with certain statutory procedures set forth in Section 262 of the DGCL, a copy of which is attached hereto as Annex C, will be entitled to receive the "fair value" of such shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S RIGHT TO DEMAND APPRAISAL OF SUCH STOCKHOLDER'S SHARES OF COMMON STOCK. HOLDERS OF THE REDEEMABLE WARRANTS DO NOT HAVE APPRAISAL RIGHTS UNDER THE DGCL.

     Stockholders desiring to exercise appraisal rights must (i) not vote in favor of adoption of the Merger Agreement and (ii) deliver to the Company at 10 Waterside Drive, Farmington, Connecticut 06302-3065, prior to the vote upon the Merger Agreement, a written demand for appraisal. Any such holder must be the record holder on the date the written demand is made, and must continue to hold such shares through the Effective Time. Within 10 days after the Effective Time, the Company, as the surviving corporation, will be required to notify each stockholder who has complied with the provisions of Section 262 of the DGCL and who has not voted in favor of the Merger Agreement as of the Effective Time. Within 120 days after the Effective Time, any stockholder who has complied with the requirements for the exercise of appraisal rights will be entitled to receive, upon written request, a statement from the Company setting forth the number of shares of Common Stock not voted in favor of the Merger Agreement as to which demands for appraisal have been received, along with the number of holders of such shares of Common Stock.

     Within 120 days of the Effective Time if the Merger is consummated, but not thereafter, the Company or any stockholder who has complied with the requirements for the exercise of appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Stock. The Company is under no obligation to, and has no present intention to, file an appraisal petition. If a petition for appraisal is timely filed by a stockholder entitled to do so, the Delaware Court of Chancery will hold a hearing to determine which stockholders are entitled to appraisal rights and will also determine the "fair value" of the Company's Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid thereon. Any such value may be more than, less than or equal to the Merger Price to be received by stockholders in the Merger.

     A stockholder may withdraw a demand for appraisal by delivering a written withdrawal to the Company, however, any attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of the Company. Any stockholder who properly demands appraisal rights and thereafter fails to perfect such rights will be entitled to receive the Merger Price specified in the Merger Agreement. See "The Merger -- Appraisal Rights of Dissenting Stockholders."

MARKET PRICES OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock trades on the Nasdaq National Market section of the Nasdaq Stock Market under the symbol FFSI. The Company's Redeemable Warrants trade on the Nasdaq National Market section of the Nasdaq Stock Market under the symbol FFSIW. The following table sets forth for the periods indicated the high and low sales prices of the Common Stock and the Redeemable Warrants as reported on the Nasdaq National Market.

                                                     COMMON STOCK         REDEEMABLE WARRANTS
                                                  -------------------     -------------------
                                                   HIGH         LOW        HIGH         LOW
                                                  -------     -------     -------     -------
    First Quarter 1996..........................  $6.375      $5.125      $.625       $.09375
    Second Quarter 1996.........................  $5.750      $3.875      $.75        $.375
    Third Quarter 1996 (through August 2,
      1996).....................................  $6.3125     $6.0625     $.1250      $.09375
    Year Ended December 31, 1995................  $5.6875     $2.50       $.71875     $.1875
    First Quarter...............................  $4.00       $2.75       $.4375      $.1875
    Second Quarter..............................  $4.6875     $2.50       $.625       $.21875
    Third Quarter...............................  $5.6875     $3.875      $.71875     $.375
    Fourth Quarter..............................  $5.625      $4.00       $.71875     $.375
    Year Ended December 31, 1994................  $6.75       $2.875      $.75        $.1215
    Second Quarter (from May 20, 1994)..........  $6.75       $5.375      $.75        $.25
    Third Quarter...............................  $5.625      $3.50       $.5625      $.3125
    Fourth Quarter..............................  $3.75       $2.875      $.4375      $.1215

     As of the Record Date, there were 36 holders of record and approximately 1,100 beneficial owners of the Common Stock, and 28 holders of record of the Redeemable Warrants.

     The Company has never paid a cash dividend to stockholders and does not anticipate paying such dividends in the foreseeable future. The Company's revolving credit facility for short-term financing restricts the Company from paying cash dividends.

     On May 17, 1996, the last full trading day prior to the public announcement by the Company and FINOVA that they had entered into the Merger Agreement, both the high and low sales prices for the Common Stock as reported on the Nasdaq National Market each were $6.125 and both the high and low sales prices for the Redeemable Warrants as reported on the Nasdaq National Market each were $.594.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

     The Special Meeting will be held at 10:00 a.m., local time, on August 29, 1996, at The Farmington Inn, 827 Farmington Avenue, Farmington, Connecticut.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Special Meeting, holders of Common Stock as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

RECORD DATE; VOTING AT THE MEETING

     The Board of Directors has fixed the close of business on July 22, 1996 as the Record Date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. On the Record Date, 5,394,600 shares of Common Stock were issued and outstanding, which shares were held by approximately 36 holders of record. Shares of Common Stock are the only outstanding voting securities of the Company.

     Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of thirty-three and one-third percent (33 1/3%) of the total number of shares of Common Stock issued and outstanding and entitled to vote, is necessary to constitute a quorum for the transaction of business at the Special Meeting. THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER, AS SET FORTH IN THE MERGER AGREEMENT, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     HOLDERS OF COMMON STOCK ON THE RECORD DATE WILL BE ENTITLED TO DISSENTERS' RIGHTS OF APPRAISAL UNDER THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") IN CONNECTION WITH THE MERGER. STOCKHOLDERS OF THE COMPANY WHO VOTE IN FAVOR OF THE MERGER AGREEMENT, HOWEVER, WILL WAIVE THEIR DISSENTERS' RIGHTS. SEE "THE MERGER--APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS."

     This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Special Meeting. All shares of Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required under the DGCL to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Principal Stockholders have each entered into a Principal Stockholder Voting Agreement with FINOVA, pursuant to which each Principal Stockholder has agreed (a) not to sell, pledge, transfer, assign, encumber or otherwise alienate any shares of Common Stock owned by him or it of record or beneficially, and (b) to vote, or cause to be voted, all shares of Common Stock owned by him or it of record or beneficially in favor of the Merger Agreement and the Merger. As of the Record Date, the Principal Stockholders are the beneficial owners of an aggregate of 2,867,200 shares of Common Stock, or approximately 53.1% of the outstanding shares of Common Stock of the Company. Thus, the Principal Stockholders have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholders.

SOLICITATION, REVOCATION AND USE OF PROXIES

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     A stockholder may revoke any proxy given pursuant to this solicitation at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation or delivering to the Company a duly executed proxy representing such stockholder's shares of Common Stock and bearing a later date. Furthermore, a stockholder giving a proxy may revoke such proxy by attending the Special Meeting and voting his or her shares in person. Any written notice of revocation or subsequent proxy should be delivered to Financing for Science International, Inc., 10 Waterside Drive, Farmington, Connecticut 06032-3065, before the taking of the vote at the Special Meeting.

                                   IMPORTANT
              STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                            WITH THEIR PROXY CARDS.

                                  THE PARTIES

THE COMPANY

     The Company is engaged in the business of leasing essential equipment to customers in its specialized markets which include technology based corporations, research facilities and health care providers. The Company's lease portfolio consists of equipment leased to customers engaged in electronics, life sciences, healthcare, and industrial and commercial businesses.

     The Company leases equipment, much of it advanced technology, generally ranging from $100,000 to $2 million in cost. As of June 30, 1996, the Company's lessees had on lease an aggregate of $283 million of equipment (based on original acquisition cost), over an average initial lease term of 53 months. The Company has approximately 374 different lessees, of which no one lessee represented more than 10% of the Company's total revenues in 1995.

     The Company was incorporated under the laws of the State of Delaware on August 29, 1986 as Financing for Science and Industry, Inc. and changed its name in April 1993 to Financing for Science International, Inc. Its principal executive offices are located at 10 Waterside Drive, Farmington, Connecticut 06032-3065, telephone number (860) 676-1818. See "Business of the Company."

FINOVA

     FINOVA was incorporated under the laws of the State of Delaware in 1965 and is the successor of a California corporation that commenced operations in 1954. FINOVA is a wholly owned subsidiary of The FINOVA Group Inc. FINOVA is a financial services company primarily engaged in providing collateralized financing and leasing products to commercial enterprises in focused market niches with its business principally in the United States.

     FINOVA extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 and $35,000,000. FINOVA also offers sales financing programs to manufacturers, distributors, vendors and franchisors which facilitate sales of their products to customers. FINOVA currently operates primarily in 14 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables it to differentiate itself from its competitors to command product pricing which provides a satisfactory spread over its borrowing costs.

     FINOVA generates interest and other income through charges assessed on outstanding loans, loan servicing, leasing and other fees. FINOVA's primary expenses are the costs of funding its loan and lease business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

     The principal executive offices of FINOVA are located at The FINOVA Group Inc., 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number (602) 207-4900.

MERGER SUB

     Merger Sub is an inactive subsidiary of FINOVA which was incorporated under the laws of the State of Delaware in 1992. Merger Sub will be used for the purpose of effecting the Merger, pursuant to which Merger Sub will be merged with and into the Company. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's principal executive offices are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number (602) 207-4900.

                                SPECIAL FACTORS

BACKGROUND; REASONS FOR THE MERGER

     The Company's leasing activities have required significant amounts of capital. Since the Company's investments in substantially all of its leased assets have been leveraged with borrowings, its ability to generate new lease transactions has been heavily dependent on credit availability.

     The Company grew rapidly from its inception in 1986 through mid-1991. During 1991 and 1992, however, growth slowed when the Company's ability to fund new leases was restricted severely due to the widespread reduction in bank lending in the northeastern United States. By September 1992, the Company had restored its borrowing capacity with a new multi-bank revolving credit facility for the temporary funding of new leases, enabling the Company to expand its marketing activities.

     In May and June of 1994, the Company completed an initial public offering (the "Initial Public Offering") of 2,500,000 shares of Common Stock at a price of $6.40 per share and 2,687,000 redeemable common stock purchase warrants (the "Redeemable Warrants") at a price of $0.10 per warrant. The Initial Public Offering provided the Company with approximately $13.5 million of additional capital to continue the growth of the Company.

     The Company's earnings before income taxes and extraordinary items declined from $3.7 million for the year ended December 31, 1993 to $1.0 million for the year ended December 31, 1994. The Company recorded a loss before income taxes for the year ended December 31, 1995. Several factors contributed to this decline in earnings. In 1994, results were negatively impacted by the creation of a $1 million provision for losses resulting from the discontinuance of certain of the Company's foreign operations. In 1995, results were negatively impacted by the creation of a provision for losses relating to the carrying value of assets resulting from the sale of Company-owned diagnostic imaging centers and the additional provision for losses on the Company's medical lease portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     While the provisions for losses accrued in 1995 depressed 1995's earnings, the losses had the effect of reducing the burden of depreciation and other charges in 1996 and thereafter. Despite the resulting improved outlook for 1996, the Board of Directors believed that it was unclear whether the Company would be able to raise sufficient equity capital for the Company to grow in its increasingly competitive environment. Furthermore, it appeared likely that in light of the depressed trading level of the Common Stock, additional equity capital would have a dilutive effect on Company stockholders. Accordingly, the Board decided to examine certain strategic alternatives.

     On December 7, 1995, the Executive Committee of the Board of Directors met in New York City to discuss the future strategic direction of the Company. The Executive Committee is chaired by Mr. John M. Randolph and its other members are Mr. Martin S. Orland and Ms. Diane M. Smith. Also present at the meeting were Barry R. Bronfin, Sc.D., Chairman of the Company, Mr. Robert W. Maxwell, President of the Company, and Mr. Steven B. Sands, a Director of the Company and Co-Chairman of Sands Brothers & Co. Ltd. ("Sands"), the Company's investment banking firm. The Executive Committee directed Dr. Bronfin and Mr. Randolph to explore, on an informal basis, potential strategic alliances through their wide range of contacts in the leasing industry. The Company did not engage Sands or any other investment banker to assist in any such explorations or in effecting the Merger.

     Subsequent to the December 7 meeting of the Executive Committee, Dr. Bronfin and Mr. Randolph contacted, both in person and by telephone, ten potential strategic partners, including FINOVA. Each such potential strategic partner was informed that the Board of Directors would likely be receptive to an acquisition proposal providing for a per share consideration in excess of $7.00, but the Company imposed no specific terms and conditions on its willingness to hold discussions with any potential strategic partner. Further, the Company contacted five investment bankers and consultants, which agreed, without formal engagement, to discuss the Company's publicly disclosed financial information with certain of their domestic and international clients to solicit interest in a merger with, or an acquisition of, the Company. With the exception of FINOVA, however, no potential strategic partner or other third party made a specific acquisition proposal for the Company. In most instances, the potential strategic partners contacted indicated that there was not believed to be a strategic fit between the potential strategic partners and the Company, either because of the technologically advanced nature of the Company's leasing business or its risk profile. The Company's customers include health care providers and other technology based users, some of which do not have access to traditional financing sources. The Company's reliance on this segment of its customer base may be perceived to involve a high degree of credit risk.

     The first meeting between representatives of the Company and FINOVA was held on January 24, 1996 following an initial telephone call from Dr. Bronfin to Mr. Samuel L. Eichenfield, President and Chief Executive Officer of FINOVA, on January 3, 1996. Dr. Bronfin was aware of FINOVA and its business through his familiarity with the leasing industry, and he had become acquainted with Mr. Eichenfield through their mutual participation in industry related associations and organizations. Dr. Bronfin called Mr. Eichenfield to inquire on a preliminary basis whether FINOVA would be interested in discussing a potential affiliation or acquisition of the Company. At the meeting, the Company was represented by Dr. Bronfin and Mr. Maxwell, and FINOVA was represented by Mr. Eichenfield and Mr. Robert E. Radway, Senior Vice President of FINOVA. The meeting was followed by the Company's providing certain information to FINOVA. Such information included copies of the Company's recent periodic reports filed under the Securities Exchange Act of 1934, detailed data concerning the Company's lease portfolio and certain projected financial information. The discussions between representatives of the Company and FINOVA resulted in the conclusion that there was a significant strategic fit between the two companies. The niche markets serviced by the Company were those that FINOVA wanted to pursue. FINOVA indicated, however, that it was interested only in an acquisition of the Company, and that it was not interested in any other type of strategic affiliation with the Company. The parties commenced negotiations concerning a potential acquisition of the Company during March, 1996.

     On March 18, 1996, Messrs. Eichenfield and Radway met with Dr. Bronfin and Mr. Randolph in Phoenix, Arizona. These representatives of the parties discussed several issues related to a potential acquisition of the Company by FINOVA, including pricing mechanisms and structural matters. Although no specific agreement was reached, Dr. Bronfin and Mr. Randolph indicated that the Company would not accept any proposal to acquire the Company at a per share price that was less than the per share price at which shares of Common Stock were offered and sold in the Initial Public Offering.

     On March 21, 1996, FINOVA indicated that it was prepared to offer a value of $6.10 per share for 100% of the Company's outstanding Common Stock and Common Stock equivalents, subject to the negotiation of a definitive merger agreement containing customary terms and conditions and the completion of a "due diligence" review of the Company. The form of the consideration (cash or FINOVA common stock or a combination of both) was left open, although FINOVA indicated that, in the event the transaction were to be structured as a stock transaction, the Company would be required to terminate the Company's outstanding Redeemable Warrants and certain additional warrants held by the underwriters of the Initial Public Offering. The Company indicated its preference for a stock transaction and reiterated its position that the Company would not accept any proposal to acquire the Company at a per share price that was less than the per share price at which shares of Common Stock were offered and sold in the Initial Public Offering.

     During the rest of March and April 1996, representatives of FINOVA and the Company discussed alternative price levels and pricing mechanisms, including adjustments based on changes in the Company's stockholders equity after December 31, 1995. During this period, FINOVA advised the Company that, notwithstanding the Company's preference for a stock-for-stock transaction, FINOVA was not prepared to proceed with an acquisition of the Company except on the basis of a merger price payable solely in cash. In April 1996, FINOVA completed its initial "due diligence" review of the Company and counsel to FINOVA and the Company prepared and began negotiating draft merger documents. During March and April 1996, the Executive Committee and the full Board of the Company held four and two meetings, respectively, in person or by conference telephone, to discuss the status of, and the issues raised in, the negotiations with FINOVA.

     The Annual Meeting of Stockholders of the Company was held on May 3, 1996. Before and after the Annual Meeting, the Board met with its legal and financial advisors to discuss the status of the negotiations with FINOVA and the structure of the proposed transaction. Dr. Bronfin briefed the Board on the background of the proposed transaction and summarized the process that had been undertaken by him and Mr. Randolph at the direction of the Executive Committee. Among other things, Dr. Bronfin indicated that both he and Mr. Randolph had contacted numerous potential strategic partners and that, as of the date of the meeting, only FINOVA continued to express interest in a potential transaction on terms that were acceptable to the Company. Legal counsel to the Company briefed the Board with respect to certain legal issues associated with a potential sale of control of the Company and the terms and conditions set forth in the most recent version of the draft Merger Agreement.

     A representative of Kropschot Financial Services ("KFS"), the Company's financial advisor, presented the Board with its preliminary analysis concerning the fairness of the proposed transaction from a financial point of view. KFS based its preliminary analysis on a number of factors, including without limitation, (i) the market focus, growth opportunities and competition facing the Company, (ii) the value of the tangible and intangible assets of the Company, (iii) the earning capacity of the Company and the predictability of its earnings, (iv) acquisition values of other leasing companies, (v) the market valuation of the Company's Common Stock, and (vi) the valuations of comparable public companies. For a more detailed summary of the report of KFS, please see "Special Factors -- Opinion of Financial Advisor" below. Based on the foregoing factors and all other analyses conducted and factors considered, KFS concluded that a price of at least $6.35 per share was fair, from a financial point of view, to the stockholders of the Company.

     Mr. Maxwell presented an informal analysis of the Company's financial growth prospects assuming it were to remain independent. By necessity, Mr. Maxwell's presentation included certain estimates of the future financial performance of the Company, several of which are set forth below. These estimates were developed by Mr. Maxwell and other members of the Company's management during the first quarter of 1996 and were based on a variety of assumptions, many of which are difficult or impossible to predict accurately and are beyond the control of the Company. In light of the significant uncertainties inherent in estimates of any kind, the estimates provided below should not be relied upon by any stockholder of the Company or be regarded as a representation by the Company or any other person that the estimates would be achieved. The estimates are provided in this Proxy Statement solely because they were considered by the Board of Directors in evaluating the terms and conditions of the proposed Merger. The estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission (the "SEC") or the American Institute of Certified Public Accountants regarding financial forecasts. The Company does not, as a matter of course, publicly disclose estimates of its future financial results, and the Company does not intend to publicly update or publicly revise such estimates for any reason. KPMG Peat Marwick LLP, independent auditors for the Company, has neither examined nor compiled the information discussed below and accordingly does not express an opinion or any other form of assurance with respect thereto.

     For the year ended December 31, 1996, it was estimated that the Company would generate net earnings of $3,667,000, or approximately $.64 per share. For the year ended December 31, 1997, it was estimated that the Company would generate net earnings of $6,738,000, or approximately $1.02 per share. Finally, for the year ended December 31, 1998, it was estimated that the Company would generate net earnings of $8,715,000, or approximately $1.22 per share. Mr. Maxwell's presentation was rather informal, assumed no additional subordinated debt or equity capital was obtained, and was limited to estimates of net earnings and net earnings per share; it did not include estimates of any particular items of revenue or expense or allow for any major lease defaults.

     The forecasts presented to the Board of Directors were derived from the Company's 1996 Business Plan, as previously approved by the Board but updated to reflect current year-to-date performance. Projections were made for 1997 and 1998 using the same basic assumptions that were utilized in the preparation of the 1996 Business Plan, with projected increases in new lease originations during 1997 and 1998 of 29% and 25%, respectively. The projections were then modified to reflect an alternative capital structure (replacing a portion of the equity with long-term subordinated debt) to assess the impact of such a change on earnings per share and the trading price of the Common Stock, assuming a constant price to earnings multiple of 10.

     The alternative capital structure involved the substitution of $20 million of junior subordinated debt for approximately one-half of the Company's Common Stock that would be repurchased by the Company at $6.00 per share effective June 30, 1996 and retired. The analysis assumed a 12% interest rate on the new indebtedness, for an additional annual interest expense of $2,400,000, and a constant price to earnings multiple for the Common Stock of 10:1. Under this alternative scenario, the Company would generate reduced net earnings of $2,971,000 for the year ending December 31, 1996, but would have increased earnings per share of $.71 due to the lower number of shares that would be outstanding. For the year ending December 31, 1997, the Company would generate net earnings of $5,346,000, or $1.25 per share, and for the year ending December 31, 1998, the Company would generate net earnings of $7,323,000, or $1.53 per share. Under the alternative capital structure, the price of the Common Stock would be correspondingly higher assuming the price to earnings multiple remained the same for both the alternative and the original capital structure which many directors felt might not be realistic given the potential higher volatility of earnings due to the higher degree of leverage in the alternative capital structure. In addition to the uncertainties discussed below, a number of directors also thought that it was uncertain whether the Company would be able to purchase a sufficient number of shares of its Common Stock for an average purchase price of $6.00 per share. However, no analysis of the feasibility of such a recapitalization plan was made.

     The Board discussed the foregoing estimates and the assumptions underlying their preparation. Although the estimates provide an important source of information to be considered in evaluating the terms and conditions of the proposed Merger, it was the consensus of the Board that, for a number of reasons, the foregoing estimates should not be viewed as indicative of the likely future performance of the Company.

     As noted below, the Company has a concentration of credit exposure in a relatively small number of lessees, having a net investment of over $2 million each with 20 lessees at March 31, 1996, representing approximately one-third of the Company's $188 million total investment in direct finance leases at such date. In addition, the eight problem accounts and two "watched" accounts included in the Company's March 1996 problem account report had an aggregate net book value of over $9 million (the watched accounts neither were nor are presently delinquent). See "Special Factors -- Opinion of Financial
Advisor -- Valuation Methodology -- Value of Tangible and Intangible Assets." To achieve the projected earnings, the Company would need to avoid any significant credit losses on these and other accounts. Although the Company maintains allowances for loss reserves at levels that are deemed sufficient to meet probable losses currently evident in the portfolio, there can be no assurance that the Company's reserves would prove to be adequate.

     Moreover, to achieve the projected earnings, the Board of Directors believed the Company would also need to (a) raise additional equity, (b) renew or replace its bank lines and (c) expand its asset securitization programs. While various discussions were progressing as of the date of the meeting, the Company had no firm commitments relating to any of these matters. Company management and KFS each suggested that the Company would need to raise additional equity capital during 1997, based upon the projected growth of the Company. Assuming the Company were able to maintain its current growth rate and increase its new lease originations by approximately 25% per annum, management estimated that the debt necessary to finance that new business would approximate $100 million in 1997 and $125 million in 1998, substantially all of which the Company would hope to obtain through securitizations, including securitizations based on the issuance of commercial paper and long-term notes. The Company's existing bank lines contain a covenant which limits the Company's total indebtedness to 8.0 times the sum of its equity and subordinated debt. Assuming this limitation remained unchanged, the increased borrowings projected over the two-year period would necessitate approximately $25-$30 million in new equity (or long-term subordinated debt or a combination of equity and long-term subordinated debt) to fund the Company's operations through the end of 1998. Although the actual dilution suffered by stockholders would depend on the price at which the shares of Common Stock were offered and sold, there was substantial concern that, given the recent trading level of the Common Stock, a secondary offering of this magnitude would result in significant dilution to the Company's existing stockholders, assuming such an offering could be completed at all. The issuance of long-term subordinated debt on attractive terms was considered unlikely because, among other reasons, the Company's earnings history was uneven and substantially all of the Company's assets were pledged to secure other indebtedness. Moreover, the consent of the Phoenix Mutual Life Insurance Company as the holder of the Company's existing subordinated debt would be required for the creation of additional subordinated debt and might be difficult or costly to obtain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Asset Securitizations and Long-Term Debt."

     At the conclusion of the May 3 Board meeting, the Board of Directors authorized Dr. Bronfin and Mr. Randolph to attempt to resolve several remaining issues with FINOVA concerning the structure of the proposed transaction and to indicate that, if these issues were addressed appropriately, the Board would be willing to proceed toward the consummation of a merger agreement through which FINOVA would acquire the Company in an all cash transaction valued at $6.40 per share of Common Stock and Common Stock equivalents. Following the adjournment of the meeting, Dr. Bronfin and Mr. Randolph telephoned Mr. Radway to discuss the Company's remaining issues relating to the proposed transaction and to indicate the Company's requirements to proceed with the transaction.

     Among other things, Dr. Bronfin and Mr. Randolph indicated that the Board was unwilling to accept as a condition of the closing of the Merger which had been required by FINOVA that the Company enter into agreements with Sands Brothers & Co., Ltd. ("Sands") and RAS Securities Corp. ("RAS") terminating their investment banking relationships with the Company. Sands and RAS had in place several agreements with the Company which were originated in connection with the Initial Public Offering that would entitle one or both of them to perform various investment banking services for the Company during the five-year period following the Initial Public Offering. During the negotiations, FINOVA had consistently taken the position that the termination of those relationships was a condition precedent to FINOVA's willingness to proceed with and consummate an acquisition of the Company. See "Special Factors -- Interests of Certain Persons in the Merger -- Modification and Release Agreements with Underwriters." Dr. Bronfin and Mr. Randolph also requested several changes to the Merger Agreement intended, among other things, to limit the ability of FINOVA to withdraw from the proposed transaction after the Merger Agreement was executed and to clarify the provisions on the termination fees that would be payable by the Company in the event that the Merger Agreement was terminated under certain specified circumstances.

     The Board met telephonically on May 8, 1996 to discuss a revised draft of the Merger Agreement and FINOVA's response to the issues raised by the Company immediately following the May 3 Board meeting. Dr. Bronfin reported that, although FINOVA was willing to accede to most of the Company's requests, it was unwilling to retreat from its demand that the Company enter into agreements with Sands and RAS terminating their investment banking relationships with the Company. After a period of discussion, the Board authorized management to commence negotiations with Sands and RAS as to the terms and conditions under which they would be willing to terminate their investment banking relationships with the Company. Although Mr. Sands was present at and participated in the meeting, he excused himself from the portion of the meeting during which this issue was discussed. The Board also authorized management to continue the negotiations with FINOVA and attempt to resolve all open issues.

     On Friday, May 17, 1996, the Board met telephonically to consider and act upon the proposed Merger Agreement. At that meeting, a representative of KFS reported that, in the opinion of KFS, the consideration of $6.40 per share offered by FINOVA was fair to the Company's stockholders from a financial point of view. KFS' report was in substantially the same form as the preliminary report presented to the Board at the May 3 meeting except that it had been updated to reflect the final Merger Price and an updated analyst's report concerning the future prospects of the Company. The updated analyst's report, dated April 23, 1996, projected 1996 earnings per share of $.58, an increase of $.07 per share over the $.51 per share projected in the analyst's previous report, dated March 19, 1996. The Company's legal advisors reviewed the terms and conditions of the Merger Agreement, as well as the other agreements that were contemplated by the Merger Agreement, including (a) the Change of Control Agreement proposed to be entered into between the Company and Mr. Maxwell, (b) the Consulting Agreement proposed to be entered into between FINOVA and Dr. Bronfin, (c) the Employment Termination Agreement proposed to be entered into between the Company and Dr. Bronfin, (d) the Principal Stockholder Voting Agreements proposed to be entered into between the Company and each of the Principal Stockholders, and (e) the Subsidy Payment Agreement proposed to be entered into between the Company and Dr. Bronfin. See "-- Interests of Certain Persons in the Merger." The Company's legal advisors also advised the directors concerning their fiduciary duties under Delaware law and reported that the Company had reached separate agreements in principle with Sands and RAS with respect to the termination of their respective investment banking relationships. See "-- Interests of Certain Persons in the Merger -- Modification and Release Agreements with Underwriters." The agreement in principle with Sands included, among other things, a commitment by the Company to reduce the purchase price of the Redeemable Warrants from $8.25 to $6.30 upon the effectiveness of the Merger. Neither Sands nor RAS is the record holder of any Redeemable Warrants. Thus, neither Sands nor RAS will receive any direct financial benefit from the reduction in the exercise price of the Redeemable Warrants, nor will Sands or RAS receive any fees upon exercise of the Redeemable Warrants following the consummation of the Merger. See "The Merger -- Options and Warrants." Because there had been insufficient time to circulate to the directors prior to the meeting definitive copies of certain ancillary agreements proposed to be executed contemporaneously with the Merger Agreement, the Board took no formal action on the Merger Agreement or any of the ancillary agreements.

     The Board reconvened telephonically on Saturday, May 18, 1996. The Company's legal advisors again reviewed the terms and conditions of the proposed Merger Agreement, as well as the other ancillary agreements contemplated thereby. The Board then voted formally and unanimously to approve and adopt the Merger Agreement and recommend that the Company's stockholders vote in favor of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement and the related ancillary agreements described below were subsequently executed and delivered by the parties on Sunday, May 19, 1996.

STRUCTURE OF THE TRANSACTION

     FINOVA's and Merger Sub's purpose for the transaction is to acquire beneficial ownership of 100% of the equity of the Company. The transaction has been structured in part as a merger because it ensures that FINOVA, through Merger Sub, will acquire beneficial ownership of 100% of the equity of the Company in a single transaction pursuant to which the stockholders of the Company will receive cash consideration in exchange for their shares of Common Stock. Under the DGCL, any stockholder who does not wish to accept the Merger Price provided for in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for his or her shares of Common Stock, provided that the stockholder complies with the provisions of Section 262 of the DGCL. See "The Merger -- Appraisal Rights of Dissenting Stockholders."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     At a telephonic meeting of the Company's Board of Directors held on Saturday, May 18, 1996, at which all of the Company's directors were present, the Board of Directors approved the Merger Agreement and the transactions contemplated thereby, determined to recommend to the stockholders of the Company that they vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, and determined that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders. See "Special
Factors -- Background; Reasons for the Merger."

     In reaching its decision to enter into the Merger Agreement with FINOVA and not to remain as an independent company, the Board of Directors considered a number of factors, including the factors summarized below. Although the Board conducted no separate vote on the relative importance or significance of any of the foregoing factors, it was the general consensus of the Board that, with the possible exception of the factor summarized in clause (iv) below, each such factor favored its decision to enter into the Merger Agreement and recommend its approval by the stockholders of the Company. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     (i) The Board's familiarity with and review of the Company's business, results of operations, financial condition and prospects (including, without limitation, the decline in the Company's earnings in 1994 and 1995, as discussed under "Special Factors -- Background; Reasons for the Merger"), the possible difficulty in generating necessary debt and equity capital on favorable terms. In particular, based in part on its familiarity with and review of the Company's business, results of operations, financial condition and prospects, the Board concluded that the Company would need to raise substantial debt and equity capital on favorable terms to fund the continued growth of the Company. At the same time, several members of the Board expressed concern about the Company's credit concentrations in a small number of lessees. The Board was also concerned that the decline in the Company's earnings in 1994 and 1995 would make it difficult or impossible to raise subordinated debt and equity capital on favorable terms. See "Special Factors -- Background; Reasons for the Merger."

     (ii) The written opinions KFS delivered on May 3 and May 17, 1996 to the effect that, as of the respective date of each such opinion, the Merger Price to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. See "Special
Factors -- Opinion of Financial Advisor."

     (iii) The presentations by KFS that discussed, among other things, the relationship of the Merger Price to be received pursuant to the Merger Agreement to the historical market prices for the Common Stock and the historical, current and projected financial condition, results of operations, assets, liabilities and prospects of the Company. In particular, the Board noted that the Merger Price represented a premium over the historical market prices for the Common Stock and that the Company was facing substantial risks and uncertainties on a going forward basis. Among the risks and uncertainties were the need to raise substantial additional debt and equity capital and the credit risk associated with a high level of credit concentrations in a small number of lessees. In recognition of these risks and uncertainties, KFS reported that there was a significant risk that the Company would be unable to meet the financial forecasts and projections relating to fiscal 1996 that had been prepared by management and formed the basis for Mr. Maxwell's presentation at the May 3 meeting of the Board of Directors. See "Special Factors -- Opinion of Financial Advisor."

     (iv) The alternatives of the Company remaining an independent entity, including the presentation of Mr. Maxwell at the May 3 meeting of the Board of Directors which included a discussion of certain estimates prepared by management concerning the future financial performance of the Company, it being noted that, although there were plausible scenarios under which the Company could achieve improved growth and profitability, it would be extremely difficult to realize these estimates. See "Special Factors -- Background; Reasons for the Merger."

     (v) The premium which the Merger Price represents over the historical and then current market prices for shares of Common Stock (as described in greater detail under "Summary -- Market Prices of and Dividends on Common Stock and Related Stockholders Matters"), including the fact that the Merger Price (a) represents a premium of approximately 4.5% over the $6.125 market price of the Common Stock at the close of trading on May 17, 1996 (the last trading day immediately preceding the execution of the Merger Agreement) and (b) represents a premium of approximately 20.4% over the highest monthly average daily stock closing price of $5.316 for the period July 1994 through March 1996. See "Summary -- Market Prices of and Dividends on Common Stock and Related Stockholder Matters."

     (vi) The fact that the Principal Stockholders, who own of record an aggregate of approximately 53.1% of the Common Stock as of the Record Date, were willing to enter into the Principal Stockholder Voting Agreements, pursuant to which they agreed to vote the shares of Common Stock owned of record and beneficially by them in favor of the Merger Agreement; it being noted by the Board of Directors that the Principal Stockholders were being treated the same as all other stockholders in the Merger with the exception of the Consulting Agreement entered into by Dr. Bronfin in his capacity as an officer of the Company. See "Special Factors -- Interests of Certain Persons in the
Merger -- Consulting Agreement Between FINOVA and Dr. Bronfin; Employment Termination Agreement."

     (vii) The fact that there is generally a lack of liquidity for Company stockholders; it being noted that approximately 53.1% of the outstanding shares of Common Stock was owned beneficially by four stockholders and the Common Stock is thinly traded.

     (viii) The likelihood that FINOVA would be able to complete the Merger and the fact that the Merger Agreement provides for limited conditions to the obligations of FINOVA to consummate the Merger. In this regard, the Board of Directors noted that the Merger Agreement contains no financing condition. See "The Merger -- Conditions to Closing."

     (ix) A review of the agreements with officers of the Company that were proposed in regard to their continued employment with the Company and/or FINOVA, for a limited period of time, after the Merger. In particular, the Board noted that the officers of the Company had negotiated only limited contracts and agreements providing for their continued employment with the Company and/or FINOVA and that such contracts and agreements in the Board's opinion were fair to the Company and such officers and in no way represented a diversion of the Merger consideration to such officers at the expense of the Company's stockholders. See "Special Factors -- Consulting Agreement between FINOVA and Dr. Bronfin; Employment Termination Agreement" and "-- Change of Control Agreement between the Company and Mr. Maxwell."

     (x) The fact that Dr. Bronfin was willing to enter into a written subsidy agreement, pursuant to which he agreed to provide the Company with a payment of up to $250,000 if such payment was necessary for the Per Share Amount to equal or exceed the specified minimum amount of $6.35. There was no assurance, however, that such payment would be sufficient to close any shortfall in the Per Share Amount from $6.35. See "Special Factors -- Interests of Certain Persons in the Merger -- Subsidy Payment Agreement Between the Company and Dr. Bronfin."

     (xi) The efforts of Dr. Bronfin and Mr. Randolph in exploring the financial and strategic alternatives for the Company since December 7, 1995, it being noted that Dr. Bronfin and Mr. Randolph had contacted, both in person and by telephone, ten potential strategic partners to acquire the Company, including FINOVA, and that no such potential strategic partner had indicated it was prepared to make a specific acquisition proposal on terms and conditions that were acceptable to the Company. See "Special Factors -- Background; Reasons for the Merger."

     (xii) A review of the terms and conditions of the Merger Agreement and the fact that the Merger Agreement specifically provides the Company and its stockholders with the flexibility, under certain circumstances, to terminate the Merger Agreement and accept an Acquisition Proposal (as defined therein) for a competing transaction. See "The Merger -- Additional Agreements -- No Solicitation."

     (xiii) The lack of any specific proposals from any other third party at a price or otherwise on terms that are superior to the financial terms provided by the Merger.

     (xiv) The fact that the Merger Agreement would permit a reduction in the exercise price of the Redeemable Warrants to $6.30 so that the holders thereof would receive $.10 per Redeemable Warrant.

     Based upon all of these factors, the Board of Directors unanimously approved the Merger Agreement and unanimously recommends that the stockholders of the Company vote in favor of the proposal to approve and adopt the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     The Board of Directors engaged KFS to analyze the terms of the Merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to the Company's stockholders pursuant to the terms of the Merger Agreement. The Board engaged KFS based on the reported qualifications of KFS as a leading merger and acquisition advisor and valuation consultant to equipment leasing and financing companies and as having arranged for the sale of over 100 equipment leasing and financing businesses and portfolios and performed valuations of approximately 60 equipment leasing companies.

     Except for this engagement, FSI and its affiliates, on the one hand, and KFS and its affiliates, on the other hand, have not had any material relationship during the past two years. The terms of KFS' engagement were the subject of arm's length negotiations between representatives of KFS and representatives of the Company and are set forth in a letter agreement dated April 3, 1996 (the "Engagement Letter"). Pursuant to the Engagement Letter, the Company has agreed to pay KFS a fee, not expected to exceed the $40,000 that the Company has paid KFS to date. The amount payable to KFS is based upon the actual time spent by KFS personnel working on the engagement. In addition, KFS is entitled to reimbursement for its reasonable expenses and disbursements incurred in connection with the engagement. No portion of KFS' fee is contingent upon the successful consummation of the Merger. The Engagement Letter also requires the Company to indemnify KFS against certain liabilities and expenses relating to or arising out of the services performed by KFS in connection with the engagement.

     On May 3 and May 17, 1996, KFS orally advised the Board of Directors, and issued written opinions dated May 3 and May 10, to the effect that the consideration to be paid by FINOVA to the stockholders of the Company pursuant to the Merger Agreement is fair to the stockholders of the Company from a financial point of view. At the request of the Board of Directors, KFS rendered an updated written opinion, dated as of June 17, 1996 (the "Fairness Opinion"), to the same effect. A copy of the Fairness Opinion is attached to this Proxy Statement as Annex B and is incorporated herein by reference. Stockholders are urged to read the Fairness Opinion in its entirety for a description of the assumptions made, procedures followed, other matters considered and limits of the review undertaken by KFS. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion. The Fairness Opinion was prepared for the Board of Directors of the Company, is directed only to the fairness to the stockholders of the Company, from a financial point of view, of the consideration to be received by such stockholders pursuant to the Merger Agreement and does not constitute a recommendation to any stockholder as to how to vote at the Special Meeting.

  Basis of Fairness Opinion; Scope of Review

     In rendering its Fairness Opinion, KFS performed, among other things, the following:

     (i) A review of various drafts of the Merger Agreement and the final version of the Merger Agreement.

     (ii) A review of certain publicly available Company financial statements, both audited and unaudited, including the financial statements included in the Company's Annual Reports on Form 10-K for the years ended December 31, 1994 and 1995, the financial statements included in the Company's quarterly reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995, September 30, 1995 and March 31, 1996, and the financial statements included in the prospectus, dated May 20, 1994, distributed in connection with the Initial Public Offering.

     (iii) A review of certain financial statements and other financial and operating data concerning the Company prepared by management.

     (iv) A review of certain financial forecasts of the Company prepared by management along with the assumptions to such forecasts.

     (v) Discussions with certain members of the Company's senior management relating to the Company's past and current business operations, financial condition and future prospects.

     (vi) Visits to the Company's headquarters in Farmington, Connecticut where KFS reviewed a number of customer credit and documentation files.

     (vii) A review of the historical stock prices and trading volume of the Common Stock.

     (viii) A review of publicly available financial data and stock market performance data of publicly traded companies which KFS deemed generally comparable to the Company.

     (ix) Such other studies, analyses, inquiries and investigations as KFS deemed appropriate.

     KFS relied upon and assumed without independent verification the accuracy and completeness of all financial and other information that was provided to it by the Company and of the publicly available information about the Company that KFS reviewed. With respect to the Company's forecasts for 1996, KFS assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to its expected future performance. KFS did not assume any responsibility for the information or forecasts provided to it. KFS relied upon assurances of Company management that they are unaware of any facts that would make the information or forecasts provided to KFS incomplete or misleading. In arriving at its opinion, KFS did not perform or obtain any independent appraisal of the assets of the Company.

     The Fairness Opinion was based solely upon the information available to KFS and the economic, market and other circumstances as they existed as of the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing the Fairness Opinion.

     Based upon and subject to the foregoing and also based upon other factors that KFS considers relevant, including but not limited to its considerable experience with mergers, acquisitions and valuations of equipment leasing and financing companies, KFS is of the opinion that, as of the date of this Proxy Statement, the cash purchase price of $6.40 per share of Common Stock is fair, from a financial point of view, to the stockholders of the Company.

  Valuation Methodology

     The following is a summary of the valuation methodology utilized by KFS in rendering the Fairness Opinion. This summary does not purport, however, to be a complete description of the analyses underlying the Fairness Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances at hand. Accordingly, a fairness opinion is not readily susceptible to summary description.

     In determining whether the cash purchase price of $6.40 per share of Common Stock is fair, from a financial point of view, to the Company's stockholders, KFS considered a number of factors which impact a business' fair market value. Fair market value is defined, for purposes of the valuation, as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well informed about the asset and the market for that asset. For widely held, actively traded public companies, the public market may provide an indication of fair market value for a minority interest in the Company. Although the Company has been a public company since May 20, 1994 and is traded on the Nasdaq Stock Market, over half of the outstanding shares of Common Stock is controlled, in the aggregate, by the Chairman of the Company and his family, investment firms with which two directors are affiliated and another unrelated stockholder. Consequently, there is a relatively small float of publicly traded shares, and the Common Stock has been lightly traded. Accordingly, although the Common Stock is publicly traded, KFS considered that it was additionally appropriate to consider factors typically used to value closely held companies in valuing the Company.

     Relying on Internal Revenue Service guidelines for the valuation of shares of a closely held company, KFS assessed the following factors with respect to the Company: (a) the nature of the business and the history of the enterprise from its inception; (b) the economic outlook in general and the condition and outlook of the specific industry in particular; (c) the book value of the stock and the financial condition of the business; (d) earning capacity; (e) dividend-paying capacity; (f) goodwill and other intangible values; (g) sales of the stock and the size of the block of stock to be valued; and (h) the market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

     KFS considered the following factors most critical in assessing the Company's value: (a) market focus, growth opportunities and competition; (b) the value of tangible and intangible assets; (c) earning capacity and predictability of earnings; (d) acquisition values of other leasing companies;
(e) market value of Company Common Stock; and (f) the value of comparable public companies.

     THE FOLLOWING IS A SUMMARY OF THE FOREGOING FACTORS AS DISCUSSED BY KFS IN ITS WRITTEN REPORT TO THE BOARD OF DIRECTORS DELIVERED IN CONJUNCTION WITH THE FAIRNESS OPINION:

     Market Focus, Growth Opportunities and Competition. The equipment leasing business is very competitive and has become more concentrated in large financial service companies such as GE Capital, AT&T Capital and several major banks. The industry also has a number of specialty leasing businesses, such as the Company, that satisfy the special needs of niche markets. The Company has performed well in redefining its focus to four target markets: electronics, life science, health care and environmental/industrial. In serving the needs of growth companies in growing markets, KFS believes the Company has the potential of growing faster than the leasing industry as a whole.

     While the overall leasing industry grew rapidly from $43 billion in 1980 to $125 billion in 1989, industry growth since 1989 has been slow, due in part to the reduced tax benefits of leasing. The Company is not a tax-oriented lessor, however, and by pursuing emerging growth companies, the Company does not always face the intense rate competition that is prevalent when pursuing a leasing business with successful established companies. The Company is also sometimes able to negotiate the right to receive warrants in emerging growth companies that could become more valuable if the company goes public or is sold. Furthermore, by concentrating principally on technologically advanced equipment and gaining an understanding of the equipment and the lessee's need for the equipment, the Company improves its opportunities for residual value while helping to reduce its potential credit losses.

     Value of Tangible and Intangible Assets. KFS performed an analysis of the Company's net tangible and intangible assets as reflected in its December 31, 1995 and March 31, 1996 balance sheets. KFS also reviewed the Company's debt arrangements, including the asset securitizations it has used to finance most of its lease portfolio. The Company has elected to structure its securitizations so as not to recognize gains on sales at the inception of the securitizations. However, because of the substantial cash collateral account balances, the cross-collateralization of the pools of securitized leases and the specified amounts of recourse to the Company, it retains substantially all the risk of loss on the securitized leases. At June 30, 1996, the Company's net investment in securitized leases totalled $167,316,831.

     It was the conclusion of KFS that the Company has a concentration of credit exposure in a relatively few large accounts, with 20 lessees having a net investment of over $2 million each at March 31, 1996, representing about one-third of the $188 million total net investment in direct finance leases. At March 31, 1996, the Company had a $1,249,000 allowance for losses on direct finance leases and notes secured by equipment, of which $170,000 was a reserve for a specific account. The Company had provisions for credit losses of $177,000 in the first quarter of 1996 and $958,000 for the year 1995. The Company, however, also reported a separate $3,533,000 provision for losses on medical assets in 1995, consisting of $1,806,000 for credit or residual value losses on the Company's portfolio of medical equipment in inventory and on lease, and $1,727,000 related to assets at two medical centers taken over by the Company upon lease default. These centers were sold February 1, 1996, and another medical center that was similarly taken over was sold September 30, 1995. The net loss from operating these medical centers was $620,000 in 1995. Total losses related to credit problems and medical equipment residual value write-downs exceeded $5,000,000 in 1995.

     With healthcare equipment representing only 22% of 1995 lease bookings, it is the belief of KFS that the Company's new business is now much more diversified as compared to its previous concentration in the healthcare sector. Healthcare equipment produced most of the Company's 1995 credit and residual value losses. The Company retains residual values of $4.7 million on magnetic resonance imaging ("MRI") systems. MRI equipment has been the Company's worst residual category. In 1995, the Company realized substantial losses on booked residuals on MRI equipment while realizing substantial gains on all other equipment. Now that healthcare equipment leasing is declining and the medical centers have been sold, it is the belief of KFS that the Company's exposure on medical equipment leases is much more manageable.

     KFS expressed considerable concern relative to future potential credit losses. KFS specifically noted that the eight problem accounts and two watched accounts included in the Company's March 1996 problem account report have an aggregate net book value of over $9 million (the watched accounts neither were nor are presently delinquent). KFS noted the potential of risk of loss on one or more of these accounts.

     Problem accounts are those accounts where the lessee is out of compliance with the lease contract, most commonly being consistently delinquent in making scheduled rent payments. Watched accounts are those where the lessee is in compliance with the lease contract but where the Company is aware of an actual or potential deterioration in the lessee's financial condition and is paying closer attention then usual to the lessee's progress. At June 30, 1996, the Company had 9 accounts with an aggregate net book value of $3,529,000 that were classified as problem accounts and 3 accounts with an aggregate net book value of $6,811,000 that were classified as watched accounts.

     KFS also selected a sampling of approximately 20 accounts from the Company's portfolio concentration summary and the committed backlog report as of March 31, 1996. These were mostly large accounts, but KFS also reviewed several small accounts. KFS was impressed with the Company's thorough credit and documentation procedures and the independent equipment appraisal reports obtained for some transactions and noted the Company's preference to engage in lease transactions where the perceived risk is greater than the actual risk. Although KFS indicated it reviewed examples where the foregoing was true, it also noted that the Company has a number of accounts which in the opinion of KFS have substantial risks associated with them, including venture capital-backed start ups, emerging growth companies and leveraged buy-outs. Regardless of mitigating factors, such as security deposits or collateral value, it is the belief of KFS that some of these accounts ultimately will result in losses.

     KFS concluded, based on a review of the Company's lease portfolio, that a potential acquiror of the Company would likely discount its valuation of the Company by at least $1 million and possibly as much as $3 million due to the possibility of future losses following an acquisition. KFS noted that each $1 million pre-tax charge reduces the Company's net worth by approximately $.11 per share and that any reduction would have a significant impact on the valuation of the Company.

     KFS also considered the Company's portfolio of warrants and other equity securities which the Company has received as part of its consideration for its leasing activities. In 1995, the Company had $1 million of gains on the sale of such securities. At March 31, 1996, the Company had such securities of publicly traded issues valued at $663,000. Additionally, the Company held such securities of privately held companies that could eventually be worth a considerable amount.

     KFS concluded that an acquiror could reasonably be expected to reduce the carrying amount of the Company's lease portfolio to the fair value to reflect the inherent risk in the assets by $2 million. This amount would be offset, in part, by the value of the Company's portfolio of warrants and other equity securities, which was estimated to be worth $1 million. The net effect after tax would be to reduce by approximately $.11 the book value per share of the Company, which was $4.99 at March 31, 1996. Accordingly, KFS concluded that such an adjusted book value of the Company would approximate $4.88 per share at March 31, 1996.

     Although the Company has many intangible assets, KFS found it difficult to assign significant value to such assets given the Company's recent earnings history and concluded that the goodwill premium for the Company likely would be modest.

     Earning Capacity and Predictability of Earnings. KFS noted that the Company's earnings showed an excellent growth trend leading up to the May 1994 Initial Public Offering but that the earnings for 1994 and 1995 decreased significantly. For the first quarter of 1996, the Company reported net income of $764,000 or $.14 per share. In the 1996 business plan prepared by management in the fall of 1995, net income of $3,246,000, or $.59 per share, was projected for the year 1996. Near the end of the first quarter of 1996, management revised this projection to net income of $3,703,000, or $.66 per share. Lease bookings were projected to be $125 million and $120 million, respectively, in the last two management projections for 1996, compared to $100 million in 1995. Sands, the lead underwriter of the Initial Public Offering, has estimated the Company's 1996 earnings per share to be $.58 in its April 23, 1996 report on the Company in contrast to its earlier estimate of $.51 per share on March 19, 1996. KFS believes that the March 19 estimate for 1996 earnings of $.51 per share is more realistic than the Company's or Sands' later projections because of the analysis that a potential acquiror would make and the possible difficulty in the Company's attaining its projected lease bookings.

     KFS also noted in its report the importance to an acquiror or an investor of the predictability of earnings and earning capacity. Since the Company went public in 1994, its earnings have fluctuated significantly in a downward trend and the Company has had to work hard to improve its credibility with investors. Because of the disappointments in recent earnings, KFS believes an acquiror would likely reduce the multiple of projected 1996 earnings that it would otherwise be willing to pay.

     The Company's earnings capacity is also important in assuring the continued availability of favorable financing. KFS stated that significant credit losses could have an adverse effect on the Company's future securitizations and the Company's ability to renew and expand its short-term credit facility. In addition, the Company's ability to expand its lease portfolio will require additional equity from retained earnings and a possible future equity offering which would require good earnings performance. KFS stated it expects the Company to be able to finance its 1996 lease business and does not anticipate a near-term cash flow problem. According to KFS, the Company's future access to both the debt and equity markets will be heavily influenced, however, by its earnings and its ability to keep credit problems under reasonable control. KFS concluded that there may be some difficulty in meeting future financing requirements which the Board of Directors needs to consider in determining the Company's future direction.

     Acquisition Values of Other Leasing Companies. According to KFS, there are few publicly-owned equipment leasing companies and the vast majority of equipment leasing companies are either subsidiaries of other companies or privately-owned independent companies. Thus, there have been very few recent acquisitions of publicly-owned equipment leasing companies. KFS has estimated that most privately-owned equipment leasing company sales in recent years have been in the range of 105% to 130% of adjusted net asset value and 6 to 9 times the current year's net income.

     Market Valuation of Company Common Stock. The Company went public on May 20, 1994 at a price of $6.40 per share of Common Stock. Purchasers in the Initial Public Offering were required, for each share of Common Stock purchased, to buy one separable Redeemable Warrant for $.10 entitling them to buy one share of Common Stock for $8.25, exercisable from May 20, 1995 to May 20, 1999. KFS noted that, after rising to a high of $6.75 on the date of the public offering, the price of the Common Stock quickly declined and reached a low of $2.50 in May 1995. KFS further noted that the Common Stock has traded mostly in the $4 to $5.50 range in the first three months of 1996. After ending March 1996 at $5.375, the Common Stock rose to a high of $6.375 in early May 1996, its highest price since June 1994. The Common Stock closed at $6.125 on May 17, 1996, the last trading day prior to the execution of the Merger Agreement.

     From July 1994 through March 1996, the Company's reported monthly Common Stock trading volume has ranged from a low of 84,000 shares during November 1995 to 390,000 shares during October 1995 except for two months when trading exceeded 600,000 shares. Monthly trading volume in the first quarter of 1996 averaged 175,000 shares. KFS concluded that due to a relatively small float of publicly traded shares, the Company's market price is not necessarily indicative of the Company's fair market value.

     Comparable Public Companies. The written report of KFS discussed above includes an attached separate report prepared by KFS in which DVI, Inc. ("DVI"), The FINOVA Group Inc. ("The FINOVA Group") (the parent of FINOVA), Trans Leasing International, Inc. ("Trans Leasing") and Winthrop Resources Corporation ("Winthrop") were selected as guideline companies for a comparison to the Company. KFS considered the most important valuation ratio for comparison to be the price to earnings ratio because most acquirors give greatest consideration to earnings when valuing a company. Based on consensus investment banker forecasts for the current year and April 23, 1996 stock prices, KFS reported that the Company's Common Stock was trading at a price/earnings multiple of
11.76 ($6 price and $.51 earnings per share forecast), as compared to 13.72 for DVI, 8.84 for Trans Leasing, 11.91 for Winthrop and 13.75 for The FINOVA Group. If the Company were acquired for $6.40 per share, the price/earnings multiple would be 12.55 based upon earnings of $.51 per share for 1996 as forecast by Sands in March 1996, 10.85 based upon the Company management's original estimate of $.59 earnings per share for 1996, and 9.7 based upon the Company's revised forecast of earnings per share prepared near the end of the first quarter of 1996.

     Based upon the Company's $4.99 book value per share at March 31, 1996, a $6.00 stock price would be approximately 1.20 times its book value. The $6.40 acquisition price would represent 1.28 times book value and 1.31 times the $4.88 adjusted book value that KFS computed in its asset valuation. The price-to-book value multiples are 1.67 for DVI, .56 for Trans Leasing, 2.92 for Winthrop and
1.82 for The FINOVA Group.

  Conclusion

     As reflected in the Fairness Opinion and subject to the qualifications described therein, KFS has concluded that the cash price of $6.40 per share of Common Stock is fair, from a financial point of view, to the holders of the Company's Common Stock. KFS was not retained to determine a specific fair market value for the Company's shares. KFS stated that some of the important factors pertinent to its conclusion were as follows:

          (i) The Company had very poor earnings performance in 1994 and 1995, and the favorable first quarter 1996 results did not necessarily indicate that the Company's problems have been solved.

          (ii) The Company had significant credit exposure to a number of businesses that have not achieved profitability. Significant credit losses could limit the Company's access to capital markets.

          (iii) The $6.40 price per share represents a 10.85 price/earnings multiple based upon the Company's original plan for 1996 and a 12.55 multiple based upon what KFS believed to be a more reasonable estimate. Both multiples were ample when compared to the multiples and performance of comparable public companies, and the multiples were high when compared to KFS' experience in acquisitions of privately-owned leasing companies. In addition, KFS believed one would expect a relatively low multiple for a business such as the Company whose earnings have had a relatively low level of predictability.

          (iv) The $6.40 price per share represented 1.31 times the adjusted book value computed by KFS. This premium over the Company's net asset value appeared to be at the high end of the range of reasonableness when the Company's performance over the past two years and its level of credit risks were considered.

          (v) From July 1994 through March 1996, the Company's average daily stock closing price by month never exceeded $5.316. A purchase price of $6.40 represented a 20.4% premium over that highest monthly average.

     THE FULL TEXT OF KFS' FAIRNESS OPINION TO THE BOARD OF DIRECTORS OF THE COMPANY INITIALLY DATED AS OF MAY 3, 1996 AND UPDATED AS OF JUNE 17, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE IN ITS ENTIRETY. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE FAIRNESS OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH PRICE OF $6.40 PER COMMON SHARE TO THE COMPANY'S COMMON STOCK HOLDERS AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THIS SUMMARY OF THE OPINION BY KFS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED, IN ITS ENTIRETY, BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS ANNEX B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. In considering the recommendations of the Board of Directors of the Company with respect to the Merger, stockholders should be aware that certain members of the Company's management and the Board of Directors have certain interests summarized below that are in addition to or different from the interests of stockholders generally and that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors has recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Merger to the stockholders.

     Consulting Agreement Between FINOVA and Dr. Bronfin; Employment Termination Agreement. As an inducement for FINOVA to enter into the Merger Agreement, Barry R. Bronfin and FINOVA have entered into a consulting agreement, dated May 19, 1996 (the "Consulting Agreement"). Dr. Bronfin is the Chairman of the Company. Pursuant to the Consulting Agreement, Dr. Bronfin will act as a consultant to FINOVA and its affiliates for a period commencing on the Closing Date (as defined herein) of the Merger and ending on December 31, 1997 (the "Consulting Period"). Dr. Bronfin will be compensated at the rate of $100,000 per annum for the period from the Closing Date through December 31, 1996 and at the rate of $40,000 per annum for the remainder of the Consulting Period. In addition, the Consulting Agreement prohibits Dr. Bronfin from competing directly or indirectly with FINOVA or its affiliates or from having a direct or indirect interest in any business competing with the business being conducted by FINOVA or its affiliates. Ownership of less than 1% of the issued and outstanding capital stock of any corporation, the stock of which is listed upon a national exchange or regularly quoted by the Nasdaq Stock Market, shall not, by itself, be deemed to be competition of the type that is prohibited by the Consulting Agreement. FINOVA and Dr. Bronfin have also agreed that his consulting services are as an independent contractor, and not as an employee of FINOVA.

     The Consulting Agreement also contains a release, pursuant to which Dr. Bronfin will release as of the Effective Time (as defined herein), FSI and its affiliates, successors and assigns from any obligation under, or any rights with respect to, and terminates all agreements, arrangements and understandings between Dr. Bronfin and FSI or its affiliates, including without limitation all stock purchase, registration, Board representation, employment, consulting and expense reimbursement arrangements.

     Dr. Bronfin and the Company have also entered into a separate Employment Termination Agreement, dated May 19, 1996 (the "Termination Agreement"), providing for the complete termination of his existing employment agreement, effective upon the closing of an Acquisition of the Company. For purposes of the Termination Agreement, an "Acquisition" is defined to mean an acquisition of the business of the Company by FINOVA by means of a merger or consolidation with the Company or by a purchase of the capital stock of the Company, if and when incident thereto, (a) the composition of the Board of Directors of the Company changes so that a majority of the Board is not comprised of individuals who were members of the Board immediately prior to such merger, consolidation or purchase of stock or assets or (b) the stockholders of the Company acquire the right to receive, in exchange for or upon surrender of their stock, cash or other securities or a combination of the two.

     Change of Control Agreement Between the Company and Mr. Maxwell. Robert W. Maxwell and the Company have entered into a Change of Control Agreement, dated May 19, 1996 (the "Change of Control Agreement"). Mr. Maxwell is the President and a director of the Company. The Change of Control Agreement provides that Mr. Maxwell will continue to serve as an executive of the Company for a specified period following a "Change of Control" of the Company. A "Change of Control" is defined as a merger, consolidation or purchase of substantially all of the assets of the Company, whereupon (a) the composition of the Board of Directors changes so that a majority of the Board is not comprised of individuals who are members of the Board immediately prior to such merger, consolidation or purchase of assets; or (b) the stockholders of the Company acquire a right to receive, in exchange for or upon surrender of their stock, cash or other securities or a combination of stock and cash. In the event the Merger is consummated, it will constitute a Change of Control whereupon Mr. Maxwell shall serve in such executive capacity for a term commencing on the first date on which the Change of Control occurs and expiring on the first anniversary of such date (the "Employment Term"). During the Employment Term, Mr. Maxwell shall be employed as the President of the Company or in some other executive capacity. He shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

     During the Employment Term, the Company shall pay Mr. Maxwell a salary equal to Mr. Maxwell's salary in effect immediately prior to the Change of Control. Mr. Maxwell's current base salary is $187,500. Mr. Maxwell shall also be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally, including without limitation, all pension, retirement, profit-sharing, savings, medical, hospitalization, disability, dental and life and travel accident insurance benefit plans. Unless otherwise provided in the Change of Control Agreement, the compensation of benefits under, and Mr. Maxwell's participation in, such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally, but in no event on a basis less favorable in terms of benefit levels and coverage than the most favorable of such plans, practices and programs covering Mr. Maxwell at any time within ninety days preceding the Change of Control, or if more favorable, at any time thereafter.

     Mr. Maxwell shall also be entitled to participate in all executive benefit or incentive compensation plans maintained or established by the Company for the purpose of providing compensation and/or benefits to executives of the Company. Any such plans shall be on the same basis and terms as other similarly situated executives of the Company, but in no event on a basis less favorable in terms of benefit levels or reward opportunities than the most favorable benefit levels and reward opportunities applicable to Mr. Maxwell at any time within ninety days preceding the Change of Control, or if more favorable at any time thereafter. Mr. Maxwell shall also be entitled to all fringe benefits and perquisites generally made available by the Company to its executives. Such benefits shall be on the same basis and terms as other similarly situated executives of the Company.

     Mr. Maxwell may be terminated for "cause" (as defined in the Change of Control Agreement) or he may voluntarily resign at any time during his Employment Term. In the event the Company or its successors shall (a) fail to keep Mr. Maxwell in an executive position with substantial duties and responsibilities commensurate with his age, experience and prior level of responsibility or (b) requires him to spend significantly more of his working time than he presently does outside of Farmington, Connecticut, he shall be deemed "Constructively Terminated," whereupon he shall have no further obligations to the Company or its successors but shall continue to be compensated under the terms set forth above.

     During the Employment Term, unless he has otherwise voluntarily resigned, Mr. Maxwell is prohibited from competing directly or indirectly with the Company or any acquiring entity or in any business competing with the business conducted by the Company or any acquiring entity. Ownership of less than 1% of the issued and outstanding capital stock of any corporation the stock of which is listed upon a national exchange or regularly quoted on the Nasdaq Stock Market shall not, by itself, be deemed to be competition for the purposes of this provision.

     Principal Stockholder Voting Agreements. As an inducement to FINOVA and Merger Sub to enter into the Merger Agreement, the Principal Stockholders (as defined below) have each entered into a voting agreement (individually, the "Principal Stockholder Voting Agreement" and collectively, the "Principal Stockholder Voting Agreements") with FINOVA, dated May 19, 1996, pursuant to which each Principal Stockholder has agreed (a) not to sell, pledge, transfer, assign, encumber or otherwise alienate any shares of Common Stock owned by him or it of record or beneficially, and (b) to vote, or cause to be voted, all shares of Common Stock owned by him or it of record or beneficially in favor of the Merger Agreement and the Merger so long as the Merger Agreement is not amended adversely to such Principal Stockholder. As of the Record Date, the Principal Stockholders are the beneficial owners of an aggregate of 2,867,200 shares of Common Stock, or approximately 53.1% of the outstanding shares of Common Stock of the Company. Under Delaware law, the affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement and the Merger. Thus, the Principal Stockholders have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholders.

     The Principal Stockholders consist of Electra Investment Trust, P.L.C., Dr. Barry R. Bronfin, AMEV Venture Associates III, L.P. and AMEV Venture Associates III - International, L.P. Dr. Bronfin is the Chairman of the Board of Directors of the Company. Ms. Diane M. Smith is a Senior Vice President of Electra, Inc., an affiliate of Electra Investment Trust, P.L.C. Mr. Martin S. Orland is the President and Chief Executive Officer of Fortis Private Capital, Inc., an affiliate of both of the aforementioned AMEV partnerships. Ms. Smith and Mr. Orland were first elected to the Board of Directors of the Company by the holders of a class of preferred stock that is no longer outstanding pursuant to preferred stock voting rights provisions that are no longer included in the Company's Certificate of Incorporation. The Principal Stockholders' obligations pursuant to the Principal Stockholder Voting Agreements shall terminate upon the earlier of the Effective Time of the Merger or the termination of the Merger Agreement, but in no event later than October 31, 1996.

     Agreements similar to the Principal Stockholder Voting Agreements have been the subject of a number of challenges in Delaware and other states. The Company cannot predict whether or not a Delaware court or other court of competent jurisdiction would enforce any or all of the terms of the Principal Stockholder Voting Agreements.

     Subsidy Payment Agreement Between the Company and Dr. Bronfin. The Merger Agreement provides that FINOVA and Merger Sub are not obligated to proceed with and consummate the Merger in the event that the "Per Share Amount" (as defined herein) is less than $6.35. See "The Merger--Per Share Amount." As an inducement for the Company to enter into the Merger Agreement, Dr. Bronfin and the Company have entered into a letter agreement, dated May 19, 1996 (the "Subsidy Payment Agreement"), pursuant to which Dr. Bronfin has agreed to make a payment (the "Subsidy Payment") to the Company in an amount up to $250,000 in the event the Per Share Amount is less than $6.35, such that the Per Share Amount following the Subsidy Payment is not less than $6.35. The Merger Agreement provides that, in the event that such a Subsidy Payment is made, it shall be counted in the calculation of the Per Share Amount. In the event that a Subsidy Payment is due under the Subsidy Payment Agreement and Dr. Bronfin has not paid the Subsidy Payment to the Company on or prior to such time as the Paying Agent is required to pay Dr. Bronfin the Merger Price to which he shall be due with respect to the certificates of Common Stock owned and surrendered by Dr. Bronfin, the Subsidy Payment Agreement authorizes the Paying Agent, at the option of the Company, to deduct the full amount of the Subsidy Payment from the amount of the total Merger consideration then owed to Dr. Bronfin and to turn such amount over to the Company. There can be no assurance that the Subsidy Payment will be sufficient to close any shortfall in the Per Share Amount from $6.35.

     Modification and Release Agreements with Underwriters. In May and June of 1994, the Company completed the Initial Public Offering of an aggregate of 2,500,000 shares of its Common Stock and 2,687,500 Redeemable Warrants. The underwriters of the Initial Public Offering were Sands, RAS and Dresdner Securities (USA), Inc. ("Dresdner") (collectively, the "Underwriters"). The Underwriting Agreement, dated May 20, 1994 (the "Underwriting Agreement"), executed by and among the Company and the Underwriters in connection with the Initial Public Offering provides the Underwriters, during the five-year period following the effectiveness of the Company's registration statement filed in connection with the Initial Public Offering, with a preferential right to perform certain specified investment banking services for or on behalf of the Company.

     The Company and Sands entered into a separate Investment Banking Agreement, dated as of May 20, 1994 (the "Investment Banking Agreement"), pursuant to which the Company engaged Sands to act as its investment banker for a period of five years commencing as of the closing of the Initial Public Offering. Under the original terms of the Investment Banking Agreement, the Company granted Sands a right of first refusal to act as an underwriter or placement agent in any sale or distribution of securities, including securitized loans, of the Company. The Investment Banking Agreement was amended as of January 3, 1995 to provide, among other things, that Sands shall not have a right of first refusal with respect to any offering of securitized loans by the Company or its subsidiaries.

     In connection with the Initial Public Offering, the Company entered into a Warrant Agreement, dated May 27, 1994 (the "Public Warrant Agreement"), with State Street Bank and Trust Company (the "Warrant Agent") under which the Redeemable Warrants were issued. Among other things, the Public Warrant Agreement provides for the payment of a solicitation fee to Sands or RAS, as the case may be, equal to six percent (6%) of the aggregate purchase price of all Redeemable Warrants the exercise of which was solicited by either Sands or RAS. The solicitation fee is payable on the exercise of each Redeemable Warrant, unless (i) RAS and Sands, as applicable, notifies the Warrant Agent that the payment of such amount with respect to the Redeemable Warrant being exercised violates the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules and regulations of the National Association of Securities Dealers, Inc. or applicable state securities laws, (ii) the Redeemable Warrants are those underlying the Underwriters' Warrants (as defined below), (iii) the market price of the Common Stock is lower than the purchase price, (iv) the Redeemable Warrants are held in a discretionary account, or (v) the Redeemable Warrants are exercised in an unsolicited transaction.

     The Company also entered into a Warrant Agreement, dated May 20, 1994 (the "Underwriters' Warrant Agreement"), with Sands and RAS, pursuant to which Sands and RAS were granted the right to purchase, at any time from May 20, 1995 until May 20, 1999, an aggregate of 250,000 shares of Common Stock and/or 250,000 Redeemable Warrants at an initial exercise price (subject to certain adjustments as provided therein) of $10.56 per share of Common Stock and $.165 per Redeemable Warrant, such Redeemable Warrant being exercisable to purchase one share of Common Stock at an initial exercise price of $8.25.

     In contemplation of entering into the Merger Agreement, the Company has entered into separate Modification and Release Agreements with Sands and RAS, dated May 19, 1996 (each a "Modification and Release Agreement" and collectively, the "Modification Release Agreements"), pursuant to which Sands and RAS have each agreed, from and after the effective date of the Merger, to release the Company from any rights each may have under or by virtue of (i) certain provisions of the Underwriting Agreement, (ii) the Underwriters' Warrant Agreement, and (iii) certain provisions of the Public Warrant Agreement. The Modification and Release Agreement between the Company and Sands also provides for the complete termination of the Investment Banking Agreement as of the effective date of the Merger. Each Modification and Release Agreement includes a provision by which Sands and RAS, as the case may be, has agreed not to sue the Company, FINOVA or their affiliates on account of any of the transactions contemplated by the Merger Agreement. The consideration to be received by Sands and RAS in connection with the Modification and Release Agreements is $300,000 and $50,000, respectively, payable at the closing held in connection with the Merger. In the event that either (a) the Merger Agreement is terminated for any reason whatsoever, or (b) the Closing (as defined herein) of the Merger does not take place on or before October 1, 1996, the Modification and Release Agreements shall become null and void and be of no further force or effect.

     The Co-Chairman and Chief Executive Officer of Sands is Steven B. Sands, who is also a member of the Board of Directors of the Company and the beneficial owner as of February 7, 1996 of an aggregate of 480,600 shares of Common Stock including 400,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants issued to Sands in connection with the Initial Public Offering.

     Indemnification of Directors and Officers. The Merger Agreement provides that FINOVA shall not take any action, for a period of six years following the Merger, to impair any indemnification provisions now existing for the benefit of any individual who served as a director or officer of the Company. See "The Merger -- Additional Agreements -- Indemnification of Directors and Officers."

     Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, each option granted under an Employee Plan (as defined in the Merger Agreement) by the Company to purchase shares of Common Stock, which is then outstanding, whether or not vested or exercisable, shall become vested and exercisable in accordance with its terms, shall be cancelled and the holder thereof shall be entitled to receive from the Company immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of (a) the Merger Price multiplied by the number of shares of Common Stock subject to such option, over (b) the exercise price of such option multiplied by the number of shares of Common Stock subject thereto. The following table sets forth the number of in the money stock options held by each officer and director of the Company as of the Record Date, the average exercise prices of such options and the amount of cash which each such officer and director will be entitled to receive by virtue of the Merger:

                                                                               CASH PAYABLE
                                                                 AVERAGE           UPON
                                                   NUMBER OF     EXERCISE     CONSUMMATION OF
                 NAME AND TITLE                     OPTIONS       PRICE         THE MERGER
- -------------------------------------------------  ---------     --------     ---------------
Joseph A. Gilbertie..............................    48,000       $ 3.88        $120,918.75
Vice President and Controller
Kevin P. Kickery.................................    92,500       $ 2.07        $373,949.38
Vice President -- National Sales and Managing
Director-Healthcare
Robert S. Lees, M.D..............................     2,000       $ 3.91        $  4,987.50
Director and Chairman of the Company's Scientific
Advisory Board
Christopher M. Mathieu...........................    25,000       $ 3.03        $ 84,375.00
Vice President -- Director of Finance
Robert W. Maxwell................................   164,000       $ 2.49        $603,475.00
President and Chief Operating Officer, Chief
  Financial Officer, Chief Accounting Officer and
Director
Gerald A. Michaud................................    11,000       $ 2.91        $ 38,384.38
Vice President -- Sales and Marketing and
  Managing Director-Biotechnology
Robert D. Pomeroy, Jr............................   109,000       $ 2.56        $395,211.25
Senior Vice President -- Director of Marketing
Richard Schwartz.................................   111,000       $ 2.49        $410,490.63
Senior Vice President, Secretary and General
  Counsel
Duane E. Starr...................................     7,500       $ 3.19        $ 24,093.75
Senior Vice President -- Asset Management and
  Credit

     Contracts and Agreements Entered Into Subsequent to the Execution and Delivery of the Merger Agreement. Subsequent to the date on which the Merger Agreement was executed and delivered by the parties, the Company is aware that FINOVA and its parent corporation, The FINOVA Group, have entertained discussions with certain of the Company's executive officers concerning the terms and conditions under which such executive officers would be willing to continue to serve the Company and/or FINOVA following the consummation of the Merger. Effective as of July 31, 1996, The FINOVA Group and Richard Schwartz, Senior Vice President, Secretary and General Counsel to the Company, entered into a letter agreement pursuant to which The FINOVA Group and Mr. Schwartz agreed that Mr. Schwartz would continue to serve the Company as Vice President, Associate General Counsel and Assistant Secretary for a period of at least six months following the effectiveness of the Merger, although either party is free to terminate the employment relationship at any time with or without cause. Mr. Schwartz will continue to be paid at the annual rate of $125,000, but if Mr. Schwartz remains in the employ of the Company for the full six-month transition period or is terminated without cause, he will be entitled to a transition bonus of $37,500 in addition to severance payments due under currently existing plans and policies of the Company estimated to be approximately $38,462, plus payment for any accrued but unused vacation. Mr. Schwartz also will be eligible to receive a cash bonus for 1996 and the portion of the six-month period occurring in 1997 based on a pro-rated amount of his 1995 bonus of $35,000.00. In the event that Mr. Schwartz and The FINOVA Group agree to continue his position beyond the six-month transition period, Mr. Schwartz's employment will be subject to mutually agreeable terms and will follow the general employment policies and practices of the Company. Although FINOVA has not entered into formal agreements with any other executive officers of the Company, it has announced that it will pay certain other executive officers and employees of the Company transition bonuses of varying amounts if such officers remain with the Company through specified dates.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of the Merger to stockholders of the Company. This summary does not purport to discuss all tax consequences of the Merger to all stockholders.

     The receipt of cash by a stockholder of the Company pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal (see "The
Merger -- Appraisal Rights of Dissenting Stockholders") will be a taxable event for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a stockholder will recognize gain or loss equal to the difference, if any, between the stockholder's adjusted tax basis in his or her shares and the amount of cash received for such shares in the Merger. In general, a stockholder who is not exercising his or her dissenters' rights of appraisal will recognize such gain or loss at the Effective Time. In general, such gain or loss will be capital gain or loss, provided the shares are held as capital assets, and will be long-term capital gain or loss if the stockholder's holding period for such shares exceeds one year.

     The receipt of cash by a stockholder pursuant to the Merger (or the exercise of dissenter's rights of appraisal) may be subject to backup withholding at the rate of 31% unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

     Pursuant to the Merger Agreement, all options to purchase shares of Common Stock, stock appreciation rights or limited stock appreciation rights or other similar rights granted under the Company Stock Option Plans, whether or not then exercisable or vested, shall be cancelled and FINOVA shall pay to each holder thereof, net of any withholding taxes, an amount in respect of each such option equal to the product of (a) the excess, if any, of the Merger Price pursuant to the Merger Agreement over the exercise or strike price of such option and (b) the number of shares of Common Stock subject to such options. The cash realized by holders of such options will be taxed to such holder as ordinary income.

     EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN HIS OR HER OWN INDIVIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER. ANY STOCKHOLDER WHO IS A CITIZEN OR RESIDENT OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER TAX CONSEQUENCES OTHER THAN THOSE DESCRIBED ABOVE MAY APPLY BY REASON OF THE PROVISIONS OF THE INTERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO SUCH STOCKHOLDER.

     IF THE MERGER IS CONSUMMATED, THE COMPANY'S STOCKHOLDERS WILL NOT HAVE THE OPPORTUNITY TO CONTINUE IN THEIR EQUITY INTEREST IN THE COMPANY AS AN INDEPENDENT ENTITY AND THEREFORE WILL NOT SHARE IN ANY FUTURE EARNINGS AND GROWTH OF THE COMPANY. MOREOVER, IF THE MERGER IS CONSUMMATED, PUBLIC TRADING OF THE COMMON STOCK WILL CEASE, THE COMMON STOCK WILL NOT BE LISTED ON THE NASDAQ STOCK MARKET, AND THE REGISTRATION OF THE COMMON STOCK UNDER THE EXCHANGE ACT WILL BE TERMINATED.

                                   THE MERGER

GENERAL

     The Merger Agreement provides for the merger of Merger Sub with and into the Company. Upon the effectiveness of the Merger, the separate existence of Merger Sub will cease, and FINOVA will directly own 100% of the issued and outstanding capital stock of the Company. The Company, as the surviving corporation in the Merger, will succeed to all rights and obligations of Merger Sub.

     The following sections through "-- Termination, Amendment and Waiver" contain a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement. THE DESCRIPTIONS OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT INCLUDED IN THIS PROXY STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND WHICH IS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. STOCKHOLDERS ARE URGED TO REVIEW THE MERGER AGREEMENT ITSELF CAREFULLY AND IN ITS ENTIRETY.

STOCKHOLDER MEETING; CLOSING; EFFECTIVE TIME

     The Company is required to submit the Merger Agreement to its stockholders for approval and adoption at a meeting to be held as soon as practicable after the execution of the Merger Agreement which took place on May 19, 1996. The Special Meeting has been called for that purpose. Subject to the Merger Agreement receiving all requisite stockholder approvals and subject to the fulfillment or waiver of the other conditions precedent set forth in the Merger Agreement, the parties shall hold a closing (the "Closing") on the next business day (or such later date as the parties may agree) following the later of (a) the Special Meeting, or (b) the business day on which the last of the conditions set forth in Article IV of the Merger Agreement is fulfilled or waived (such later date, the "Closing Date"). On the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The date and time of such filing, or such later date or time agreed upon by FINOVA and the Company, is sometimes hereinafter referred to as the "Effective Time."

CONVERSION AND CANCELLATION OF SECURITIES; MERGER PRICE

     Pursuant to the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time, which shares shall be automatically cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights under the DGCL) shall, by virtue of the Merger and without any action on the part of the stockholder, be converted into the right to receive $6.40 in cash, without interest (the "Merger Price"). Also at the Effective Time, each share of Merger Sub common stock, par value $1.00 per share, validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the stockholder, be converted into 10,000 validly issued, fully paid and nonassessable common shares, par value $1.00 per share, of the surviving corporation which shall be the Company. As a result, following the Merger, FINOVA will be the sole stockholder of the Company.

     Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with Section 262 of the DGCL will have the right to seek an appraisal of the fair value of their shares. See "The Merger -- Appraisal Rights of Dissenting Stockholders" below.

DISSENTING SHARES

     "Dissenting Shares" are defined in the Merger Agreement as shares of Company Common Stock held as of the Effective Time by a stockholder of record of the Company who has not voted such shares of Common Stock in favor of the Merger and with respect to which appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the

Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the payment which the holders of Common Stock are entitled to receive pursuant to the Merger Agreement, unless a dissenting stockholder shall have forfeited his or her right to appraisal under the DGCL or withdrawn, with the consent of the Company, his or her demand for appraisal. If a dissenting stockholder has so forfeited or withdrawn his or her right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Price payable in respect to such shares.

     The Merger Agreement provides that the Company shall give FINOVA (i) prompt notice of any written demands for appraisal of any shares of Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except for the prior consent of FINOVA, make any payment with respect to any demands for appraisal of shares of Company Common Stock or offer to settle or settle any such demands.

SURRENDER OF CERTIFICATES; PAYMENT

     FINOVA has designated Harris Trust and Savings Bank to act as the paying agent (the "Paying Agent") under the Merger Agreement. At the Effective Time, FINOVA shall cause the Surviving Corporation to deposit with the Paying Agent such funds as are required for the conversion of the shares of Common Stock into the right to receive the Merger Price (the "Payment Fund").

     As soon as practicable after the Effective Time, FINOVA shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates (the "Certificates") evidencing outstanding shares of Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as FINOVA and the Company, as the surviving corporation, may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price for each share represented by the Certificates. Upon the proper surrender of Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, the Paying Agent shall distribute to the holder of the Certificates a check for the cash being paid in respect of the Merger Price for the aggregate number of shares of Common Stock represented by such Certificates, and the Certificates so surrendered shall be cancelled. If for any reason (including without limitation, losses) the Payment Fund is inadequate to pay the amounts to which the stockholders of the Company are entitled, FINOVA shall be liable for the payment thereof.

     The cash paid upon the surrender of Certificates in accordance with the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights to receive the Merger Price pertaining to such shares of Common Stock. In no event will the holder of any surrendered Certificates be entitled to receive interest on the Merger Price. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made.

     Until exchanged pursuant to the procedures described above, each Certificate will, after the Effective Time, be deemed for all purposes to represent the right to receive the Merger Price in cash multiplied by the number of shares of Common Stock represented by such Certificate.

     PLEASE DO NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS APPROVED, THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES OF COMMON STOCK WILL BE AS SET FORTH ABOVE. YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM FROM THE PAYING AGENT.

OPTIONS AND WARRANTS

     Immediately prior to the Effective Time, each option granted under an Employee Plan (as defined in the Merger Agreement) by the Company to purchase shares of Common Stock, which is then outstanding, whether or not vested or exercisable, shall become vested and exercisable in accordance with its terms, shall be cancelled and the holder thereof shall be entitled to receive from the Company immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of (a) the Merger Price multiplied by the number of shares of Common Stock subject to such option, over (b) the exercise price of such option multiplied by the number of shares of Common Stock subject thereto.

     Immediately prior to the Effective Time, each warrant granted by the Company to purchase shares of Common Stock which is then outstanding, including both the warrant held by the Phoenix Home Life Mutual Insurance Company and the Redeemable Warrants, shall remain outstanding in accordance with its terms, and after the Effective Time, the holder thereof shall be entitled to receive from the Company upon payment of the exercise price provided for therein an amount equal to the Merger Price multiplied by the number of shares of the Company Common Stock with respect to which such warrant is then being exercised.

     In connection with the Merger, the Board of Directors of the Company shall have taken action to reduce the exercise price of all of the Redeemable Warrants from $8.25 to $6.30 per share. Holders of Redeemable Warrants will be permitted to receive from the Company, as the surviving corporation, $6.40 in cash upon the exercise of such warrants in accordance with their terms, at an exercise price equal to $6.30 per share, at any time, up to their expiration date, after the Effective Time of the Merger. The reduction in the exercise price of the Redeemable Warrants shall be effective only at and after the Effective Time and not prior thereto. The Company and its legal advisors are investigating potential ways in which to streamline and facilitate the exercise of the Redeemable Warrants.

     The Company is permitted to arrange for a reduction in the amount to be paid to each holder of cancelled options or warrants for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to, or by obtaining a cash payment from, such holder.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company to FINOVA and Merger Sub regarding, among other things, the following matters: (i) the Company's due organization, valid existence and good standing under the laws of the State of Delaware and its qualification as a foreign corporation authorized to do business and good standing in every jurisdiction in which such qualification is required; (ii) the due organization and qualification of each subsidiary of the Company in each required jurisdiction;
(iii) the Company's authorized, issued and outstanding capital stock; (iv) the Certificate of Incorporation, By-laws, minute books and records of the Company and its subsidiaries; (v) the Company's requisite corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (vi) the absence of any violations of the Company's Certificate of Incorporation or By-laws and the absence of any breach or default under any Contract (as defined therein) to which the Company or any of its subsidiaries is a party or the execution and delivery of the Merger Agreement by the Company; (vii) information furnished expressly for inclusion in this Proxy Statement; (viii) required consents or approvals by governmental or regulatory authorities; (ix) Company filings with the SEC; (x) Company financial statements; (xi) the validity of the Company's financing transactions; (xii) the absence of certain material adverse changes since the Balance Sheet Date (as defined therein); (xiii) disclosure of indebtedness; (xiv) title of the Company and its subsidiaries in real and personal properties and assets; (xv) material contracts; (xvi) insurance policies; (xvii) necessary authorizations from all governmental authorities and compliance with applicable laws and regulations; (xviii) federal, state, local and foreign tax returns; (xix) litigation; (xx) employee benefit plans and employment agreements; (xxi) labor matters; (xxii) environmental matters; (xxiii) intellectual property; (xxiv) the accuracy of materials provided to FINOVA; and (xxv) the absence of brokers' and finders' fees.

     The Merger Agreement also contains representations and warranties of FINOVA and Merger Sub to the Company regarding, among other things, the following matters: (i) the due organization, valid existence and good standing of FINOVA and Merger Sub under the laws of the State of Delaware; (ii) their requisite corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (iii) the absence of any violations of FINOVA's or Merger Sub's Certificate of Incorporation or By-laws and the absence of any breach or default under any Contract (as defined therein) to which either is a party in the execution and delivery of the Merger Agreement by FINOVA and Merger Sub; (iv) required consents or approvals by governmental or regulatory authorities; (v) information furnished expressly for inclusion in this Proxy Statement; (vi) the absence of brokers' or finder's fees; and (vii) financing available to pay the Merger Price for all issued and outstanding shares of Company Common Stock.

ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, the Company, FINOVA and Merger Sub have covenanted and agreed, among other things, to the following:

     Conduct of the Company's Business. Between the execution date of the Merger Agreement and the Effective Time, unless FINOVA shall otherwise consent in writing, and except as otherwise expressly contemplated, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company and its subsidiaries will use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company and its subsidiaries have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated in the Merger Agreement, the Company has agreed on behalf of itself and, where applicable, its subsidiaries that, without the prior written consent of FINOVA, it will, between the date of the Merger Agreement and the Effective Time:

          (a) not directly or indirectly do any of the following: (i) amend or propose to amend its Certificate of Incorporation or By-laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

          (b) not, directly or indirectly (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described on the Company Schedule to the Merger Agreement or otherwise, provided that the Company may issue shares of Company Common Stock pursuant to currently outstanding options and warrants referred to in
     Section 2.3 of the Merger Agreement and the Company may sell the outstanding shares of Melville Holding Co. Inc. common stock held by it as of the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any equity investments therein, except for the acquisition of warrants in Financing Transactions (as defined in the Merger Agreement) in the ordinary course of business consistent with past practice; (iii) issue, sell, pledge, dispose of or encumber any assets of the Company or its subsidiaries, except for Financing Transactions and Securitization Transactions (as defined in the Merger Agreement) in the ordinary course of business consistent with past practice, or enter into any Securitization Transactions involving an amount of more than $75 million (other than the Securitization Transaction of which the Note Agreement referred to in clause (iv) below is a part) or which involves financing costs and fees not consistent with past practice or which involves an implicit interest rate not consistent with past practice and except for the transfer of three used MRI systems to Melville Holding Co. Inc.; (iv) incur any indebtedness for borrowed money or issue any debt securities, except under the Revolving Credit Agreement described on the Company Schedule to the Merger Agreement, or any renewal, extension or replacement thereof on substantially the same terms (except for any application or termination fees imposed in connection with any such renewal, extension or replacement in an amount not to exceed $100,000), in an aggregate amount not to exceed $75 million or pursuant to the Note Agreement, dated as of March 1, 1996, between the Company and the Purchasers named therein in an aggregate amount not to exceed $75 million and on terms which are consistent with past practice; (v) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (vi) enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in paragraph (b);

          (c) not, directly or indirectly, sell or exercise any options, warrants or rights of any kind to acquire any equity securities (other than as permitted by paragraph (b) above) of another entity without the prior written consent of FINOVA which will not be unreasonably withheld; and

          (d) advise FINOVA of each business decision made by the senior management of the Company with respect to matters involving more than $2,000,000 in the case of Financing Transactions, or $50,000 in the case of matters other than Financing Transactions before such decision is implemented or announced, and shall make available, from time to time at FINOVA's request, senior management of the Company to consult with senior management of FINOVA concerning the conduct of the business of the Company.

     Stockholder Vote. The Company has agreed to promptly as practicable after the execution date of the Merger Agreement take all action necessary in accordance with Rules 14a-1 et seq. of the Securities Exchange Act of 1934 (the "Exchange Act"), the DGCL and its Certificate of Incorporation and Bylaws to call, give notice of and convene a meeting on a date determined by the Company and acceptable to FINOVA of the Company's stockholders to consider and vote upon the approval and adoption of the Merger Agreement and for such other purposes as may be necessary or desirable.

     Board Recommendation. The Merger Agreement requires the Company's Board of Directors to, subject to its fiduciary duties, (i) recommend without qualification of any nature that the Company's stockholders vote to approve and adopt the Merger Agreement and any other matters to be submitted to the Company's stockholders in connection therewith as to which FINOVA has no reasonable objection and (ii) use its reasonable best efforts to solicit and secure from the Company's stockholders such approval and adoption, which efforts may include without limitation, soliciting stockholder proxies therefor and to advise FINOVA upon its request, from time to time, as to the status of the stockholder vote then tabulated.

     Indemnification of Directors and Officers. FINOVA has agreed that it would not permit the Company or any other entity within its control, for a period of six years after the Effective Time, to take any action to impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time (the "Indemnification Provisions"), except for any changes which are required to conform with changes in applicable law and any changes which do not affect the application of such Indemnification Provisions to acts or omissions of such individuals prior to the Effective Time. From and after the Effective Time until the sixth anniversary of the Closing Date, FINOVA has unconditionally and irrevocably guaranteed the indemnification obligations of the Company contemplated by the Merger Agreement and by the Company's Certificate of Incorporation and By-laws. However, the obligations of FINOVA in this regard shall not exceed an amount equal to the sum of the aggregate Merger Price paid plus the limit of coverage of the Company's directors and officers liability insurance policy on the date of the Merger Agreement ($2 million). Notwithstanding the foregoing, FINOVA may cause the Company to merge with or into FINOVA or any of its affiliates; provided, however, that any such merger shall not alter or impair the Indemnification Provisions. The Merger Agreement also permits the Company, prior to the Closing, to purchase continuation or "tail" coverage on its directors and officers liability insurance for a term not to exceed six years, and up to $195,000 of the cost of such coverage shall not be deemed to reduce the Closing Date Book Value (as defined therein) or otherwise affect the calculation of the Per Share Amount.

     No Solicitation. Without the prior written consent of FINOVA, the Company may not, and may not authorize or permit any of its subsidiaries or their officers, directors, employees, financial advisors and agents ("Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or to take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person, or engage in any discussion or negotiations relating thereto (other than a response to any such person referring them to the appropriate provisions of the Merger Agreement) or accept any Acquisition Proposal. An "Acquisition Proposal" is defined to mean a proposal or offer (other than by a party to the Merger Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or its wholly owned subsidiaries, FSI Funding Corp. I and FSI Funding Corp. II, or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company, FSI Funding Corp. I or FSI Funding Corp. II.

     Notwithstanding the foregoing, the Company may at any time prior to the time the Company's stockholders shall have voted to approve the Merger Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with the Company or its Representatives after the date of the Merger Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (a) the third party has first made an Acquisition Proposal that is financially superior to the proposed Merger and the Board has determined that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (b) prior to furnishing such information to or entering into discussions or negotiations with such person or entity otherwise prohibited under the terms of the Merger Agreement, the Company provides prompt notice to FINOVA to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity, and receives from such person or entity an executed confidentiality agreement in reasonable customary form. The Company may also accept an Acquisition Proposal from a third party, as long as it concurrently terminates the Merger Agreement pursuant to a provision of the Merger Agreement that may result in the payment of a termination fee. See "The Merger -- Termination, Amendment and Waiver -- Termination Fees" below. The foregoing agreement shall not prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     The Company must notify FINOVA orally and in writing of any such inquiries, offers or proposals (including without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and must keep FINOVA informed of the status and details of any such inquiry, offer or proposal, and must give FINOVA three days advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal.

     The Merger Agreement also requires the Company to immediately cease and terminate any existing solicitation, initiation, encouragement, activity or negotiation with any parties theretofore conducted by the Company or its Representatives with respect to the foregoing.

     Purchase Price Adjustment of Redeemable Warrants. Prior to the closing of the Merger, the Company shall take such actions as may be necessary to reduce the purchase price of the Redeemable Warrants issued under the Warrant Agreement so that, on and after the Effective Time of the Merger, the purchase price of the Redeemable Warrants shall be $6.30 per share. Therefore, the only right of the holders of such Redeemable Warrants from and after the Effective Time shall be to receive $6.40 in cash upon exercise of each such Redeemable Warrant for $6.30. See "The Merger -- Options and Warrants" above.

CONDITIONS TO CLOSING

     Conditions to the Obligations of the Company and FINOVA and Merger
Sub. The respective obligations of the Company, on the one hand, and FINOVA and Merger Sub, on the other hand, to consummate the transactions contemplated in the Merger Agreement are subject to the requirements that: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL; (b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and (c) any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

     Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by the Merger Agreement are subject to the further requirements that: (a) the representations and warranties of FINOVA and Merger Sub contained in the Merger Agreement or in any other document delivered pursuant thereto (without regard to any materiality qualification contained therein) shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent that any inaccuracies therein, alone or in the aggregate, would not have a material adverse effect on FINOVA, and at the closing of the Merger FINOVA shall have delivered to the Company a certificate to that effect; (b) each of the obligations of FINOVA and Merger Sub to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing FINOVA shall have delivered to the Company a certificate to that effect; and (c) the Company shall have received an opinion dated the Closing Date of Morgan, Lewis & Bockius LLP, counsel for FINOVA and Merger Sub, in form and substance reasonably satisfactory to the Company and its counsel.

     Conditions to the Obligations of FINOVA and Merger Sub. The obligations of FINOVA and Merger Sub to consummate the transactions contemplated hereby are subject to the further requirements that: (a) the representations and warranties of the Company contained in the Merger Agreement or in any other document delivered pursuant thereto (without regard to any materiality qualification contained therein) shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent that any inaccuracies therein, alone or in the aggregate, would not have a Company Material Adverse Effect (as defined in the Merger Agreement), and at the Closing the Company shall have delivered to FINOVA a certificate to that effect; (b) each of the obligations of the Company to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date and at the closing of the Merger the Company shall have delivered to FINOVA a certificate to that effect; (c) there shall not be any securities, rights, warrants, options, or other instruments outstanding which, after consummation of the Merger, would be convertible into or exercisable for securities of the surviving corporation; (d) the Company shall have obtained the consent or approval of each person or entity whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated by the Merger Agreement, except those which the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect, all of which have been disclosed in writing to FINOVA;
(e) the Company shall have made arrangements to terminate all plans and arrangements that relate to employees or non-employees which involve the issuance or future issuance (contingent or otherwise) of, or the value of the rights granted pursuant to which is measured by, equity securities, in each case without liability or cost to FINOVA or Merger Sub and without imposing any future obligations on FINOVA, Merger Sub or the Company or any of its subsidiaries; (f) the Company shall have made arrangements to terminate all agreements, arrangements or understandings between it or any of its subsidiaries, on the one hand, and Sands and RAS on the other hand; (g) there shall not have occurred a Company Material Adverse Effect or an event which could reasonably be expected to result in a Company Material Adverse Effect, other than the effects of changes that are generally applicable in (i) the equipment leasing and financing industry, (ii) the United States economy, or
(iii) the United States securities markets if, in any of (i), (ii) or (iii), the effect on the Company and its subsidiaries is not disproportionate relative to the effect on FINOVA and its subsidiaries; (h) the number of Dissenting Shares shall be less than or equal to 10% of the number of issued and outstanding shares of Company Common Stock; (i) FINOVA shall have received an opinion dated the Closing Date from each of Hale and Dorr and Murtha, Cullina, Richter and

Pinney, counsel for the Company, in form and substance reasonably satisfactory to FINOVA and its counsel; (j) the Per Share Amount shall have been finally determined and shall not be less than $6.35; and (k) the Company shall have demonstrated to FINOVA's reasonable satisfaction that delinquencies in lease payments due and owing to the Company and 31 days or more past due (on a contractual basis) do not exceed 4.25% of total lease contracts receivable as of the Closing Date.

PER SHARE AMOUNT

     As indicated above, FINOVA and Merger Sub are not obligated to proceed with and consummate the Merger if, among other things, the "Per Share Amount" is less than $6.35. See "The Merger -- Conditions to Closing -- Conditions to the Obligations of FINOVA and Merger Sub." Generally speaking, the Per Share Amount is intended to function as an objective means by which (a) the Company's stockholders could receive payment for the projected increase in value of the Company from December 31, 1995 (which was the date of the most recent financial information utilized by FINOVA in connection with its internal financial investigation and valuation of the Company prior to the execution of the Merger Agreement) to the Closing Date and (b) FINOVA could assure itself that the projected increase in value actually takes place. The calculation reflects the premise that FINOVA valued the Company at $6.00 per share as of December 31, 1995. The calculation then adds to that amount the Company's pre-tax earnings generated during the period commencing on January 1, 1996 and ending on the Closing Date plus the amount, if any, by which the Company's general unallocated reserves exceed $1,500,000 on the Closing Date. In calculating the Company's earnings during this period, the Merger Agreement provides for certain adjustments, which are intended, to the extent possible, to ensure that such adjusted pre-tax earnings create additional value in the Company. Based on the Company's then-current projections, FINOVA agreed to fix the Merger Price at $6.40 per share. The Per Share Amount attempts to ensure that the value of the Company, in fact, increases by at least $.35 per share, as calculated in accordance with the Merger Agreement. The amount of the Per Share Amount and the method by which it is to be calculated were the subject of extensive negotiations between the parties and, except as described in general terms above, do not necessarily bear any direct relationship to the Merger Price of $6.40 per share.

     In more specific terms, the Merger Agreement provides that the Per Share Amount shall be equal to the sum of (i) $6.00 plus (ii) the quotient, rounded to the nearest penny, of (A) the sum of the amount, if any, by which the Closing Date Book Value of the Company exceeds $26,185,000, plus the amount, if any, by which the Closing Date Loss Reserves exceeds $1,500,000, divided by (B) the number of shares of Common Stock outstanding immediately prior to the Closing Date. At December 31, 1995 and June 30, 1996, the Book Value of the Company was $26,185,000 and $27,823,000, respectively. At December 31, 1995 and June 30,
1996, the Company's general unallocated loss reserves were $1,205,000 and $925,000, respectively.

     The "Closing Date Book Value" is defined to mean the Valuation Date Book Value adjusted by an estimated amount agreed to by the Company and FINOVA as to the probable change in the Valuation Date Book Value between the Valuation Date and the Closing Date, and reduced by an amount equal to the Option Spread Amount. The "Valuation Date Book Value" is defined to mean the consolidated net book value of the Company and its subsidiaries as of the Valuation Date, as shown on the Valuation Date Balance Sheet. The "Option Spread Amount" is defined to mean the amount by which the product of the Merger Price multiplied by the number of shares of Common Stock issuable upon the exercise of options or warrants, outstanding immediately prior to the Effective Time which would be exercisable at any time to purchase shares of Common Stock at an exercise price per share equal to or less than the Merger Price, exceeds the product of the weighted average exercise price (as of the Effective Time) of all such options or warrants multiplied by the number of shares of Common Stock issuable upon the exercise of such options or warrants. At June 30, 1996, the Option Spread Amount was approximately $2,757,000, based upon the number of shares of Common Stock issuable upon the exercise of options and warrants which would be exercisable immediately prior to the Effective Time at their respective exercise prices as of the Effective Time. The Company cannot predict what the Option Spread Amount will be as of the Effective Time due to the possible exercise of options after the date of this Proxy Statement and prior to the Effective Time.

     The "Closing Date Loss Reserves" is defined to mean the Valuation Date Loss Reserves adjusted by an estimated amount agreed to between the Company and FINOVA as to the probable change in the Valuation Date Loss Reserves between the Valuation Date and the Closing Date. The "Valuation Date Loss Reserves" is defined to mean the amount of the general unallocated asset contra-accounts which are included in allowances for doubtful accounts (as opposed to reserves which are specifically allocated to particular doubtful accounts) on the Valuation Date Balance Sheet. For purposes of the foregoing, the Merger Agreement provides that the Company may allocate all or any part of its pre-tax earnings to its Valuation Date Loss Reserves in developing the estimation of Closing Date Loss Reserves.

     For purposes of the foregoing, the Merger Agreement provides that the Company shall prepare a balance sheet of the Company and its subsidiaries (the "Valuation Date Balance Sheet"), as of the close of business on the last day of the calendar month immediately preceding the month in which the Special Meeting is held (the "Valuation Date"). The Valuation Date Balance Sheet shall be prepared by the Company, reviewed by FINOVA and FINOVA's independent public accountants and approved by FINOVA (such approval not to be unreasonably withheld), together with the related statement of income for the period commencing on January 1, 1996 and ending on the Valuation Date (collectively, the "Valuation Financial Statements").

     The Company may, in the preparation of the Valuation Date Balance Sheet, allocate all or any part of its pre-tax earnings, accrued from January 1, 1996 through the Closing Date, to its Valuation Date Loss Reserves to the extent that such allocations do not reduce the Company's Total Stockholders' Equity, as of the closing, below $26,185,000. In addition, there shall be accrued as liabilities on the Valuation Financial Statements (i) an amount equal to the amount, if any, by which all legal, accounting, auditing, investment banking or financial advisory fees and proxy printing and mailing costs and other related expenses reasonably estimated to be incurred by the Company or its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby for all periods through the Effective Time, whether or not billed or payable as of the Valuation Date ("Transaction Costs") and any amounts paid or payable by the Company to the Underwriters of the Initial Public Offering to terminate their rights under the Underwriting Agreement and any related agreements, exceeds $400,000, and (ii) all obligations under all employment arrangements or consulting arrangements to which the Company is a party with respect to periods commencing on, or after or as a result of the closing, excluding however, the Company's obligations under its consulting agreement with Mr. Randolph and the Change of Control Agreement with Mr. Maxwell. The Company believes payments to the Underwriters to terminate their rights under the Underwriting Agreement and related agreements will approximate $355,000. The Company cannot be certain as to the amount of additional Transaction Costs that it will incur. The Company does not anticipate incurring material obligations under employment arrangements or consulting arrangements commencing on, or after, or as a result of the Closing, beyond the exclusions mentioned within this paragraph. In addition, there shall be excluded from the Valuation Financial Statements (i) any gains attributable to the Company's exercise on or after January 1, 1996 of any options, warrants or rights of any kind to acquire any equity securities of another entity, (ii) up to an aggregate of $400,000 with respect to both any Transaction Costs and any amounts paid or payable by the Company to the Underwriters of the Company's Initial Public Offering to terminate their rights under the Underwriting Agreement and any related agreements, and (iii) up to $195,000 with respect to the Company's purchase of "tail" coverage on its directors and officers liability insurance. The Company has received an informal and preliminary quotation for the continuation of its directors and officers liability insurance for a single premium of approximately $190,000. The Company can provide no assurance, however, that it will be able to obtain such coverage or what cost it would incur if it shall be able to obtain such coverage. The Merger Agreement expressly provides that the Valuation Financial Statements may reflect the payment by Dr. Bronfin to the Company of up to $250,000 and, upon the express written consent of FINOVA which shall not be unreasonably withheld, of additional sums to assist the Company in achieving a Per Share Amount of at least $6.35. Except for the foregoing negotiated adjustments, the Valuation Financial Statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting principles and practices followed in preparing the Company's 1995 audited financial statements.

     As an inducement for the Company to enter into the Merger Agreement, Dr. Bronfin and the Company have entered into the Subsidy Payment Agreement, pursuant to which Dr. Bronfin agreed to make a payment to the Company in an amount up to $250,000 to the extent the Per Share Amount is less than $6.35, such that the Per Share Amount following the Subsidy Payment is not less than $6.35. As noted above, the Merger Agreement expressly provides that, in the event that such a Subsidy Payment is made, it shall be counted in the calculation of the Per Share Amount. However, there can be no assurance that the Subsidy Payment will be sufficient to close any shortfall in the Per Share Amount from $6.35. See "Special Factors -- Interests of Certain Persons in the Merger -- Subsidy Payment Agreement Between the Company and Dr. Bronfin."

     The Company estimates that, if the Closing took place on June 30, 1996, the Per Share Amount would have been approximately $6.32, resulting in a Subsidy Payment of approximately $142,000. Based on current forecasts and projections, the Company estimates that the Per Share Amount would be approximately $6.49 as of August 30, 1996, reflecting a gross "safety margin" of approximately $745,000 before any Subsidy Payment would be required. It should be noted, however, that these figures represent only the Company's internal estimates and projections and have not been reviewed or approved by FINOVA or the Company's independent public accountants. There can be no assurance that the Per Share Amount (after giving effect to the Subsidy Payment) will equal or exceed $6.35.

     Any dispute which may arise between the Company and FINOVA as to the preparation of the Valuation Financial Statements, including the determination of the Closing Date Book Value or the Closing Date Loss Reserves, or the calculation of the Per Share Amount is required to be resolved as follows: (a) FINOVA must notify the Company in writing within 10 business days after its receipt of the report of the Company that FINOVA disputes such matters and such notice must specify in reasonable detail the nature of the dispute; (b) during the three business day period following the date of such notice, the Company and FINOVA are required to attempt to resolve such dispute and to determine the appropriateness of the Per Share Amount; and (c) if at the end of such three business day period, FINOVA and the Company have failed to reach a written agreement with respect to such dispute, the matter must be referred to Price Waterhouse LLP, independent certified public accountants (the "Arbitrator"), which is to act as an arbitrator and issue its report as to the Valuation Financial Statements within 30 days after such dispute is referred to it. Unless otherwise ordered by the Arbitrator, each of the parties is required to bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator are to be borne equally by the Company and FINOVA. The decision of the Arbitrator shall be final and binding and there is no right of appeal therefrom.

TERMINATION, AMENDMENT AND WAIVER

     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing Date by the mutual written consent of each of FINOVA, Merger Sub and the Company.

     The Merger Agreement may be terminated by either FINOVA or the Company if
(a) the Merger shall not have been consummated on or before (i) September 1, 1996 if the SEC does not review the Proxy Statement or if no matter is under dispute relative to the calculation of the Per Share Amount, (ii) September 15, 1996 if the SEC reviews the Proxy Statement or (iii) 30 days after the referral to the Arbitrator of any disputed matters relative to the calculation of the Per Share Amount (the "Termination Date"); (b) a court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties are required to use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; (c) the other party shall have breached, or failed to comply with, in any material respect any of its obligations under the Merger Agreement or any representation or warranty made by the other shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and which breach shall not have cured, in the case of a representation or warranty, prior to closing of the Merger, or in the case of a covenant or agreement within 30 days after notice thereof and, in the case of a breach, failure or misrepresentation by the Company, such breach, failure or misrepresentation, individually or in the aggregate, results or would reasonably be expected to result in a Company Material Adverse Effect (as defined in the

Merger Agreement); or (d) the required approvals of the stockholders of the Company shall fail to have been obtained at the Special Meeting, including any adjournments thereof.

     The Merger Agreement may be terminated by FINOVA (a) after the occurrence of an event which could reasonably be expected to result in a Company Material Adverse Effect, other than the effects of changes that are generally applicable in (i) the equipment leasing and financing industry, (ii) the United States economy, or (iii) the United States securities markets if, in any of (i), (ii) or (iii), the effect on the Company and its subsidiaries is not disproportionate relative to the effect on FINOVA and its subsidiaries; (b) if the Board of Directors of the Company or any committee of the Board of Directors of the Company (i) withdraws or modifies in any adverse manner its approval or recommendation of the Merger Agreement, (ii) fails to reaffirm such approval or recommendation upon FINOVA's reasonable request, or (iii) approves or recommends any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock, in each case other than by FINOVA or an affiliate thereof.

     The Merger Agreement may be terminated by the Company at any time prior to the approval of the Merger Agreement by the stockholders of the Company, upon three days' prior notice to FINOVA, if, as a result of an Acquisition Proposal (as defined in the Merger Agreement) by a party other than FINOVA or any of its affiliates, the Board of Directors of the Company determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted. In order to terminate the Merger Agreement under this provision, (a) the Board of Directors of the Company shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by FINOVA pursuant to clause (b) below and after consultation with outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (b) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with FINOVA for a maximum of three business days to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein.

     Effect of Termination. The Merger Agreement generally provides that, in the event of its termination, the Merger Agreement shall become void and of no effect, and there shall be no liability on the part of FINOVA, Merger Sub or the Company, except for the termination fees described below and except that (a) each party shall be liable for the payment of its own expenses and shall continue to be bound by the confidentiality agreement executed between the parties in connection with the Merger Agreement and (b) no party shall be relieved from liability for any willful breach of the Merger Agreement. Notwithstanding the general agreement between the parties with respect to the payment of their own expenses, the Merger Agreement provides that, in the event the Merger Agreement is terminated, the Company shall reimburse FINOVA for one-half of the filing fees paid by it under the HSR Act.

     Termination Fees. In the event that FINOVA terminates the Merger Agreement due to a breach of any representation or warranty of the Company set forth in
Article II of the Merger Agreement, the Company is required to pay $750,000 to FINOVA within five days after such termination if the Company knew or in the exercise of reasonable diligence should have known that such representation or warranty was not true in all material respects when made.

     In the event that FINOVA terminates the Merger Agreement because the Board of Directors of the Company or any committee of the Board of Directors of the Company (a) withdraws or modifies in any adverse manner its approval or recommendation of the Merger Agreement, (b) fails to reaffirm such approval or recommendation upon FINOVA's reasonable request, or (c) approves or recommends any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock (in each case other than by FINOVA or an affiliate thereof), the Company is required to reimburse FINOVA within three days after such termination for all out-of-pocket costs and expenses incurred by FINOVA or its affiliates (including without limitation all filing fees under the HSR Act) in connection with the transactions contemplated by the Merger Agreement, not to exceed $400,000. In the event of the foregoing, FINOVA must provide the Company with an itemized listing of all such fees and expenses, and the Company is obligated to pay such amount within five (5) business days after the date of receipt of such listing.

     In the event that (a) the Merger Agreement (i) is terminated by the Company or FINOVA because the Company is unable to obtain the requisite stockholder approval of the Merger Agreement and the transactions contemplated thereby or by FINOVA because the Board of Directors of the Company or any committee of the Board of Directors of the Company (A) shall withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement, (B) shall fail to reaffirm such approval or recommendation upon FINOVA's reasonable request, or
(C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock (in each case other than by FINOVA or an affiliate thereof), or (ii) is terminated by FINOVA as a result of the Company's breach of the nonsolicitation provision set forth in the Merger Agreement (see "Merger Agreement -- Additional Agreements -- No Solicitation" above), which breach is not cured within 30 days after notice thereof to the Company, and (b) within 12 months from the date of termination the Company shall enter into a definitive agreement relating to an Acquisition Proposal, the Company or any successor thereto shall pay to FINOVA a cash termination fee of $1,500,000 within five business days after the execution of such definitive agreement.

     The Merger Agreement provides that FINOVA or Merger Sub, as the case may be, shall be entitled, if at all, only to one payment, in the event of a termination of the Merger Agreement, which payment shall be the largest of the payments to which FINOVA or Merger Sub would be entitled to pursuant to the foregoing provisions of the Merger Agreement.

     Amendment. The Merger Agreement may be amended by FINOVA and the Company pursuant to a writing adopted by action taken by FINOVA and the Company at any time before the Effective Time; provided, however, that, after approval of the Merger Agreement by the stockholders of the Company, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the Company's stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

     Waiver. At any time before the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

     Arbitration. All controversies, disputes or claims ("Disputes") arising among the parties relating to the Merger Agreement, except for those concerning the calculation of the Per Share Amount, shall be settled by arbitration in accordance with such rules as may be agreed upon by the parties, or, failing agreement on such rules within thirty (30) days of written request for such agreement, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA"), as amended from time to time and as modified by the Merger Agreement. Disputes shall be presented before a single arbitrator (the "AAA Arbitrator") sitting in Wilmington, Delaware. The decision of the AAA Arbitrator shall be final and binding, except as provided in the Federal Arbitration Act and except for errors of law based on findings of fact. The parties have irrevocably submitted to the exclusive jurisdiction of the courts of Delaware and expressly waive their rights to a trial by jury.

     Plans of the Company if the Merger is Not Consummated. If the stockholders fail to approve and adopt the Merger Agreement, the Merger and related transactions will not be consummated and the Merger Agreement and ancillary agreements will be terminated. Costs incurred by the Company in contemplation of the Merger would have an adverse impact on the Company's 1996 earnings. It is not known whether a sale of the Company would occur in the foreseeable future. The Company believes that its revolving credit facility, which will expire on September 30, 1996, can be renewed thereby allowing the Company to continue to fund new leases, although there can be no assurance that this will be the case. In addition, the Company would expect to need additional equity capital and/or subordinated debt during 1997 and 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Special Factors -- Background; Reasons for the Merger."

SOURCE AND AMOUNT OF FUNDS

     Approximately $37.3 million will be required to pay the Merger Price to the holders of all shares of Common Stock and Common Stock equivalents outstanding as of the Effective Time (assuming no holders of shares of Common Stock exercise their statutory dissenters' rights of appraisal). It is currently anticipated that all of such funds will be paid from FINOVA's available cash balances and borrowings from available sources. FINOVA's available cash balances and unused borrowing capacity substantially exceed the aggregate Merger Price.

ACCOUNTING TREATMENT

     The Company understands that FINOVA will account for the Merger as a "purchase" under generally accepted accounting principles.

REGULATORY APPROVAL

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. FINOVA and the Company filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 6, 1996 and June 7, 1996, respectively. The applicable waiting period under the HSR Act terminated on July 7, 1996. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of FINOVA or the Company. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of the Company or businesses of FINOVA or the Company by FINOVA. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Under the DGCL, any stockholder who does not wish to accept the Merger Price provided for in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock (the "Dissenting Shares") provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

     The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder to dissent from the Merger and perfect the stockholder's Appraisal Rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C hereto.

     If any stockholder elects to demand appraisal of his or her shares of Common Stock, the stockholder must satisfy each of the following conditions:

           (i) the stockholder must deliver to the Company a written demand for appraisal of his or her shares of Common Stock before the vote with respect to which the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262); and

          (ii) the stockholder must not vote in favor of the Merger (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal).

     Within ten days after the Effective Time, the Company must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not presently intend to file such a petition in the event there are dissenting stockholders. INASMUCH AS THE COMPANY HAS NO OBLIGATION TO FILE SUCH A PETITION, THE FAILURE OF A STOCKHOLDER TO DO SO WITHIN THE PERIOD SPECIFIED COULD NULLIFY SUCH STOCKHOLDER'S PREVIOUSLY WRITTEN DEMAND FOR APPRAISAL. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the payment of the Merger Price pursuant to the Merger Agreement.

     If any stockholder fails to comply with the above provisions and the Merger becomes effective, the stockholder will be entitled to receive the Merger Price as provided for in the Merger Agreement but will have no Appraisal Rights with respect to his or her shares of Common Stock.

     All demands for appraisal should be addressed to Financing for Science International, Inc., 10 Waterside Drive, Farmington, Connecticut, 06032-3065,
Attention: Secretary, before the vote on the Merger Agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares of Common Stock.

     To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears in his or her stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of Common Stock.

     If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will direct the payment by the Company of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock. In determining fair value, the Court is required to take into account all relevant factors.

     Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock determined under Section 262 of the DGCL could be more, the same, or less than the Merger Price that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262 of the DGCL.

     Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., the Company and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

     Any stockholder who demands Appraisal Rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Common Stock (other than with respect to payment as of a record date prior to the Effective Time) or to receive the Merger Price pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Time, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Merger Price without interest.

     In addition, FINOVA and Merger Sub are not obligated to consummate the Merger if, among other things, the number of Dissenting Shares is greater than 10% of the number of issued and outstanding shares of Company Common Stock.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF SECTION 262 OF THE DGCL, STOCKHOLDERS OF THE COMPANY WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     Except as otherwise stated below, the following table sets forth information regarding beneficial ownership of shares of Common Stock as of February 7, 1996, by each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director, each executive officer listed in the Summary Compensation Table included in the Company's Form 10-K for the year ended December 31, 1995, and all executive officers and directors as a group. Persons named in the following table had sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and other information contained in the footnotes to the table. Information with respect to beneficial ownership was based upon the Company's Common Stock records and data supplied to the Company by its stockholders.

                                                                     AMOUNT AND
                                                                     NATURE OF
                                                                     BENEFICIAL      PERCENT
                         BENEFICIAL OWNER                           OWNERSHIP(1)     OF CLASS
- ------------------------------------------------------------------  ------------     --------
5% BENEFICIAL OWNERS OTHER THAN DIRECTORS
Electra Investment Trust, P.L.C. (2)(3)...........................    1,260,000        23.08
  65 Kingsway
  London WC2B 6QT
  England
Fortis Private Capital Funds (3)(4)...............................      480,000         8.91
  One Chase Manhattan Plaza, 41st Floor
  New York, New York 10005
William Harris Investors, Inc.(5).................................      594,800        10.32
  2 North LaSalle Street, Suite 400
  Chicago, Illinois 60602
Irving B. Harris(6)...............................................      333,000         5.97
  2 North LaSalle Street, Suite 505
  Chicago, Illinois 60602
DIRECTORS AND OTHER NAMED EXECUTIVE OFFICERS
Barry R. Bronfin, Sc.D.(7)........................................    1,216,440        22.49
  10 Waterside Drive
  Farmington, Connecticut 06032
Robert S. Lees, M.D.(8)...........................................       19,075         *
Robert W. Maxwell(9)..............................................      140,000         2.54
Geoffrey W. Nelson(10)............................................        2,000         *
Martin S. Orland(11)..............................................      489,250         9.06
John M. Randolph(12)..............................................       73,250         1.35
Steven B. Sands(13)...............................................      480,600         8.30
Diane M. Smith(14)................................................    1,268,250        23.20
Gerald A. Michaud.................................................           --           --
Robert D. Pomeroy, Jr.(15)........................................       70,000         1.28
Richard Schwartz(16)..............................................       72,500         1.33
All executive officers and directors as a group (17)..............    3,014,300        62.32

- ---------------

* Less than 1%

 (1) Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) Includes 70,000 shares issuable pursuant to Redeemable Warrants exercisable within 60 days. Diane M. Smith, a director of the Company, is a Senior Vice President of Electra, Inc., the U.S. investment advisor of Electra Investment Trust, P.L.C. ("Electra P.L.C.").

 (3) Electra P.L.C., AMEV Venture Associates III, L.P. ("AMEV") and AMEV Venture Associates III-International, L.P. ("AMEV-International") have certain rights of refusal and co-sale with respect to the shares of Common Stock beneficially owned by Dr. Bronfin.

 (4) Consists of 356,640 shares held by AMEV and 123,360 shares held by AMEV-International, each of which has shared voting and disposition power for the other's shares and has the same address as Fortis Private Capital, Inc. ("Fortis"). Fortis is an indirectly wholly-owned subsidiary of the corporation which controls the general partner of AMEV-International, and Fortis wholly owns the corporate general partner of AMEV. Mr. Orland, a director of the Company, is the President of Fortis and shares voting power for the shares with the other directors of the two general partners.

 (5) Includes the 333,000 shares beneficially owned by Irving B. Harris, the Chairman of William Harris Investors Inc. All shares have been acquired on behalf of discretionary clients who are entitled to receive any dividends and any proceeds from sale of the shares. The power to vote is shared as to all the shares. 374,000 of the shares are issuable pursuant to Redeemable Warrants exercisable within 60 days.

 (6) Includes 185,000 shares issuable pursuant to Redeemable Warrants exercisable within 60 days of which power to vote or dispose is shared for 75,000 shares held by the William Harris & Co. Employee Profit Sharing Trust, a retirement plan in which Mr. Harris has an approximate 55.45% beneficial interest. William Harris & Co., the plan sponsor, is a holding company of which Mr. Harris is the sole shareholder, the President and a director. Ownership of all the shares also is reported by William Harris Investors, Inc., of which Mr. Harris is the Chairman and 49.5% shareholder. Power to vote or dispose is shared for 19,000 shares held by the Irving Harris Foundation.

 (7) Includes 250,000 shares held in two trusts for the benefit of Dr. Bronfin's children, for which Dr. Bronfin's wife is trustee. Dr. Bronfin disclaims beneficial ownership of such shares. Also includes 10,000 shares issuable pursuant to Redeemable Warrants and 9,240 shares issuable pursuant to stock options exercisable within 60 days.

 (8) Includes 9,075 shares issuable pursuant to stock options exercisable within 60 days.

 (9) Includes 120,000 shares issuable pursuant to stock options exercisable within 60 days.

(10) Includes 1,000 shares issuable pursuant to Redeemable Warrants exercisable within 60 days.

(11) Includes 480,000 shares held by affiliates of Fortis as to which Mr. Orland shares voting power and does not have disposition power, and 500 shares issuable pursuant to Redeemable Warrants and 8,250 shares issuable pursuant to stock options exercisable within 60 days.

(12) Mr. Randolph disclaims beneficial ownership of 5,000 of the shares held by the Kathleen M. Randolph Trust (1991). Shares directly owned by Mr. Randolph include 30,000 shares issuable pursuant to Redeemable Warrants exercisable within 60 days and 8,250 shares issuable pursuant to stock options exercisable within 60 days.

(13) Consists of (i) 13,500 shares owned by a limited partnership that Mr. Sands controls, (ii) 67,100 shares owned by limited partnerships of which Mr. Sands is a controlling shareholder, officer and director of the corporate general partner, and (iii) 400,000 shares underlying certain warrants exercisable within 60 days (the "Underwriters' Warrants") owned by a limited partnership that Mr. Sands controls that had been acquired by Sands Brothers in connection with the Initial Public Offering and pursuant to which there may be acquired (A) 200,000 shares, and (B) certain Redeemable Warrants exercisable within 60 days for 200,000 shares.

(14) Includes 1,260,000 shares held by Electra P.L.C. and 8,250 shares issuable pursuant to stock options exercisable within 60 days, as to both of which Ms. Smith disclaims beneficial ownership.

(15) Includes 70,000 shares issuable pursuant to stock options exercisable within 60 days.

(16) Includes 72,500 shares issuable pursuant to stock options exercisable within 60 days.

(17) Includes 1,260,000 shares owned by Electra P.L.C., 480,000 shares owned by Fortis, 480,600 shares owned by Mr. Sands, 403,065 shares issuable pursuant to stock options exercisable within 60 days, and 250,000 shares held in trusts for which Dr. Bronfin's wife is trustee.

                            BUSINESS OF THE COMPANY

     The Company is engaged in the business of leasing essential equipment to customers in its specialized markets which include technology-based corporations, research facilities, and healthcare providers. The portfolio consists of equipment leased to customers engaged in electronics, life sciences, healthcare, and industrial and commercial businesses.

     The Company leases equipment, much of it advanced technology, generally ranging from $100,000 to $2,000,000 in cost. The Company's leases as of June 30, 1996 had an average term of 53 months. The Company's leases are classified predominantly as direct finance leases. Direct finance leases are full payout leases whereby the Company will recover substantially all the equipment and related financing costs during the initial noncancelable lease term. This classification contrasts with operating leases which are usually shorter term and do not provide for the lessor to recover all or substantially all of the equipment cost during the initial lease term. While the Company generally retains title to the equipment, the leases require the lessees to maintain and insure the equipment and to pay property, sales and similar taxes.

     The Company's growth depends upon its ability to finance at competitive interest rates its purchases of equipment for lease. The Company's financing program relies upon two elements -- a $60 million revolving credit facility for short-term financing which was to expire on June 30, 1996, and a lease securitization program for permanent financing. The revolving credit facility was extended for a 90 day period in the amount of $44,375,000. Equipment purchases are funded initially through the revolving credit facility at floating rates. Subsequently, the Company's lease receivables are pooled and asset-backed notes with fixed rates which are secured by the pool are issued to institutional investors in private placements. The Company has completed eight such securitizations, issuing $271 million as of June 30, 1996 of such asset-backed notes. Under this financing strategy, the Company believes it can leverage its capital base, limit its exposure to interest rate fluctuations and generate liquidity.

LEASES

     Substantially all of the Company's leases are noncancelable for a specified term during which the Company receives lease payments sufficient to pay all of the Company's financing costs and 90% or more of the acquisition costs of the underlying equipment. The initial noncancelable lease term is usually less than the equipment's estimated economic life. Initial lease terms for new equipment generally range from 36-60 months. As of June 30, 1996, the Company's lessees had on lease an aggregate of $283 million of equipment (based on original acquisition cost), over an average initial lease term of 53 months. The Company had 374 different lessees, of which no one lessee represented more than 10% of the Company's total revenues in 1995. The Company has been reducing its relative percentage of leases to health care businesses and increasing the percentages to electronics, life sciences and industrial businesses. At June 30, 1996, as measured by net investments, these percentages were 34% healthcare, 21% life sciences, 22% electronics and 23% industrial and commercial.

     The Company uses standard lease contracts, the terms and conditions of which vary somewhat from transaction to transaction. In substantially all cases, lessees are required to: (i) maintain, service and operate the equipment in accordance with the manufacturer's and government-mandated procedures; (ii) insure the equipment against property and casualty loss, public liability and malpractice risks; (iii) pay all taxes associated with the equipment; and (iv) make all lease payments regardless of the performance of the equipment. The Company's standard lease contracts provide that in the event of a default by a lessee the Company can require payment of liquidated damages to make the Company whole and can seize and remove the equipment for subsequent sale, re-lease or other disposal at its discretion. The lessee's obligation to pay liquidated damages may be satisfied from the proceeds of the Company's sale or re-lease of the equipment and also, in a number of instances, by the Company's sale or other realization on any assets that have been pledged as collateral for the lessee's obligations. Generally, any additions, accessions or upgrades to the equipment regardless of the source of payment automatically become incorporated into the equipment and owned by the Company.

     The Company's leases fall within three general categories: (i) leases which grant the lessee an option, or require the lessee, to purchase the leased equipment at a fixed price or renew the lease at a fixed rate (transactions which require the purchase of the equipment at the end of the term may be documented as a loan with a note and security agreement); (ii) leases which grant the lessee an option to purchase the leased equipment at a nominal price at the expiration of the lease, and (iii) leases which grant the lessee an option, or require the lessee, to purchase the leased equipment at fair market value or to renew the lease at a fair market rate or to return the equipment at the expiration of the initial lease term, which typically include maximum and/or minimum pricing provisions.

EQUIPMENT AND RESIDUAL VALUES

     At the inception of a lease, the Company estimates the fair market value of the leased equipment that it would obtain at the end of the initial lease term and records that value as the residual value on its balance sheet. Over the lease term, the portion of unearned income related to residual value is accreted to income using the interest method. The Company periodically reviews, at least annually, the residual value estimates recorded on its books based on its own analysis, prevailing market data and reports from appraisers. Under generally accepted accounting principles, any downward revision would result in an immediate charge to earnings, while no upward revision may be recorded until actually realized as gain.

     At the end of the initial lease term, when the equipment is either sold or re-leased, the amount by which the net proceeds exceed or fall short of the residual value is recorded as a gain or loss. When equipment is re-leased at a gain, the Company recognizes the gain ratably over the renewal term. The Company's results of operations may be affected by its ability to realize the residual value of equipment on those leases where the lessees have fair market value purchase options at expiration of the lease term.

     At June 30, 1996, 47% of the leases in the Company's portfolio (as measured by acquisition costs) bore no residual value on the Company's books, generally because the leases granted a purchase option at a nominal price to the lessee or required the lessee to purchase the equipment at a fixed price, 35% bore guarantees of a certain residual value and 18% bore residual values based upon the Company's estimates of the fair market value of the leased equipment at end of term. At June 30, 1996, the Company had on its books an aggregate of $24,884,000 residual value, of which $13,121,000 was guaranteed, primarily by lessees. At June 30, 1996, $10,417,000 represented residual value of medical equipment. There can be no assurance, however, that the residual values will be realized. At June 30, 1996, $10,039,000 or 40% of the aggregate unearned income related to residual values had been accreted to income.

     Although the Company does not expect significant physical deterioration of its equipment during the initial lease term, the Company operates in markets characterized by technological advances which may affect present or future residual values. The risks of technical and economic obsolescence of equipment is ever present, particularly for the high technology equipment that the Company leases.

     The Company's leases typically require equipment returned by a lessee to be in fully operational condition, certified by the manufacturer as qualified for its service and maintenance programs and accepted for reinstallation, and to comply with all regulatory rules or guidelines for operation of the equipment. The costs relating to these requirements are obligations of the lessee.

MARKETING

     The Company's marketing relies upon the efforts of its professional staff working directly with its target customer base, lease referral sources including investment bankers and venture capital firms and relationships with equipment manufacturers. Using these principal marketing channels, the Company actively cultivates customers in its target markets. During 1995, lease referrals and direct solicitation of specifically targeted customers generated the majority of lease originations, comprising 55% and 33%, respectively. Approximately 12% of lease originations in 1995 were generated by vendor programs.

CREDIT APPROVAL PROCESS

     The control of credit losses is an important element of the Company's business and the risk of credit losses is a major factor in the Company's evaluation of prospective leasing transactions. The Company has adopted policies and procedures to evaluate the credit worthiness of its customers. All credit analyses and decisions are centralized at the Company's headquarters. Credit analyses are performed by experienced professional personnel who have the specialized expertise to conduct their credit reviews taking into account various factors affecting credit risk such as collateral value, credit enhancements and regulatory factors. Upon completion of the review, each prospective lease is rated based upon the Company's credit rating guidelines.

DISCONTINUED MEDICAL SUBSIDIARIES

     During 1995, the Company had three wholly-owned subsidiaries that each operated a medical diagnostic imaging center in the United States primarily utilizing equipment repossessed by the Company from lessees. Such imaging center operations were undertaken to preserve the value of repossessed equipment. One subsidiary was acquired in 1993, one was formed in 1994 and one was acquired and sold during 1995. Revenue of the subsidiaries in 1995 was $2,458,000. At December 31, 1995, the Company had two subsidiaries neither of which was profitable in 1995 and which were sold on February 1, 1996. The sale of these two remaining centers resulted in a charge of $1,727,000 which has been included in the provision for losses on medical assets for the year ended December 31, 1995. The Company does not intend to operate medical imaging centers in the future.

COMPETITION

     Participants in equipment leasing include finance companies, independent leasing companies, leasing subsidiaries of national and regional commercial banks, major equipment manufacturers, and captive leasing subsidiaries of major equipment manufacturers.

     The Company competes primarily against generalist and a few specialty lessors, as well as alternative financing methods such as bank borrowing and bond financing (including tax-exempt financing). The Company believes that it competes effectively in its target markets because of its expertise in its specialized markets and its ability to structure leases to meet the individual customer's needs.

GOVERNMENT REGULATION

     Although the Company's business operations generally are not directly subject to governmental regulations, certain of its customers, particularly healthcare providers, are subject to extensive regulations which could affect their ability to meet their obligations which, in turn, could have an adverse effect on the Company. A significant portion of the Company's present customers are public or private healthcare providers and the healthcare industry is subject to substantial federal, state and local regulation. Some customers may be affected adversely by legislative and regulatory changes designed to reduce or limit payments to providers of healthcare as well as market pressures to constrain payments to healthcare providers.

     Certain of the research and development organizations which are customers, including government contractors and recipients of government-sponsored research grants, are regulated by the Government agencies funding them. Changes in the applicable regulations and their interpretations may affect the Company's scientific equipment leasing activities.

EMPLOYEES

     At June 30, 1996, the Company had 39 full-time and three part-time employees. None of the Company's employees are represented by a labor union and management believes that the Company's employee relations are satisfactory.

PROPERTIES

     The Company's general headquarters are located in Farmington, Connecticut and occupy a portion of one floor, containing approximately 15,144 square feet of space in a modern office building, under a lease which expires September 30, 2002 and provides for 2,011 additional square feet of space to be occupied by October 1997. Annual base rental is $17 per square foot until October 1, 1999 and $21 per square foot thereafter, subject to annual adjustment for certain variations in operating expenses and property taxes.

LEGAL PROCEEDINGS

     On July 3, 1996, a complaint seeking class action status was filed against the Company in the Superior Court of the State of Delaware in and for New Castle County on behalf of the holders of Redeemable Warrants. The complaint alleges that the Company breached an implied covenant of good faith said to be implicit in the Warrant Agreement, dated May 27, 1996, between the Company and State Street Bank and Trust Company (the "Warrant Agreement"), by entering into the Merger Agreement and reducing the exercise price of the Redeemable Warrants from $8.25 to $6.30 effective upon the Merger and by offering $6.40 to each holder of Redeemable Warrants who exercises a Redeemable Warrant after the Merger. The consideration to be paid to the Company's stockholders pursuant to the Merger Agreement is $6.40 per share. The complaint also names The FINOVA Group as a co-defendant for inducing the Company to breach the alleged implied covenant of good faith associated with the Warrant Agreement and for intentionally interfering with the prospective economic advantage of the holders of the Redeemable Warrants. The complaint seeks monetary damages estimated by the plaintiffs to be approximately $3 million. The named plaintiffs include Irving
B. Harris, who is the beneficial owner of more than 5% of the Company's voting securities, and his associates William H. Harris, William Harris & Co. Profit Sharing Trust and Jerome Kahn. The Company believes the complaint is without merit and has filed a motion to dismiss the action.

     Except for the foregoing, the Company is not currently a party to any legal proceedings that it believes could have, either individually or in the aggregate, a material adverse effect upon its business or financial condition.

        SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF THE COMPANY

                                                SIX MONTHS ENDED
                                                    JUNE 30,                         YEARS ENDED DECEMBER 31,
                                              --------------------    ------------------------------------------------------
                                                1996        1995        1995        1994        1993       1992       1991
                                              --------    --------    --------    --------    --------    -------    -------
                                                  (UNAUDITED)     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Total revenue................................ $ 12,796    $ 12,212    $ 26,284    $ 17,875    $ 14,763    $11,823    $11,515
Expenses:
  Interest...................................    6,901       5,783      12,261       8,794       7,275      6,201      7,091
  Selling, general and administrative........    1,485       3,342       6,682       4,325       2,882      2,213      2,032
  Provision for credit losses................      757         553         958         550         178        168        410
  Depreciation and amortization..............      835       1,957       3,791       2,136         720        226        250
  Lease restructuring charge(1)..............       --          --          --          --          --      2,567         --
  Provision for losses on medical
    assets(2)................................       --          --       3,533          --          --         --         --
  Provision for foreign operations(3)........       --          --          --       1,053          --         --         --
                                              --------    --------    --------    --------    --------    -------    -------
      Total expenses.........................    9,978      11,635      27,225      16,858      11,055     11,375      9,783
                                              --------    --------    --------    --------    --------    -------    -------
Earnings (loss) before income taxes and
  extraordinary item.........................    2,818         577        (941)      1,017       3,708        448      1,732
Provision (benefit) for income taxes.........    1,184         242        (275)        672       1,557        199        730
Extraordinary item(1)(4).....................       --          --          --          --        (227)     1,575         --
                                              --------    --------    --------    --------    --------    -------    -------
Net earnings (loss).......................... $  1,634    $    335    $   (666)   $    345    $  1,924    $ 1,824    $ 1,002
                                              ========    ========    ========    ========    ========    =======    =======
Net earnings (loss) per common and common
  equivalent shares(5)(6).................... $    .29    $    .06    $   (.12)   $    .08    $    .59    $   .56    $   .25
                                              ========    ========    ========    ========    ========    =======    =======
Weighted average number of common and common
  equivalent shares outstanding(5)(6)........    5,705       5,523       5,546       4,589       3,278      3,278      2,461
                                              ========    ========    ========    ========    ========    =======    =======

                                                    JUNE 30,                               DECEMBER 31,
                                              --------------------    ------------------------------------------------------
                                                1996        1995        1995        1994        1993       1992       1991
                                              --------    --------    --------    --------    --------    -------    -------
                                                  (UNAUDITED)
BALANCE SHEET DATA:
Total assets................................. $238,956    $194,213    $225,453    $172,015    $141,346    $86,058    $86,786
Short-term notes payable.....................    8,839      28,291      27,814      36,881      20,124     17,927      9,821
Long-term notes payable......................  179,287     119,568     153,217      93,033      90,043     46,011     60,372
Redeemable preferred stock...................       --          --          --          --       9,116    8,894..      8,772
Total stockholders' equity...................   27,823      27,003      26,185      26,750       4,398      2,627      1,028
Book value per common share outstanding......     5.16        5.08        4.88        5.01        3.55       2.15        .84

- ---------------

(1) Restructuring charge in 1992 includes the adjustment to the carrying value of certain leased assets. Most of these leased assets were subject to limited recourse debt which the Company repurchased from various lenders at a discount from par. The gain on extinguishment of this debt of $2,680,000 pre-tax is shown as an extraordinary item of $1,575,000 after tax for the year ended December 31, 1992.

(2) Provision for losses on medical assets in 1995 includes the adjustment to the carrying value of assets relating to the sale of the medical centers and the additional provision for losses on the Company's medical lease portfolio.

(3) Provision for foreign operations in 1994 includes the adjustment to the carrying value of certain assets owned by the Company.

(4) The extraordinary item in 1993 represents debt prepayment fees of $393,000 pre-tax, of $227,000 after tax, incurred upon the company's first asset securitization when it refinanced higher-rate borrowings with proceeds from such securitization.

(5) Also includes shares issuable on the exercise of certain outstanding options and the warrant issued in connection with the 11.99% subordinated note. Net earnings attributable to common shares in 1991 have been reduced by cumulative dividends on the preferred stock outstanding during that year.

(6) In 1994, 1993 and 1992 gives effect to the conversion of all outstanding shares of Series A Preferred Stock into an aggregate of 1,600,000 shares of Common Stock on May 27, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is engaged in the business of leasing essential equipment to customers in its specialized markets which include technology-based corporations, research facilities and healthcare providers. The Company's earnings primarily result from the excess of lease revenues over the related interest, selling, general and administrative expenses and depreciation and amortization incurred by the Company. Interest is the single largest expense of the Company and is a function of the amounts of and the rates of interest on outstanding indebtedness incurred by the Company to finance its equipment lease portfolio.

     The Company's lease assets are comprised of direct finance leases, notes secured by equipment and operating leases. The majority of the Company's revenues are derived from its portfolio of direct finance leases. For financial reporting purposes, substantially all of the Company's leases are classified as direct finance leases in accordance with Statement of Financial Accounting Standards No. 13.

     The Company accounts for its initial investment in direct finance leases by recording on the balance sheet the total minimum lease payments receivable plus the estimated residual value of equipment plus the initial direct costs incurred less the unearned lease income. Unearned lease income represents the excess of total minimum lease payments plus the estimated residual value, if any, over the cost of the equipment. Unearned lease income is recognized, using the interest method, as direct finance lease revenue over the term of the lease. The Company also realizes additional revenue or loss to the extent that the amount obtained from selling or re-leasing equipment exceeds or is less than its recorded residual value following expiration of the initial lease term.

     In certain cases, the Company will obtain warrants or other forms of equity securities in its lessees as part of the Company's compensation for its leasing activities. At June 30, 1996, the Company held stock or warrants in 19 companies. No value was recorded on its balance sheet nor will income be recognized until the securities are sold.

     All lease contracts which do not meet the criteria of direct finance leases are accounted for as operating leases. Operating leases are accounted for on the balance sheet by recording the equipment at cost and depreciating the equipment on a straight line basis generally over the term of the lease to its estimated net realizable value at the expiration of the lease term. The monthly payments are recorded as rental income over the lease term. The Company has entered into only a limited number of operating leases.

     Between June 1993 and January 1996, the Company operated up to three medical imaging centers which it had repossessed from former lessees with the intent to dispose of the businesses when conditions permitted. The financial results of these subsidiaries were consolidated with the Company's leasing operations. Patient service revenue generated by these subsidiaries were consolidated with the Company's leasing operations. Patient service revenue generated by these subsidiaries is reported in other revenue and the related operating costs are reported in selling, general and administrative, depreciation and amortization expenses. At the end of the third quarter of 1995, the Company sold one of these subsidiaries. At December 31, 1995, the Company had two remaining centers which were subsequently sold on February 1, 1996.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1996 and June 30, 1995

     Direct finance lease revenues for the six months ended June 30, 1996 were $10,592,000, 26.9% higher than the $8,346,000 for the comparable period in 1995, primarily due to the growth in the portfolio of direct finance leases. Net investment in direct finance leases and notes secured by equipment increased to $194,276,000 at June 30, 1996 from $157,965,000 at June 30, 1995, an increase of
23.0%, as a result of new lease originations. New lease originations for the six months ended June 30, 1996 were $41,594,000, 8.1% higher than the $38,473,000 for the comparable period in 1995, due to increased marketing activity. The backlog, consisting of lease commitments, subject to delivery, installation and acceptance of equipment and, in some cases, completion of lease documentation, at June 30, 1996 was $60,460,000, compared to $51,248,000 at June 30, 1995. The increased backlog at June 30, 1996 was attributable to increased marketing activity and temporary delays in delivery and acceptance of leased equipment.

     Other revenue for the six months ended June 30, 1996 was $2,204,000, a 43.0% decrease from the $3,866,000 for the same period in 1995. The decrease is primarily due to the inclusion of $1,155,000 of patient service revenue in 1995 compared to only $22,000 in 1996, reflecting the disposition of the Company's medical imaging centers. Other revenue also includes interest income, gains on residual values realized through cash sales, gains from early lease terminations and miscellaneous fee income.

     At the end of the second quarter, unearned income expected to flow from the portfolio of finance leases (includes unearned income related to notes secured by equipment) rose to $43,749,000, up 10.2% from the $39,692,000 at June 30, 1995. Unearned income amortizes through the Company's revenues over the terms of the respective leases.

     Interest expense for the six months ended June 30, 1996 was $6,901,000, 19.3% higher than the $5,783,000 for the six months ended June 30, 1995. The increase was due to a larger portfolio and was partially offset by lower interest cost on borrowings during the six months ended June 30, 1996, compared to the same period in 1995.

     Selling, general and administrative expenses for the six months ended June 30, 1996 were $1,485,000, a 55.6% decrease from the $3,342,000 for 1995. The decrease was primarily attributable to the sale of the Company's medical imaging centers which accounted for $1,288,000 of such expenses in 1995.

     Depreciation and amortization costs decreased to $835,000 for the six months ended June 30, 1996 from $1,957,000 for the same period in 1995. The lower level of depreciation expense, $466,000 in 1996 compared to $1,727,000 in 1995, reflects the reduced amounts of medical diagnostic systems re-deployed on operating leases and of equipment in inventory awaiting re-lease following termination of its initial lease term. The amortization of lease securitization transaction costs, $369,000 in 1996 compared to $230,000 in 1995, is recognized ratably over the lives of the pools of leased assets to which they relate.

     The provision for losses on the Company's lease portfolio was increased to $757,000 during the six months ended June 30, 1996 compared to $553,000 for the same period in 1995. The Company's allowances for losses were $2,755,000 in the six months ended June 30, 1996 compared to $1,517,000 for same period in 1995. Charges of $1,086,000 were made against the allowances during the six months ended June 30, 1996 reflecting the disposition of certain equipment which was previously specially reserved for in 1995, whereas in 1995 there were no charges to the allowances. The Company maintains allowances at a level it deems sufficient to meet probable losses currently evident in the portfolio. The levels of the allowances are based upon an analysis of delinquencies and problem accounts, an assessment of overall risks and probable future losses in the portfolio, and a review of the Company's historical loss experience. However, there can be no assurance that the Company's reserves will prove to be adequate.

     At June 30, 1996 the level of delinquent lease receivables (defined as leases where one or more payments are more than 30 days past due) as a percent of the Company's total lease receivable balance was .9% compared to 2.3% at June 30, 1995.

     Net earnings for the six months ended June 30, 1996 were $1,634,000 compared to net earnings of $335,000 for the comparable period in 1995.

  Year ended December 31, 1995 compared to year ended December 31, 1994

     For the year 1995, the Company's total revenues increased 47.0% to $26,284,000, compared with $17,875,000 for the same period in 1994. Revenue from finance leases increased 31.2% to $17,852,000 from $13,607,000 a year earlier. Other revenue was $7,619,000, an increase of 123.6% over the $3,408,000 in 1994. This increase was primarily due to the $1,039,000 increase in patient service revenue, reflecting the revenues of three medical subsidiaries in 1995 when only the revenues of two medical subsidiaries were included in 1994. Other revenue also includes sales of securities received from lessees, interest income, net gains on residual values realized through cash sales, gains from early lease terminations and miscellaneous fee income. Additionally, $661,000 was recorded as other revenue in 1995 as a result of proceeds received from a former lessee who defaulted in a prior year. Other revenue, exclusive of patient service revenues, is expected to grow with the Company's increased leasing activities.

     Net investment in direct finance leases and notes secured by equipment increased to $187,656,000 at December 31, 1995 from $142,715,000 at December 31, 1994, an increase of 31.5%, as a result of new lease originations. The new lease originations reflected stronger growth in non-medical sectors. During 1995, new leases were attributable 22% to healthcare, 27% to life sciences, 24% to electronics and 27% to industrial and commercial leases. New lease originations were $100,660,000 for the year ended December 31, 1995, compared to $69,343,000 for the prior year. The backlog, consisting of lease commitments subject to delivery, installation and acceptance of equipment and, in some cases, completion of lease documentation, at December 31, 1995 was $46,397,000 compared to $46,199,000 at December 31, 1994. Conversion of backlog into leases is generally expected to occur within a one-year period.

     At the end of 1995, unearned income expected to flow from the portfolio of finance leases rose to a record $40,746,000, up 28.8% from the $31,633,000 at December 31, 1994. Unearned income amortizes through the Company's revenues over the terms of the respective leases, which averaged 53 months at December 31, 1995.

     At December 31, 1995, 43% of the leases in the portfolio (as measured by acquisition cost) bore no residual value exposure, generally because the leases granted a purchase option at a nominal price or required the lessee to purchase the equipment at a fixed price, 33% limited residual value exposure because a major portion thereof was guaranteed, primarily by the lessees, and 24% bore the Company's estimates of the fair market value of the leased equipment at end of term.

     Interest expense for the year ended December 31, 1995 was $12,261,000, 39.4% higher than the $8,794,000 for the year ended December 31, 1994. The increase was due to the larger portfolio during the year ended December 31, 1995, compared to the prior year. The Company benefited from lower borrowing costs due to a more favorable interest rate environment and improved borrowing terms with its lenders such as lower spreads on borrowed funds.

     Selling, general and administrative expenses excluding the medical subsidiaries for the year ended December 31, 1995 were $3,858,000, $1,025,000 higher than the $2,833,000 for 1994 due to the expenses of increased marketing activity and administration for the larger portfolio. Selling, general and administrative expenses attributable to the medical subsidiaries totaled $2,824,000 in 1995, $1,332,000 higher than the $1,492,000 in 1994. This increase reflected the costs of the three medical subsidiaries owned in 1995, when only two were owned in 1994.

     Depreciation and amortization costs increased to $3,791,000 for the year ended December 31, 1995 from $2,136,000 in 1994, primarily reflecting increased depreciation of equipment on operating leases and in inventory. The higher level of depreciation expense, $3,203,000 in 1995 (including $703,000 related to equipment at the Company's medical operating subsidiaries) compared to $1,728,000 in 1994, reflected the larger amount of medical diagnostic systems re-deployed on operating leases and equipment in inventory awaiting re-lease or sale following termination of the lease term. Amortization of debt issue costs were $588,000 for the year ended December 31, 1995, compared to $408,000 in 1994; such costs are amortized ratably over the term of the related debt.

     Reserves for losses on the Company's lease portfolio increased a total of $2,764,000 during 1995, of which $958,000 was through the provision for credit losses and $1,806,000 through the provision for losses on medical assets. This compares to a provision for credit losses of $550,000 during 1994. The Company's allowance for losses was $3,084,000 at December 31, 1995 compared to $964,000 at December 31, 1994. Charges of $644,000 were made to the allowance during 1995 reflecting the disposition of certain equipment at below book value, compared to 1994, when $360,000 was charged to the allowance. A reserve of $1,277,000 was netted against the "Equipment held for lease or sale, net," a reserve of $432,000 was netted against the "Net Investment in Operating Leases," and a reserve of $1,375,000 was netted against the "Net Investment in Direct Financing Leases and Notes Secured by Equipment," on the Consolidated Balance Sheet at

December 31, 1995. The Company maintained the allowance at a level it deemed sufficient to meet probable losses currently evident in the portfolio. The level of the allowance is based upon an analysis of delinquencies and problem accounts, an assessment of overall risk and probable future losses in the portfolio, and a review of the Company's historical loss experience. However, there can be no assurance that the Company's reserves will prove to be adequate.

     At December 31, 1995, the level of delinquent lease receivables (defined as leases where one or more payments are more than 30 days past due) as a percent of the Company's total lease receivables balance was 1.65% compared to 2.8% at December 31, 1994.

     Net loss for the year ended December 31, 1995 was $666,000 and net earnings for the year ended December 31, 1994 were $345,000.

     Net losses from the three medical subsidiaries for the year ended December 31, 1995 were $620,000 ($27,000 was attributable to the subsidiary sold at the end of the third quarter) compared to net losses of $332,000 a year earlier. The Company sold one of these subsidiaries effective September 30, 1995. The sale was at book value and no gain or loss was recorded. The sale involved a combination of cash and secured notes. The Company sold the two remaining centers on February 1, 1996 for cash. Accordingly, the Company incurred a charge during its fourth quarter of 1995 to reflect the loss in the related asset values expected in the sale. As of December 31, 1995, the Company had equipment valued at $543,000 at the two remaining medical subsidiaries after the effect of the provision for losses on medical assets which included $1,727,000 for the medical assets used in those operations.

     The United Kingdom subsidiary, which reduced the scope of its activities during the first quarter of 1995, accounted for a pre-tax loss of $294,000 for the year ended December 31, 1995, compared to a loss of $393,000 in 1994. Expenses of the foreign subsidiary were reduced to $82,000 in the second half of 1995 compared to $426,000 in the first half. Total expenses for the year ended December 31, 1995 were $508,000 compared to $452,000 in 1994. At December 31, 1995, approximately 2% of the Company's total lease portfolio consisted of equipment in the United Kingdom.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     For the year 1994, the Company's total revenues increased 21.1% to $17,875,000, compared with $14,763,000 for the same period in 1993. Revenue from finance leases increased 6.4% to $13,607,000 from $12,786,000 a year earlier. Other revenues were $3,408,000, an increase of 91.5% over the $1,780,000 in 1993. This increase was primarily due to the $1,046,000 increase in patient service revenue, reflecting the revenues of two medical subsidiaries in 1994 when only the revenues of one medical subsidiary were included in 1993. Other revenue also includes sales of securities acquired during the course of the Company's leasing activities, interest income, net gains on residual values realized through cash sales, gains from early lease terminations and miscellaneous fee income.

     Net investment in direct finance leases and notes secured by equipment increased to $142,715,000 at December 31, 1994 from $121,502,000 at December 31, 1993, an increase of 17.5%, as a result of new lease originations. New lease originations were $69,343,000 for the year ended December 31, 1994, compared to $76,930,000 for the prior year. The backlog, consisting of lease commitments subject to delivery, installation and acceptance of equipment and, in some cases, completion of lease documentation, at December 31, 1994 was $46,199,000 compared to $19,950,000 at December 31, 1993.

     At the end of 1994, unearned income expected to flow from the portfolio of finance leases rose to $31,633,000, up 3.9% from the $30,455,000 at December 31, 1993. Unearned income amortizes through the Company's revenues over the terms of the respective leases, which averaged 54 months at December 31, 1994.

     Interest expense for the year ended December 31, 1994 was $8,794,000, 20.9% higher than the $7,275,000 for the year ended December 31, 1993. The increase was due to the larger portfolio during the year ended December 31, 1994, compared to the prior year. The Company benefited from lower borrowing costs due to a more favorable interest rate environment and improved borrowing terms with its lenders.

     Selling, general and administrative expenses excluding the medical subsidiaries for the year ended December 31, 1994 were $2,833,000, $436,000 higher than the $2,397,000 for 1993 due to the expenses of managing the larger portfolio. Selling, general and administrative expenses attributable to the medical subsidiaries established in 1994 and 1993 totaled $1,492,000 in 1994, compared to $485,000 in 1993 when only one center was in operation.

     Depreciation and amortization costs increased to $2,136,000 for the year ended December 31, 1994 from $720,000 in 1993, primarily reflecting increased depreciation of equipment on operating leases and in inventory. The higher level of depreciation expenses, $1,728,000 in 1994 compared to $436,000 in 1993, reflects the larger amount of medical diagnostic systems re-deployed on operating leases including equipment at the medical subsidiaries and equipment in inventory awaiting re-lease or sale following termination of the lease term. Lease securitization transaction costs of $408,000 for the year ended December 31, 1994, compared to $284,000 in 1993, are amortized ratably over the life of the pool of leased assets to which they relate.

     Reserves for losses were increased $550,000 through the provision for credit losses during 1994 compared to $178,000 during 1993. The Company's allowance for credit losses was $964,000 at December 31, 1994 compared to $774,000 at December 31, 1993. Charges of $360,000 were made to the allowance during the year ended December 31, 1994, reflecting the disposition of certain impaired diagnostic equipment at below book value.

     At December 31, 1994, the level of delinquent lease receivables (defined as leases where one or more payments are more than 30 days past due) as a percent of the Company's total lease receivable balance was 2.8% compared to 6.4% at December 31, 1993. The improvement was due in part to improved collection procedures in place with a larger portfolio and the termination of certain delinquent leases and repossession of the leased equipment and its subsequent redeployment.

     Net earnings for the years ended December 31, 1994 and 1993 were $345,000 and $1,924,000, respectively.

     Net losses from the two medical subsidiaries for the year ended December 31, 1994 were $332,000 compared to net losses of $172,000 a year earlier.

     In connection with the Company's decision to reduce the scope of its overseas operations, the Company established a provision to reflect the write-down of certain assets related to the subsidiary in 1994. The provision is shown as a separate expense in the consolidated statements of earnings. At December 31, 1994, approximately 2% of the Company's total lease portfolio consisted of equipment in the United Kingdom.

LIQUIDITY AND CAPITAL RESOURCES

  General

     The Company's leasing activities require significant amounts of capital. Since the Company's investments in substantially all of its leased assets are leveraged with borrowings, its ability to originate new lease transactions is dependent on credit availability. Substantially all of the assets of the Company have been pledged to the Company's lenders as security under the Company's various short- and long-term loan arrangements.

     Funds required to support the Company's operations have been derived from new equity, new borrowings and internally generated funds. The internally generated funds were derived from the receipts of direct finance lease receivables less the debt service payments associated with the receivables and other lease-related payments, and, on occasion, sales of leased assets.

  Cash Flow

     Net cash flow provided by operating activities was $4,571,000 and $3,073,000 for the six months ended June 30, 1996 and 1995, respectively.

     Net cash used in investing activities was $4,760,000 and $16,242,000 for the six months ended June 30, 1996 and 1995, respectively. The decrease in net cash used in 1996 is due to greater levels of cash flow from the Company's portfolio as compared to 1995.

     Net cash used in financing activities was $636,000 and $11,874,000 for the six months ended June 30, 1996 and 1995, respectively.

     During the years ended December 31, 1995, 1994 and 1993, the Company generated cash flow from operating activities of $6,739,000, $4,764,000 and $3,083,000, respectively.

     Net cash used in investing activities was $54,699,000, $34,605,000 and $45,179,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Finance lease related receipts, net of amounts included in income, totaled $49,628,000, 41,103,000 and $26,872,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

     Net cash provided by financing activities, primarily debt issuance in excess of debt repayment, was $38,045,000, $27,556,000 and $43,596,000 for the
years ended December 31, 1995, 1994 and 1993, respectively.

  Lease Financing

     The Company's lease financing program relies upon two elements -- a revolving credit facility for short-term financing which was established in 1992 and increased from $50 million to $60 million in January, 1996 and a lease securitization program for permanent financing which was initiated in 1993. Equipment purchases are funded initially through the revolving credit facility at floating rates. Subsequently, the Company's lease receivables are pooled and asset-backed notes with fixed rates which are secured by the pool are issued to institutional investors in private placements. As of June 30, 1996, the Company had completed eight such securitizations in which its subsidiaries issued $271 million of such notes (included in the Company's Consolidated Balance Sheets). Securitization permits the Company to obtain financing at fixed rates over terms which match the Company's leases, substantially all of which are written at fixed rates over fixed terms. Occasionally, the Company will discount leases individually with banks or other institutional lenders at fixed rates over matched terms. At June 30, 1996, 93% of the Company's borrowings were at fixed interest rates, thereby minimizing the Company's exposure to fluctuations in interest rates on the portion of its lease portfolio financed under these borrowing arrangements.

     During 1996, 1995 and 1994, the Company has entered into a number of interest rate hedging contracts. By entering into these contracts, the Company is able to protect the spread of its portfolio by "locking in" or "capping" the interest rate on its borrowings during the period from the date it enters a lease until it permanently finances the lease at fixed rates, typically through an asset securitization. That interval customarily does not exceed nine months. The Company charges its lessees rental rates which "float" against comparable term U.S. Treasury obligations until the date of lease commencement.

     At June 30, 1996, the Company had commitments to customers to provide $60,460,000 in equipment financing. Upon delivery to and acceptance by the customers of leased equipment, the equipment will be recorded in the Company's lease portfolio.

  Short-Term Borrowings

     The Company had the ability to borrow up to $50,000,000 which was increased in January 1996 to $60,000,000, to finance over a short-term the purchase of equipment for lease under a revolving credit facility with a consortium of seven banks. The credit facility was to expire on June 30, 1996; however, the credit facility was extended for a 90 day period in the amount of $44,375,000. Borrowings outstanding under this line were $8,839,000 at June 30, 1996. The Company also had outstanding commitments to customers to provide $60,460,000 in equipment financing at June 30, 1996. The total of the borrowings outstanding and commitments exceeds the maximum amount available under the line. The Company expects to continue to securitize, or arrange other borrowings for its lease receivables during the course of 1996 and, therefore, expects to have sufficient funds available to meet outstanding commitments. However, in the event the Merger is not consummated prior to September 30, 1996, the Company believes there will be sufficient time to arrange for the extension of the facility and to determine if replacement or long term renewal of the facility is appropriate. If the facility is not renewed, the Company believes that leases funded under the line could be sold, or discounted on a recourse or non-recourse basis as is the industry custom, to generate sufficient proceeds to repay the then outstanding borrowings. Borrowings under the facility were $27,814,000 and $36,881,000 at December 31, 1995 and 1994, respectively, and bore interest at variable rates based on LIBOR plus 2% or Prime. At December 31, 1995, the Prime rate was 8.25% and LIBOR was 5.00%. The borrowings are secured by lease and note receivables, the leased equipment and other assets. The terms of the facility require, among other things, that the Company maintain certain financial ratios and prohibit payment of dividends.

  Asset Securitizations and Long-Term Debt

     The Company completed its seventh and eighth asset securitizations in March and June 1996, when it transferred pools of leases to Funding Corp. II, which issued an aggregate of $54,254,000 of senior notes and subordinated notes to a group of institutional investors. The senior notes issued by Funding Corp II are rated AA+ and its subordinated notes are rated BBB by Duff & Phelps. The source of repayment for these notes is the stream of lease payments. Security for the notes consists of (i) a pledge of the pool of lease assets and (ii) a $14,106,000 cash collateral account. The noteholders also have unlimited recourse to the assets of Funding Corp. II and, in addition, recourse to the general assets of the Company for losses in the asset pool up to a maximum of $4,702,000.

     These asset securitizations generated sufficient cash proceeds to the Company to allow repayment of debt previously incurred to fund the leases. Substantially all of the cash flow from the pool will be dedicated to servicing the notes and, therefore, unavailable to the Company until there has been significant amortization of the notes. The Company has realized substantial and continuing interest expense savings through asset securitizations and has intended to use such securitizations as a low-cost source of permanent financing for its portfolio of new leases. There can be no certainty as to the ability of the Company to complete future asset securitizations.

     In 1995, the Company completed three asset securitizations when it transferred pools of leases with an aggregate net investment of $96,454,000 to Funding Corp. II, which issued an aggregate of $102,475,000 of senior notes and subordinated notes to a group of institutional investors.

     In 1994, the Company completed one securitization when it transferred pools of leases, with a net investment of $35,849,000, to Funding Corp. I which issued senior notes, subordinated notes and residual value notes for $32,436,000 to a group of institutional investors.

     The Company completed its first two asset securitizations in 1993. Under these transactions, the Company transferred pools of leases to Funding Corp. I, which issued an aggregate of $81,843,000 of senior notes, subordinate notes and residual value notes to a group of institutional investors.

     All eight securitizations completed by the Company were structured as financing transactions for financial reporting purposes, under which no gain or loss was recorded at the time of the transaction. This contrasts with alternative structures adopted by some lessors whereby under Statement of Financial Accounting Standards No. 77, a gain on sale is recorded at the time of securitization.

     The interest rates on all Funding Corp. I and II notes are fixed, and their respective repayments correspond to the rate of amortization of the related pool of leases. The Company acts as a servicer for billing and collection for these leases on behalf of Funding Corp I and II and the trustees for the respective note holders.

     Each of the eight asset securitizations has been expected to generate sufficient cash proceeds to the Company to allow repayment of the notes issued in the securitization, funding of the cash collateral account and payment of transaction costs. The majority of the cash flow from the pools has been dedicated to servicing the notes and, therefore, unavailable to the Company. However, commencing in 1996, the Company expects excess cash flow from both Funding Corp. I and Funding Corp. II to begin to flow back to the Company. The

Company has realized substantial and continuing interest expense savings through these securitization and has intended to use asset securitizations as a low-cost source of permanent financing for its portfolio of new leases. However, asset securitizations may require the Company to provide substantial cash collateral. In the event the Merger is not consummated, there can be no certainty as to the ability of the Company to complete future asset securitizations.

     The Company has outstanding a $5,000,000 subordinated note due October 15, 2001. The note bears interest at the rate of 11.99% per annum. In accordance with the terms of the note agreement, the Company is subject to certain restrictive covenants such as minimum net worth requirements. The Company was in compliance with all of these covenants at June 30, 1996.

     On May 5, 1995 the Company received a $3,400,000 term loan which bears interest at variable rates based on Prime or LIBOR at the option of the Company. The loan is expected to be repaid, and is secured, by an assignment of the Company's' right to receive future cash distributions from FSI Funding Corp I. Repayments are scheduled to occur from September 1996 to September 1997. The Company was in compliance with all of these covenants at June 30, 1996.

     The Board of Directors has authorized the repurchase of the Company's publicly-traded common stock from time-to-time throughout 1996, up to a maximum of $500,000. To date, the Company has not repurchased any shares in 1996.

     Please see Note 1 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

TAX CONSIDERATIONS

     In accordance with generally accepted accounting principles, the Company does not recognize depreciation from equipment under its direct finance leases for financial reporting purposes, but it does recognize depreciation for tax purposes from its ownership of equipment on leases qualifying as "true" leases for income tax purposes.

                            INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP are the Company's Independent Accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting to respond to appropriate questions of stockholders and make a statement if they so desire.

                   STOCKHOLDER PROPOSALS FOR THE 1997 MEETING

     If the Merger is not consummated, the Company will hold its 1997 annual meeting of the stockholders of the Company in accordance with its By-laws and Delaware law. Pursuant to the rules of the SEC, the deadline for stockholders to submit proposals to be considered for inclusion in the proxy material for the 1997 annual meeting of stockholders is December 4, 1996. The By-laws of the Company provide additional requirements affecting the submission of proposals or nominations by stockholders.

                                 OTHER MATTERS

     Pursuant to the By-laws of the Company, no matter may properly be presented for consideration at the Special Meeting except those described in the Notice of Special Meeting mailed together with this Proxy Statement.

                       INDEX OF FSI FINANCIAL STATEMENTS

                                  DESCRIPTION                                        PAGE
- -------------------------------------------------------------------------------  -------------
YEARS ENDED DECEMBER 31, 1995 AND 1994
Independent Auditors Report....................................................       F-2
Consolidated Balance Sheets -- December 31, 1995 and 1994......................       F-3
Consolidated Statements of Earnings -- Years Ended December 31, 1995, 1994,
  1993.........................................................................       F-4
Consolidated Statements of Stockholders Equity -- Years Ended December 31,
  1995,
  1994, 1993...................................................................       F-5
Consolidated Statements of Cash Flows -- Years Ended December 31, 1995, 1994,
  1993.........................................................................       F-6
Notes to Consolidated Financial Statements.....................................   F-7 to F-18
Independent Auditors Report on financial statement schedules...................      F-19
Schedule I.  Condensed Financial Information...................................  F-20 to F-25
INTERIM PERIODS ENDED JUNE 30, 1996 AND 1995
Condensed Consolidated Balance Sheets at June 30, 1996 and December 31, 1995...      F-26
Condensed Consolidated Statements of Earnings for the six months ended
  June 30, 1996 and 1995.......................................................      F-27
Condensed Consolidated Statements of Stockholders Equity for the six months
  ended June 30, 1996 and 1995.................................................      F-28
Condensed Consolidated Statements of Cash Flows for the six months ended
  June 30, 1996 and 1995.......................................................      F-29
Notes to Condensed Consolidated Financial Statements...........................      F-30

                          INDEPENDENT AUDITORS REPORT

The Board of Directors and Stockholders of
  Financing for Science International, Inc.:

     We have audited the accompanying consolidated balance sheets of Financing for Science International, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financing for Science International, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                      /s/ KPMG PEAT MARWICK LLP
                                      ----------------------------------
Hartford, Connecticut                     KPMG PEAT MARWICK LLP
March 8, 1996

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           1995         1994
                                                                         --------     --------
ASSETS (NOTE 1)
Cash and cash equivalents..............................................  $  1,740     $  3,921
Restricted cash and cash equivalents...................................    20,954        7,734
Net investment in direct finance leases and notes secured by equipment
  (note 2).............................................................   187,656      142,715
Net investment in operating leases.....................................     3,584        4,700
Equipment held for lease or sale, net..................................     3,432        4,277
Office furniture and equipment, net....................................       983        2,971
Other assets, net......................................................     7,104        5,697
                                                                         --------     --------
          Total assets.................................................  $225,453     $172,015
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other liabilities.................................  $  8,594     $  6,324
Accounts payable for equipment.........................................     5,119        4,098
Deferred income taxes (note 7).........................................     4,524        4,929
Short-term notes payable (note 6)......................................    27,814       36,881
Long-term notes payable (note 6).......................................   148,217       88,033
Subordinated note payable (note 6).....................................     5,000        5,000
                                                                         --------     --------
          Total liabilities............................................   199,268      145,265
                                                                         --------     --------
Stockholders' equity (notes 6 and 8):
  Preferred stock ($.01 par; 2,000,000 shares authorized none
     issued)...........................................................        --           --
  Common stock ($.01 par; 20,000,000 shares authorized; 5,407,500 issued and 5,369,600 outstanding (1995) and 5,340,000 issued and
     outstanding (1994))...............................................        54           53
     Additional paid-in capital........................................    22,468       22,158
     Foreign currency translation adjustments..........................      (104)         (31)
     Retained earnings, restricted.....................................     3,930        4,570
     Treasury stock....................................................      (163)          --
                                                                         --------     --------
          Total stockholders equity....................................    26,185       26,750
                                                                         --------     --------
Commitments (note 10)
          Total liabilities and stockholders equity....................  $225,453     $172,015
                                                                         ========     ========
Book value per common share outstanding................................  $   4.88     $   5.01
                                                                         ========     ========

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 1995        1994        1993
                                                                -------     -------     -------
Revenue:
  Direct finance leases.......................................  $17,852     $13,607     $12,786
  Rental income from operating leases.........................      813         860         197
  Other revenue (note 3)......................................    7,619       3,408       1,780
                                                                -------     -------     -------
          Total revenue.......................................   26,284      17,875      14,763
                                                                -------     -------     -------
Expenses:
  Interest....................................................   12,261       8,794       7,275
  Selling, general and administrative.........................    6,682       4,325       2,882
  Provision for credit losses.................................      958         550         178
  Depreciation and amortization...............................    3,791       2,136         720
  Provision for losses on medical assets (note 4).............    3,533          --          --
  Provision for foreign operations (note 5)...................       --       1,053          --
                                                                -------     -------     -------
          Total expenses......................................   27,225      16,858      11,055
                                                                -------     -------     -------
Earnings (loss) before income taxes and extraordinary item....     (941)      1,017       3,708
Provision (benefit) for income taxes (note 7).................     (275)        672       1,557
                                                                -------     -------     -------
          Earnings (loss) before extraordinary item...........     (666)        345       2,151
Extraordinary item:
  Loss on extinguishment of debt..............................       --          --        (227)
                                                                -------     -------     -------
          Net earnings (loss).................................  $  (666)    $   345     $ 1,924
                                                                =======     =======     =======
Earnings (loss) per common and common equivalent shares (notes
  1 and 8):
          Earnings (loss) before extraordinary item...........  $  (.12)    $   .08     $   .66
                                                                =======     =======     =======
          Net earnings (loss).................................  $  (.12)    $   .08     $   .59
                                                                =======     =======     =======
Weighted average number of common and common equivalent shares
  outstanding (notes 1 and 8).................................    5,546       4,589       3,278
                                                                =======     =======     =======

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                     COMMON                    FOREIGN                               TOTAL
                                     STOCK     ADDITIONAL     CURRENCY                              STOCK-
                                      $.01      PAID-IN      TRANSLATION    TREASURY    RETAINED    HOLDERS
                                      PAR       CAPITAL      ADJUSTMENTS     STOCK      EARNINGS    EQUITY
                                     ------    ----------    -----------    --------    --------    -------
Balance at December 31, 1992.......   $ 12      $     --        $  (4)       $   --      $2,619     $ 2,627
  Accretion of preferred stock to
     stated value..................     --            --           --            --        (222)       (222)
  Sale of common stock.............     --            92           --            --          --          92
  Net earnings.....................     --            --           --            --       1,924       1,924
  Translation adjustment...........     --            --          (23)           --          --         (23)
                                       ---       -------        -----         -----      ------     -------
Balance at December 31, 1993.......     12            92          (27)           --       4,321       4,398
  Accretion of preferred stock to
     stated value..................     --            --           --            --         (96)        (96)
  Sale of common stock.............     25        12,874           --            --          --      12,899
  Conversion of redeemable Series A
     preferred stock...............     16         9,192           --            --          --       9,208
  Net earnings.....................     --            --           --            --         345         345
  Translation adjustment...........     --            --           (4)           --          --          (4)
                                       ---       -------        -----         -----      ------     -------
Balance at December 31, 1994.......     53        22,158          (31)           --       4,570      26,750
     Issuance of common stock upon
       exercise of stock options...      1           310           --            --          --         311
     Purchase of treasury stock....     --            --           --          (163)         --        (163)
     Net loss......................     --            --           --            --        (666)       (666)
     Translation adjustment........     --            --          (73)           --          26         (47)
                                       ---       -------        -----         -----      ------     -------
Balance at December 31, 1995.......   $ 54      $ 22,468        $(104)       $ (163)     $3,930     $26,185
                                       ===       =======        =====         =====      ======     =======

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                              1995          1994         1993
                                                            ---------     --------     --------
Cash flows from operating activities:
  Net earnings (loss).....................................  $    (666)    $    345     $  1,924
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
       Depreciation and amortization......................      3,791        2,136          720
       Provision for credit losses........................        958          550          178
       Provision for foreign operations...................         --        1,053           --
       Provision for losses on medical assets.............      3,533           --           --
     Changes in assets and liabilities:
       Increase in accounts payable and other
          liabilities.....................................      2,270          949          682
       (Decrease) Increase in deferred income taxes.......       (405)         598        1,326
       Increase in other assets...........................     (2,742)        (867)      (1,747)
                                                            ---------     --------     --------
          Net cash provided by operating activities.......      6,739        4,764        3,083
                                                            ---------     --------     --------
Cash flows from investing activities:
  Financial lease-related receipts, net of amounts
     included in income...................................     49,628       41,103       26,872
  Purchase of equipment to be leased......................   (100,465)     (72,727)     (68,487)
  Initial direct costs incurred...........................     (3,566)      (2,799)      (3,194)
  Purchase of office furniture and equipment..............       (296)        (182)        (256)
  Other...................................................         --           --         (114)
                                                            ---------     --------     --------
          Net cash used in investing activities...........    (54,699)     (34,605)     (45,179)
                                                            ---------     --------     --------
Cash flows from financing activities:
  (Decrease) Increase in short-term notes payable.........     (9,067)      16,757        2,197
  Proceeds from procurement of long-term notes payable....    107,424       34,922       86,052
  Principal payments on long-term notes payable...........    (47,240)     (31,932)     (42,020)
  Increase in restricted funds on deposit with bank.......    (13,220)      (5,090)      (2,644)
  Net proceeds from issuance of common stock..............        311       12,899           11
  Payment to acquire treasury stock.......................       (163)          --           --
                                                            ---------     --------     --------
          Net cash provided by financing activities.......     38,045       27,556       43,596
                                                            ---------     --------     --------
Net (decrease) increase in cash and cash equivalents......     (9,915)      (2,285)       1,500
Restricted funds on deposit with bank.....................     20,954        7,734        2,644
Cash and cash equivalents at beginning of year............     11,655        6,206        2,062
                                                            ---------     --------     --------
Cash and cash equivalents at end of year..................  $  22,694     $ 11,655     $  6,206
                                                            =========     ========     ========

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  ORGANIZATION

     Financing for Science International, Inc. is a Delaware corporation incorporated in 1986. The Company, as lessor, engages primarily in the business of leasing essential equipment to customers in its specialized market which includes technology-based corporations, research facilities and healthcare providers throughout the United States. In 1992, Financing for Science Limited ("FSL"), a wholly-owned subsidiary, was established to conduct the Company's business in Great Britain. In 1993, FSI Funding Corp. I ("Funding Corp. I"), a special-purpose wholly-owned subsidiary, was incorporated to effect the placement of securitized notes backed by leases, lease receivables and the related equipment which were originated by the Company. In 1995, FSI Funding Corp. II ("Funding Corp. II"), a special-purpose wholly-owned subsidiary, was incorporated to effect the placement of securitized notes backed by leases, lease receivables and the related equipment which were originated by the Company. Unless otherwise indicated, all references to the Company refer to the Company and its consolidated subsidiaries.

(b)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Financing for Science International, Inc. and all wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(c)  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)  NET INVESTMENT IN DIRECT FINANCE LEASES AND NOTES SECURED BY EQUIPMENT

     Completed lease contracts which qualify as direct finance leases, as defined by Statement of Financial Accounting Standards ("SFAS") No. 13, are accounted for on the balance sheet by recording the total minimum lease payments receivable, the estimated residual value of the leased equipment, the initial direct costs incurred in originating the leases and the unearned lease income. The unearned lease income represents the excess of the total minimum lease payments, plus the estimated residual value expected to be realized, over the cost of the related equipment. The unearned income is recognized over the term of each lease by applying a constant periodic rate of return to the declining net investment in each lease. Notes secured by equipment which require periodic principal and interest payments have been recorded at the principal balance outstanding.

(e)  INITIAL DIRECT COSTS

     Initial direct costs ("IDC") for direct finance leases recorded for years ended December 31, 1995, 1994 and 1993 were $3,566, $2,799 and $3,194, respectively. These costs are amortized over the term of each lease by applying a constant periodic rate of return to the declining balance of IDC. Total IDC amortized as an adjustment to direct finance lease income was $2,036, $1,579 and $1,021 for 1995, 1994 and 1993, respectively.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     IDC incurred on leases in process of closing but not yet booked is included in other assets on the balance sheet and amounted to $1,384 and $1,335 at December 31, 1995 and 1994, respectively.

(f)  RESIDUAL VALUES

     Residual values represent the estimated amount to be realized at lease termination from the disposition of leased equipment under direct finance leases. Amounts to be realized at lease termination, in excess of any guaranteed minimums, depend on the fair market value of the related equipment and may vary from the recorded residual value. Residual values are reviewed by the Company at least annually. Declines in residual values for assets on direct finance leases are recognized as an immediate charge to earnings. Declines in residual values for assets on operating leases are recognized as adjustments to depreciation.

(g)  ALLOWANCE FOR CREDIT LOSSES

     In connection with the financing of leases, notes and other receivables, the Company records an allowance for credit losses to provide for estimated losses in the portfolio. The allowance for credit losses is based on a detailed analysis of delinquencies and problem accounts, an assessment of overall risks, management's evaluation of probable losses in the portfolio as a whole and a review of historical loss experience. The Company's account write-off policy is based on an analysis of the aging of the Company's portfolio, a review of all nonperforming accounts and collection history. Specific accounts are reserved for or written off when analysis indicates that the accounts are uncollectible.

(h)  NET INVESTMENT IN OPERATING LEASES

     Equipment under operating leases is recorded at the lower of cost or the estimated realizable value and is depreciated on a straight-line basis over the estimated useful life of the equipment. The Company records the monthly payments as rental income when received. Accumulated depreciation was $1,672 and $1,259 at December 31, 1995 and 1994, respectively. The allowance for loss on equipment under operating leases was $432 and $0 as of December 31, 1995 and 1994, respectively.

(i)  EQUIPMENT HELD FOR LEASE OR SALE

     The Company's investment in equipment held for lease or sale represents payments to suppliers for the purchase of equipment to be leased and the lower of the Company's cost or the estimated net realizable value of equipment which has come off lease and is pending final disposition. The equipment held for lease or sale consisted of the following:

                                                                         1995        1994
                                                                        -------     ------
    Payments for equipment to be leased...............................  $ 1,645     $1,287
    Equipment pending lease or sale...................................    3,064      2,990
    Allowance for loss on equipment held for sale.....................   (1,277)        --
                                                                        -------     ------
                                                                        $ 3,432     $4,277
                                                                        =======     ======

(j)  OFFICE FURNITURE AND EQUIPMENT

     Office furniture and equipment consists of owned and leased furniture, fixtures and equipment used by the Company in its operations. These assets are stated at historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, or over the term of the lease. Accumulated depreciation was $1,227 and $829 at December 31, 1995 and 1994, respectively.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(k)  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The Company has determined it is more likely than not that the deferred tax assets will be realized through future taxable earnings and the reversal of temporary differences representing future taxable items.

(l)  CASH AND CASH EQUIVALENTS

     For financial statement purposes, the Company considers certificates of deposit with original maturities of less than three months to be cash equivalents. At December 31, 1995 and 1994 cash and cash equivalents include $20,954 and $7,734, respectively, which is restricted and is not available to the Company other than to provide funds for required debt service of the Company's securitized notes.

(m)  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

     The earnings (loss) per common share computation is based on the weighted average number of shares of common stock outstanding in 1995, 1994 and 1993, and includes the common stock equivalency of options granted to employees under the Company's stock option plans and the outstanding warrants. The computation also assumes conversion of all outstanding Series A preferred stock into shares of common stock for 1994 and 1993.

(n)  HEDGING PROGRAMS

     In connection with its lease securitization program, the Company adopted an interest rate hedging program in 1994. The Company enters into hedging contracts, from time-to-time, to protect its spreads against interest rate increases on those leases which have commenced and are being funded at floating rates prior to securitization.

     The Company has used, but is not limited to, forward interest rate agreements and interest rate caps. The amount of such hedging contracts depends on many factors such as the outlook for interest rates, the amount of leases awaiting securitization and the cost of the hedging contracts. The Company does not enter into speculative contracts; however, if the underlying transaction associated with the hedging contract were terminated early, the contract would be considered speculative. The gain or loss on a speculative hedge contract would be recognized immediately.

     As of December 31, 1995, $454 has been capitalized and is included in other assets for amounts paid in settlement of various hedging contracts. These amounts are being amortized ratably over the term of the loans in anticipation of which the contracts were entered.

(o)  ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("FAS No. 123"). This statement addressed the accounting for the cost of stock-based compensation, such as stock options. FAS No. 123 permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

pricing models. The Company expects to adopt the financial statement footnote disclosure alternative of FAS No. 123 in 1996.

(2) NET INVESTMENT IN DIRECT FINANCE LEASES AND NOTES SECURED BY EQUIPMENT

     The balance of net investment in direct finance leases and notes secured by equipment consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Lease contracts receivable in installments.....................  $178,597     $138,194
    Notes secured by equipment.....................................    21,478       12,777
    Estimated residual value.......................................    25,143       20,900
    Initial direct costs...........................................     4,559        3,441
    Unearned lease income..........................................   (40,746)     (31,633)
    Allowance for losses...........................................    (1,375)        (964)
                                                                     --------     --------
              Net investment in direct finance leases and notes
                secured by equipment...............................  $187,656     $142,715
                                                                     ========     ========

     Aggregate future rentals under lease contracts and payments of notes as of December 31, 1995 are due periodically in approximately equal installments as follows:

        Years ending December 31:
          1996............................................................  $ 70,413
          1997............................................................    59,301
          1998............................................................    43,784
          1999............................................................    23,305
          2000............................................................     6,097
          Thereafter......................................................     1,745
                                                                            --------
                                                                            $204,645
                                                                            ========

     As of December 31, 1995, approximately 35% of the future rentals are from lessees which are in the healthcare sector, 19% from the industrial sector, 25% from the electronics sector and 21% from the life sciences sector. Approximately 37% of the future rentals are from lessees located in the northeastern United States and 22% are from lessees located in California. Approximately 22% of future rentals are from the top 10 lessees, while no individual lessee accounted for more than 3% of future rentals. Substantially all of the investment in direct finance leases and notes secured by equipment is pledged to secure borrowings of the Company (see note 6).

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(3) OTHER REVENUE

     Other revenue consisted of the following:

                                                                1995       1994       1993
                                                               ------     ------     ------
    Interest income..........................................  $1,155     $  477     $  405
    Gain on sale of financing transactions...................   1,083        779        221
    Patient service revenue, net.............................   2,380      1,341        295
    Gain on sale of securities...............................   1,765        324         28
    Miscellaneous............................................   1,296        487        831
                                                               ------     ------     ------
              Total other revenue............................  $7,619     $3,408     $1,780
                                                               ======     ======     ======

(4) PROVISION FOR LOSSES ON MEDICAL ASSETS

     The Company sold its two remaining medical imaging centers on February 1, 1996. The provision for losses on medical assets includes $1,727 related to the assets used at these medical imaging centers and $1,806 for credit or residual value losses on the Company's portfolio of medical equipment in inventory and on lease.

(5) PROVISION FOR FOREIGN OPERATIONS

     In connection with the Company's decision to reduce the scope of its overseas operations, the Company established a provision to reflect the write-down of certain assets related to the subsidiary in 1994. The provision is shown as a separate expense in the consolidated statements of earnings. At December 31, 1995 and 1994, the FSL portfolio consisted of $3,194 and $3,834 of net investment in direct finance leases, respectively.

(6) NOTES PAYABLE

     Long-term notes payable are summarized as follows:

                                                                    1995        1994
                                                                  --------     -------
        Funding Corp I..........................................  $ 47,511     $79,358
        Funding Corp II.........................................    90,581          --
        All other notes payable.................................    10,125       8,675
                                                                  --------     -------
                  Total.........................................  $148,217     $88,033
                                                                  ========     =======

     At December 31, 1995, Funding Corp I had $47,511 of senior and subordinated notes outstanding. Security for the notes consists of (i) a pledge of the pool of the lease assets totaling $54,705 at December 31, 1995, and (ii) a cash collateral account with a balance of $4,400 at December 31, 1995. The noteholders also have unlimited recourse to the assets of Funding Corp I and, in addition, recourse to the general assets of the Company for possible losses in the asset pool up to a maximum of $3,433. The monthly coupon rate on the notes is 6.35% on the senior notes and varies from 6.35% to 11.23% on the subordinated notes. The latest individual maturity is October 2000. The restricted net assets of Funding Corp I at December 31, 1995 and 1994 were $12,215 and $9,825, respectively.

     In 1995, Funding Corp II entered into a securitization program with a group of institutional investors. In March, July and November of 1995, Funding Corp II issued senior and subordinated notes of $42,256, $25,614 and $34,705, respectively. Proceeds from the notes were used to repay certain indebtedness of the Company. At December 31, 1995, Funding Corp II had $90,581 of senior and subordinated notes outstanding.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Security for the notes consists of (i) a pledge of the pool of the lease assets totaling $86,369 at December 31, 1995 and (ii) a cash collateral account with a balance of $9,223 at December 31, 1995. The noteholders also have unlimited recourse to the assets of Funding Corp II and, in addition, recourse to the general assets of the Company for possible losses in the asset pool up to a maximum of $3,074. The monthly coupon rate on the notes varies from 7.62% to 6.30% on the senior notes and 8.49% to 7.18% on the subordinated notes. The latest individual maturity is July 2002. The restricted net assets of Funding Corp II at December 31, 1995 and 1994 were $7,764 and $0, respectively.

     The notes issued by Funding Corp I and II ( the "Notes") represent obligations solely of Funding Corp I and II. The assets of the Company which have not been transferred to Funding Corp I and II are not available to pay creditors of Funding Corp I and II other than pursuant to a guarantee by the Company limited to $3,433 for Funding Corp I and $3,074 for Funding Corp II. Funding Corp I and II have no significant assets other than the leases, the lease receivables and their respective interests (either ownership or perfected security interest) in related equipment and cash collateral. The assets of Funding Corp I and II are not available to pay creditors of the Company (other than the holders of the Notes) except through distribution of surplus cash generated by the portfolio.

     At December 31, 1995 and 1994 the remaining notes payable consisted of $3,469 recourse and $6,656 nonrecourse notes payable to banks and other lenders. These notes have fixed interest at rates varying from 8.0% to 10.75%. Each such note generally represents a discounted lease rental or note receivable stream and amortizes in approximately equal installments. The latest individual maturity is May 1999.

     The Company issued a $5,000, 11.99% subordinated note due October 15, 2001. In accordance with the terms of this note, the Company is subject to certain restrictive covenants. As of December 31, 1995, the Company was in compliance with such covenants. A warrant to purchase shares of common stock of the Company was issued in conjunction with the 11.99% subordinated note and is exercisable for $4.8879 per share for 230,177 shares. The value assigned to the warrant was $78 ($.35 per share) and has been accounted for as an increase to stockholders' equity. The corresponding premium on this note has been recorded in other assets and is being amortized ratably over the term of the note as an adjustment to interest expense.

     Required aggregate annual payments of long-term notes payable subsequent to December 31, 1995 are as follows:

        Years ending December 31:
          1996............................................................  $ 58,342
          1997............................................................    46,857
          1998............................................................    32,377
          1999............................................................    20,481
          2000............................................................     6,895
          Thereafter......................................................     1,977
                                                                            --------
                                                                             166,929
          Less interest...................................................    18,712
                                                                            --------
                                                                            $148,217
                                                                            ========

     Amounts due under all long-term notes, other than the 11.99% subordinated note, are secured by the Company's lease and note receivables and the leased equipment.

     The Company had the ability to borrow up to $50,000, increased in January 1996 to $60,000, to finance over a short-term the purchase of equipment for lease under a revolving credit facility with a consortium of

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

banks. The credit facility expires (unless the Company and the banks agree to renew the facility) on June 30, 1996 at which time the Company will be obligated to retire the outstanding borrowings. Borrowings outstanding under this line were $27,814 at December 31, 1995. The Company also had outstanding commitments to customers to provide $46,397 in equipment financing at December 31, 1995 (see note 10). The total of the borrowings outstanding and commitments exceeds the maximum amount available under the line. The Company expects to continue to securitize, or arrange other borrowings for its lease receivables during the course of 1996 and, therefore, expects to have sufficient funds available under the line to meet outstanding commitments. Currently, negotiations are underway to renew the credit facility. If this line of credit is not renewed, the Company believes there will be sufficient time after the non-renewal is known that if alternative replacement lines have not been established, any lease funded under the line at expiry could be sold, or discounted on a recourse or nonrecourse basis as is the industry custom, to generate sufficient proceeds to repay the then outstanding borrowings. Borrowings under this line were $27,814 and $36,881 at December 31, 1995 and 1994, respectively, and bore interest at variable rates based on LIBOR plus 2% or Prime. At December 31, 1995, Prime rate was 8.25% and LIBOR was 5.00%. The borrowings are secured by lease and note receivables, the leased equipment and other assets. The terms of the revolving credit facility require, among other things, that the Company maintain certain financial ratios and prohibit payment of dividends.

     Cash payments for interest on all debt amounted to $12,045, $8,711 and $7,343 for the years ended December 31, 1995, 1994 and 1993, respectively.

(7) INCOME TAXES

     Total income tax expense (benefit) was allocated as follows:

                                                                 1995      1994      1993
                                                                 -----     ----     ------
    Earnings (loss) before extraordinary item..................  $(275)    $672     $1,557
    Extraordinary item.........................................     --       --       (166)
                                                                 -----     ----     ------
                                                                 $(275)    $672     $1,391
                                                                 =====     ====     ======

     Income tax expense (benefit) attributable to earnings (loss) before extraordinary item consisted of:

                                                                 1995      1994      1993
                                                                 -----     ----     ------
    Current:
      Federal..................................................  $  50     $ --     $   --
      State....................................................     80       74         65
                                                                 -----     ----     ------
              Total current portion............................    130       74         65
                                                                 -----     ----     ------
    Deferred:
      Federal..................................................   (369)     241      1,119
      State....................................................     26      115        373
      Foreign..................................................    (62)     242         --
                                                                 -----     ----     ------
              Total deferred portion...........................   (405)     598      1,492
                                                                 -----     ----     ------
                   Total.......................................  $(275)    $672     $1,557
                                                                 =====     ====     ======

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Income tax expense (benefit) attributable to earnings (loss) before extraordinary item differed from the amounts computed by applying the federal income tax rate of 34% to pretax earnings (loss) before extraordinary items as a result of the following:

                                                                 1995      1994      1993
                                                                 -----     ----     ------
    Computed (expected) tax expense (benefit)..................  $(320)    $346     $1,261
    Increase (reduction) in income taxes resulting from:
      Change in the valuation allowance for deferred tax assets
         allocated to income tax expense.......................     --       68        (18)
      State income taxes, net of federal income tax benefit....     17      107        289
      Other, net...............................................     28      151         25
                                                                 -----     ----     ------
                                                                 $(275)    $672     $1,557
                                                                 =====     ====     ======

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                        1995        1994
                                                                       -------     -------
    Deferred tax assets:
      Leasing revenue................................................  $39,131     $29,566
      Allowance for credit losses....................................      805         386
      Net operating loss carryforward................................    3,176       2,816
      Alternative minimum tax credit carryforward....................      190          68
      Other..........................................................    1,596         318
                                                                       -------     -------
              Total gross deferred tax assets........................   44,898      33,154
                                                                       -------     -------
    Less valuation allowance.........................................      (68)        (68)
                                                                       -------     -------
              Net deferred tax assets................................   44,830      33,086
                                                                       -------     -------
    Deferred tax liabilities:
      Leased equipment, principally due to difference in
         depreciation................................................   48,046      36,986
      Other..........................................................    1,308       1,029
                                                                       -------     -------
              Total gross deferred tax liabilities...................   49,354      38,015
                                                                       -------     -------
              Net deferred tax liability.............................  $ 4,524     $ 4,929
                                                                       =======     =======

     The valuation allowance for deferred tax assets as of January 1, 1995 was $68. There was no net change in the total valuation allowance for the period ended December 31, 1995. The Company has determined it is more likely than not that the deferred tax assets will be realized through future taxable earnings and the reversal of temporary differences representing future taxable items.

     At December 31, 1995, the Company had available approximately $8 million of net operating loss carryforwards, for federal income tax purposes, to offset future taxable income. These carryforwards expire in the years 2008 through 2018. The Company also had available approximately $190 of alternative minimum tax credit carryforwards which have no expiration date.

     Cash payments for income taxes during the years ended December 31, 1995, 1994 and 1993 amounted to $275, $114 and $373, respectively.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(8) PREFERRED STOCK AND COMMON STOCK

     On May 27, 1994, in its initial public offering of securities, the Company sold 2,500,000 shares of common stock at $6.40 per share, 2,500,000 redeemable warrants at $.10 per warrant, and at nominal consideration underwriters' warrants to purchase from the Company 250,000 shares of common stock and/or 250,000 redeemable warrants. On June 17, 1994, the Company's underwriters exercised an over allotment option and purchased 187,500 additional redeemable warrants at $.10 per warrant. In addition, at the closing of the offering, all previously outstanding Series A preferred stock was converted into 1,600,000 shares of common stock.

     Each warrant was exercisable beginning May 20, 1995 for one share of common stock at an exercise price of $8.25 per share. The warrants are redeemable by the Company beginning May 20, 1996 at a price of $0.05 per warrant if the closing price per share of the common stock has been at least $9.625 for 20 consecutive trading days during a period ending on the tenth day prior to the date of the notice of redemption. The redeemable warrants will expire on May 20, 1999.

     Each underwriters' warrant was exercisable beginning May 20, 1995 at $10.56 per share of common stock and $0.165 per redeemable warrant. The purchase price payable upon exercise of the underwriters' warrants may be paid by the surrender of the underwriters' warrant certificates with a deemed value equal to the difference between the exercise price and the market price for the purchased shares or redeemable warrants. The underwriters' warrants will expire on May 20, 1999.

     The Company is authorized to issue up to 2,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The Company has granted common stock options to certain key employees, Directors and Scientific Advisory Board members under its stock option plans. Stock options have been granted at exercise prices equal to the fair value of the common stock at the dates of grant and, accordingly, no expense was recognized for financial reporting purposes with respect to options granted.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following table summarizes the activity under the plans for the periods indicated:

                                                             OPTIONS         EXERCISE PRICE
                                                           OUTSTANDING          PER SHARE
                                                           -----------     -------------------
    Outstanding at December 31, 1992.....................     200,000            $ .53 - $ .81
    Granted..............................................     299,500                    $4.60
    Exercised............................................          --
    Canceled.............................................          --
                                                              -------         ----------------
    Outstanding at December 31, 1993.....................     499,500            $ .53 - $4.60
    Granted..............................................     302,000          $4.81 - $6.5625
    Exercised............................................          --
    Canceled.............................................     (43,000)
                                                              -------         ----------------
    Outstanding at December 31, 1994.....................     758,500          $ .53 - $6.5625
    Granted..............................................     250,250        $2.78125 - $4.125
    Exercised............................................     (67,500)                   $4.60
    Canceled.............................................    (165,337)
                                                              -------         ----------------
    Outstanding at December 31, 1995.....................     775,913          $ .53 - $6.5625
                                                              =======

     As of December 31, 1995, options to purchase 437,803 shares were exercisable. Total shares reserved for the plans at December 31, 1995 were 975,000.

     The Company has a restricted stock plan for outside directors of the Company and 50,000 shares of common stock were reserved for the plan. The following summarizes shares issued under the plan: in 1989, 10,000 shares at an issue price of $.47 per share; in 1991, 10,000 shares at an issue price of $.81 per share; in 1993, 10,000 shares at an issue price of $1.08 per share and 10,000 shares at an issue price of $2.00 per share. As of December 31, 1995, 10,000 unissued shares of common stock were reserved for future issue under the plan.

(9) FAIR VALUE DISCLOSURES

     Fair value is a subjective and imprecise measurement that is based on assumptions and market data which require significant judgment and may only be valid at a particular point in time. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. Accordingly, management cannot provide assurance that the fair values presented are indicative of the amounts that the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1995.

Cash and Cash Equivalents

     For cash and cash equivalents, the carrying amount approximates fair value.

Net Investment in Notes Secured by Equipment

     The fair value of the note portfolio is determined by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  Short-Term Notes Payable

     The carrying amount approximates fair value.

  Long-Term Notes Payable and Subordinated Note Payable

     The fair value of the notes payable is determined based on discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities and similar terms.

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995.

                                                                 CARRYING       FAIR
                                                                  AMOUNT       VALUE
                                                                 --------     --------
        Assets:
          Net investment in notes secured by equipment.........  $ 21,478     $ 21,478
                                                                   ======       ======
        Liabilities:
          Long-term notes payable..............................  $148,217     $149,593
                                                                   ======       ======

     Matching maturities of its earning assets and debt is a key component of the financial strategy used by the Company to manage interest rate risks. The fair value of the Company's lease portfolio is not a required disclosure under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, and therefore, only the fair value of the notes payable and notes secured by equipment have been disclosed. However, the Company believes that fluctuations in the fair value of the Company's debt are for the most part offset by changes in the fair value of the Company's lease portfolio.

  Commitments to Provide Financing

     The fair value of commitments is estimated using the fees currently charged to enter similar agreements. The fair value of such commitment fees approximates carrying value.

(10)  COMMITMENTS

     At December 31, 1995, the Company had commitments to customers to provide $46,397 in equipment financing of which $6,723 has been ordered from vendors. Upon delivery to and acceptance by the customers of leased equipment, the equipment will be recorded in the Company's lease portfolio.

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(11)  QUARTERLY DATA (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994:

                                                 FIRST      SECOND     THIRD      FOURTH
                                                 ------     ------     ------     -------
        1995:
          Total revenue........................  $5,249     $6,963     $6,959     $ 7,113
          Earnings (loss) before income
             taxes.............................      48        529        920      (2,438)
          Net earnings (loss)..................      28        307        534      (1,535)
          Net earnings (loss) per common and
             common equivalent shares..........     .01        .06        .10        (.27)
        1994:
          Total revenue........................  $4,560     $4,328     $4,236     $ 4,751
          Earnings (loss) before income
             taxes.............................   1,052      1,151        243      (1,429)
          Net earnings (loss)..................     610        668        140      (1,073)
          Net earnings (loss) per common and
             common equivalent shares..........     .19        .16        .03        (.19)

     The net loss for the fourth quarter of 1995 reflects the provision for losses on medical assets (note 4). The net loss for the fourth quarter of 1994 reflects the provision for foreign operations (note 5).

                          INDEPENDENT AUDITORS REPORT

The Board of Directors and Stockholders of
  Financing for Science International, Inc.:

     Under date of March 8, 1996, we reported on the consolidated balance sheets of Financing for Science International, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1995, as contained in the 1995 annual report to stockholders. These consolidated financial statements and our report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 1995. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

     In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                         /s/ KPMG PEAT MARWICK LLP
                                         --------------------------
                                             KPMG Peat Marwick LLP

Hartford, Connecticut
March 8, 1996

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                  CONDENSED BALANCE SHEETS FSI FUNDING CORP. I
                           DECEMBER 31, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                            1995        1994
                                                                           -------     -------
                                            ASSETS
Cash and cash equivalents................................................  $ 7,379     $ 7,734
Net investment in direct finance leases and notes secured by equipment...   54,705      81,860
Other assets.............................................................    1,058       1,798
                                                                           -------     -------
          Total assets...................................................  $63,142      91,392
                                                                           =======     =======
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and other liabilities...................................  $ 3,416       2,209
Long-term notes payable..................................................   47,511      79,358
                                                                           -------     -------
          Total liabilities..............................................   50,927      81,567
Stockholder's equity.....................................................   12,215       9,825
                                                                           -------     -------
  Total liabilities and stockholder's equity.............................  $63,142     $91,392
                                                                           =======     =======

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

              CONDENSED STATEMENTS OF EARNINGS FSI FUNDING CORP. I
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                              1995       1994
                                                                             ------     ------
Total revenue..............................................................  $8,271     $8,829
                                                                             ------     ------
Interest expense...........................................................   4,803      5,434
Other expense..............................................................     404        440
                                                                             ------     ------
          Total expenses...................................................   5,207      5,874
Earnings before income taxes...............................................   3,064      2,955
Provision for income taxes.................................................   1,287      1,241
                                                                             ------     ------
          Net earnings.....................................................  $1,777     $1,714
                                                                             ======     ======

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES
             CONDENSED STATEMENTS OF CASH FLOWS FSI FUNDING CORP. I
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                          1995          1994
                                                                        --------      --------
Cash flows from operating activities:
          Net cash provided by operating activities...................  $  4,337      $  2,520
                                                                        --------      --------
Cash flows from investing activities:
  Net decrease (increase) in net investment in direct finance lease
     and notes secured by equipment...................................    27,155       (14,437)
                                                                        --------      --------
          Net cash provided by (used in) investing activities.........    27,155       (14,437)
                                                                        --------      --------
Cash flows from financing activities:
  Proceeds from procurement of long-term debt.........................        --        32,436
  Principal payments on long-term debt................................   (31,847)      (22,084)
  Proceeds from issuance of common stock..............................        --         4,818
                                                                        --------      --------
          Net cash provided by (used in) financing activities.........   (31,847)       15,170
                                                                        --------      --------
Net (decrease) increase in cash and cash equivalents..................      (355)        3,253
Cash and cash equivalents at beginning of year........................     7,734         4,481
                                                                        --------      --------
Cash and cash equivalents at end of year..............................  $  7,379      $  7,734
                                                                        ========      ========

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                  CONDENSED BALANCE SHEET FSI FUNDING CORP. II
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
                                     ASSETS
Cash and cash equivalents.......................................................    $ 13,575
Net investment in direct finance leases and notes secured by equipment..........      86,369
Other assets....................................................................       1,208
                                                                                    --------
          Total assets..........................................................    $101,152
                                                                                    ========
                      LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and other liabilities..........................................    $  2,807
Long-term notes payable.........................................................      90,581
                                                                                    --------
          Total liabilities.....................................................      93,388
Stockholder's equity............................................................       7,764
                                                                                    --------
          Total liabilities and stockholder's equity............................    $101,152
                                                                                    ========

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

              CONDENSED STATEMENT OF EARNINGS FSI FUNDING CORP. II
        FROM FEBRUARY 21, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

Total revenue.......................................................................  $6,186
                                                                                      ------
Interest expense....................................................................   3,378
Other expense.......................................................................     178
                                                                                      ------
          Total expenses............................................................   3,556
                                                                                      ------
Earnings before income taxes........................................................   2,630
Provision for income taxes..........................................................   1,105
                                                                                      ------
          Net earnings..............................................................  $1,525
                                                                                      ======

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             CONDENSED STATEMENT OF CASH FLOWS FSI FUNDING CORP. II
        FROM FEBRUARY 21, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

Cash flows from operating activities:
          Net cash used in operating activities...................................  $   (885)
                                                                                    --------
Cash flows from investing activities:
          Net increase in net investment in direct finance leases and notes
          secured by equipment....................................................   (86,369)
                                                                                    --------
          Net cash used in investing activities...................................   (86,369)
                                                                                    --------
Cash flows from financing activities:
  Proceeds from procurement of long-term debt.....................................   102,475
  Principal payments on long-term debt............................................   (11,894)
  Proceeds from issuance of common stock..........................................    10,248
                                                                                    --------
          Net cash provided by financing activities...............................   100,829
                                                                                    --------
Net increase in cash and cash equivalents.........................................    13,575
Cash and cash equivalents at beginning of period..................................        --
                                                                                    --------
Cash and cash equivalents at end of period........................................  $ 13,575
                                                                                    ========

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      JUNE 30, 1996 AND DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      DECEMBER 31,
                                                                                          1995
                                                                       JUNE 30,       ------------
                                                                         1996
                                                                      -----------
                                                                      (UNAUDITED)
                               ASSETS
Cash and cash equivalents...........................................   $   2,187        $  1,740
Restricted cash and cash equivalents................................      27,426          20,954
Net Investment in direct finance leases and notes secured by
  equipment.........................................................     194,276         187,656
Other assets........................................................      15,067          15,103
                                                                        --------        --------
          Total assets..............................................   $ 238,956        $225,453
                                                                        ========        ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Deferred income taxes and other liabilities.........................   $  23,007        $ 18,237
Short-term notes payable............................................       8,839          27,814
Long-term notes payable.............................................     174,287         148,217
Subordinated note payable...........................................       5,000           5,000
                                                                        --------        --------
          Total liabilities.........................................     211,133         199,268
                                                                        --------        --------
Stockholders' Equity
  Preferred stock ($.01 par; 2,000,000 shares authorized; none
     issued)........................................................          --              --
  Common stock ($.01 par; 20,000,000 shares authorized; 5,432,500 issued and 5,394,600 outstanding (1996) and 5,407,500 issued
     and 5,369,600 outstanding (1995))..............................          54              54
  Additional paid-in capital........................................      22,481          22,468
  Foreign currency translation adjustments..........................        (113)           (104)
  Retained earnings.................................................       5,564           3,930
  Treasury Stock....................................................        (163)           (163)
                                                                        --------        --------
          Total stockholders' equity................................      27,823          26,185
                                                                        --------        --------
          Total liabilities and stockholders' equity................   $ 238,956        $225,453
                                                                        ========        ========
  Book value per common share outstanding...........................        5.16            4.88
                                                                        ========        ========

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS            SIX MONTHS
                                                         ENDED JUNE 30,         ENDED JUNE 30,
                                                        -----------------     -------------------
                                                         1996       1995       1996        1995
                                                        ------     ------     -------     -------
                                                                       (UNAUDITED)
Revenues:
  Direct finance leases...............................  $5,266     $4,215     $10,592     $ 8,346
  Other revenue.......................................   1,374      2,748       2,204       3,866
                                                        ------     ------     -------     -------
          Total revenue...............................   6,640      6,963      12,796      12,212
                                                        ------     ------     -------     -------
Expenses:
  Interest............................................   3,477      2,872       6,901       5,783
  Selling, general and administrative.................     682      1,959       1,485       3,342
  Provision for doubtful receivables..................     580        451         757         553
  Depreciation and amortization.......................     400      1,152         835       1,957
                                                        ------     ------     -------     -------
          Total expenses..............................   5,139      6,434       9,978      11,635
                                                        ------     ------     -------     -------
Earnings before income taxes..........................   1,501        529       2,818         577
Provision for income taxes............................     631        222       1,184         242
                                                        ------     ------     -------     -------
Net earnings..........................................  $  870     $  307       1,634     $   335
                                                        ======     ======     =======     =======
Net earnings per common share.........................  $  .15     $  .06     $   .29     $   .06
                                                        ======     ======     =======     =======
Weighted average number of common and common
  equivalent shares...................................   5,746      5,531       5,705       5,523
                                                        ======     ======     =======     =======

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                       COMMON                  FOREIGN
                                       STOCK    ADDITIONAL    CURRENCY                               TOTAL
                                        $.01     PAID-IN     TRANSLATION   RETAINED   TREASURY   STOCKHOLDERS
                                        PAR      CAPITAL     ADJUSTMENTS   EARNINGS    STOCK        EQUITY
                                       ------   ----------   -----------   --------   --------   -------------
                                                                     (UNAUDITED)
Balance at January 1, 1995...........   $ 53     $ 22,158       $ (31)      $4,570     $   --       $26,750
Net earnings.........................     --           --          --          335         --           335
Purchases of Stock...................     --           --          --           --       (107)         (107)
Translation adjustment...............     --           --          25           --         --            25
                                         ---      -------       -----       ------      -----       -------
Balance at June 30, 1995.............   $ 53     $ 22,158       $  (6)      $4,905     $ (107)      $27,003
                                         ===      =======       =====       ======      =====       =======
Balance at January 1, 1996...........   $ 54     $ 22,468       $(104)      $3,930     $ (163)      $26,185
Issuance of common stock upon
  exercise of stock option...........     --           13          --           --         --            13
Net earnings.........................     --           --          --        1,634         --         1,634
Translation adjustment...............     --           --          (9)          --         --            (9)
                                         ---      -------       -----       ------      -----       -------
Balance at June 30, 1996.............   $ 54     $ 22,481       $(113)      $5,564     $ (163)      $27,823
                                         ===      =======       =====       ======      =====       =======

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                           1996         1995
                                                                         --------     --------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net cash provided by operating activities............................  $  4,571     $  3,073
                                                                         --------     --------
Cash flows from investing activities:
  Finance lease related receipts, net of amounts included in income....    35,782       22,782
  Purchase of equipment to be leased...................................   (39,340)     (37,536)
  Initial direct costs incurred........................................    (1,174)      (1,310)
  Purchase of office furniture and equipment...........................       (28)        (178)
                                                                         --------     --------
          Net cash used in investing activities........................    (4,760)     (16,242)
                                                                         --------     --------
Cash flows from financing activities:
  Decrease in short-term notes payable.................................   (18,975)      (8,590)
  Proceeds from procurement of long-term notes payable.................    54,254       45,556
  Principal payments on long-term notes payable........................   (28,184)     (19,021)
  Increase in restricted funds on deposit with banks...................    (6,472)      (5,964)
Proceeds from issuance of common stock.................................        13           --
Payments to acquire treasury stock.....................................        --         (107)
                                                                         --------     --------
          Net cash provided by financing activities....................       636       11,874
                                                                         --------     --------
  Net increase (decrease) in cash and cash equivalents.................       447       (1,295)
Restricted funds on deposit with banks.................................    27,426       13,698
Cash and cash equivalents at beginning of period.......................     1,740        3,921
                                                                         --------     --------
Cash and cash equivalents at end of period.............................  $ 29,613     $ 16,324
                                                                         ========     ========

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

     (1) The information furnished in the accompanying unaudited Condensed Consolidated Balance Sheets, Statements of Earnings, Statements of Stockholders Equity and Statements of Cash Flows reflects all adjustments (consisting only of items of a normal recurring nature) which are, in the opinion of management, necessary for a fair statement of the Company's results of operations and financial position for the interim periods. The financial statements should be read in conjunction with the audited financial statements and notes included in the Company's Annual Report for the year ended December 31, 1995. The interim financial results are not necessarily indicative of results for the full year.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.

                           FINOVA CAPITAL CORPORATION

                                      AND

                          FINOVA BUSINESS CREDIT CORP.

                            DATED AS OF MAY 19, 1996

                               TABLE OF CONTENTS

                                                                                      PAGE NO.
                                                                                      --------
                                     ARTICLE I
THE MERGER..........................................................................     -1-
SECTION 1.1.   The Merger...........................................................     -1-
SECTION 1.2.   Stockholder Meeting, Closing, Effective Time of the Merger...........     -1-
SECTION 1.3.   Determination of Merger Price........................................     -2-
SECTION 1.4.   Conversion and Cancellation of Securities............................     -2-
SECTION 1.5.   Dissenting Shares....................................................     -2-
SECTION 1.6.   Surrender of Certificates; Payment...................................     -2-
SECTION 1.7.   Options and Warrants.................................................     -3-
SECTION 1.8.   Company Action.......................................................     -4-
SECTION 1.9.   Arrangements with Certain Stockholders of the Company................     -4-
                                     ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................     -4-
SECTION 2.1.   Organization, Powers and Qualifications..............................     -4-
SECTION 2.2.   Subsidiaries.........................................................     -5-
SECTION 2.3.   Capital Stock........................................................     -5-
SECTION 2.4.   Certificate of Incorporation, By-Laws, Minute Books and Records......     -6-
SECTION 2.5.   Authority; Binding Effect............................................     -6-
SECTION 2.6    Conflict with Other Agreements; Approvals............................     -6-
SECTION 2.7.   Proxy Statement and Other Information................................     -6-
SECTION 2.8    Consents and Approvals...............................................     -6-
SECTION 2.9.   SEC Reports..........................................................     -7-
SECTION 2.10.  Financial Statements.................................................     -7-
SECTION 2.11.  Financing Business Representations...................................     -7-
SECTION 2.12.  Absence of Certain Changes...........................................     -9-
SECTION 2.13.  Indebtedness; Absence of Undisclosed Liabilities.....................     -9-
SECTION 2.14.  Assets...............................................................    -10-
SECTION 2.15.  Contracts............................................................    -10-
SECTION 2.16.  Insurance............................................................    -10-
SECTION 2.17.  Authorizations, Compliance With Law..................................    -11-
SECTION 2.18.  Taxes................................................................    -11-
SECTION 2.19.  Absence of Litigation................................................    -11-
SECTION 2.20.  Employee Benefit Plans: Employment Agreements........................    -11-
SECTION 2.21.  Labor Matters........................................................    -12-
SECTION 2.22.  Environmental Matters................................................    -13-
SECTION 2.23.  Intellectual Property................................................    -14-
SECTION 2.24.  Accuracy of Materials................................................    -15-
SECTION 2.25.  Brokers and Finders..................................................    -15-
                                    ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT............................................    -15-
SECTION 3.1.   Organization and Powers..............................................    -15-
SECTION 3.2.   Authority; Binding Effect............................................    -15-
SECTION 3.3.   Conflict with Other Agreements; Approvals............................    -15-
SECTION 3.4.   Consents and Approvals...............................................    -16-

                                                                                      PAGE NO.
                                                                                        ----
SECTION 3.5.   Proxy Statement and Other Information................................    -16-
SECTION 3.6.   Brokers..............................................................    -16-
SECTION 3.7.   Financing............................................................    -16-
                                     ARTICLE IV
OTHER AGREEMENTS....................................................................    -16-
SECTION 4.1.   Conduct of the Company's Business....................................    -16-
SECTION 4.2.   Per Share Valuation..................................................    -18-
SECTION 4.3.   Access to Information................................................    -19-
SECTION 4.4.   Stockholder Vote; Proxy Statement....................................    -19-
SECTION 4.5.   Reasonable Best Efforts..............................................    -20-
SECTION 4.6.   Expenses of the Company..............................................    -20-
SECTION 4.7.   Public Announcements.................................................    -20-
SECTION 4.8.   Notification.........................................................    -20-
SECTION 4.9.   Regulatory and Other Authorizations..................................    -20-
SECTION 4.10.  Further Assurances...................................................    -21-
SECTION 4.11.  Indemnification of Directors and Officers............................    -21-
SECTION 4.12.  No Solicitation......................................................    -21-
SECTION 4.13.  Purchase Price Adjustment of Certain Warrants........................    -22-
                                     ARTICLE V
CONDITIONS TO CLOSING...............................................................    -22-
SECTION 5.1.   Conditions to the Obligations of the Company and Parent and Merger
               Sub..................................................................    -22-
SECTION 5.2.   Conditions to the Obligations of the Company.........................    -22-
SECTION 5.3.   Conditions to the Obligations of Parent and Merger Sub...............    -23-
                                     ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER...................................................    -24-
SECTION 6.1.   Termination..........................................................    -25-
SECTION 6.2.   Effect of Termination................................................    -25-
SECTION 6.3.   Amendment............................................................    -25-
SECTION 6.4.   Waiver...............................................................    -25-
                                    ARTICLE VII
MISCELLANEOUS.......................................................................    -26-
SECTION 7.1.   Survival of Representations and Warranties...........................    -26-
SECTION 7.2.   Entire Agreement.....................................................    -26-
SECTION 7.3.   Notices..............................................................    -26-
SECTION 7.4.   Governing Law........................................................    -27-
SECTION 7.5.   Descriptive Headings.................................................    -27-
SECTION 7.6.   Parties in Interest..................................................    -27-
SECTION 7.7.   Counterparts.........................................................    -27-
SECTION 7.8.   Expenses.............................................................    -27-
SECTION 7.9.   Personal Liability...................................................    -27-
SECTION 7.10.  Binding Effect; Assignment...........................................    -27-
SECTION 7.11.  Arbitration..........................................................    -27-

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of May 19, 1996, is made by and among Financing for Science International, Inc., a Delaware corporation (the "Company"), FINOVA Capital Corporation, a Delaware corporation ("Parent"), and FINOVA Business Credit Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and the stockholders of Merger Sub have each approved the acquisition of the Company by Parent pursuant to a merger of Merger Sub with and into the Company upon the terms and subject to the conditions hereinafter set forth pursuant to which each outstanding share of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company will be converted into the right to receive cash, without interest, in the amount of the Merger Price (hereinafter defined);

     WHEREAS, the Boards of Directors of the Company and Merger Sub have approved and adopted this Agreement, and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Subject to the terms and conditions hereof and in accordance with the General Corporate Law of the State of Delaware, as amended (the "DGCL"), at the Effective Time (hereinafter defined): (a) Merger Sub shall be merged with and into the Company (the "Merger") and the separate existence of Merger Sub shall cease; (b) the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), (i) shall be a wholly-owned subsidiary of Parent, (ii) shall continue its corporate existence under the laws of the state of Delaware, (iii) shall retain its present name and (iv) shall succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the DGCL; (c) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation, provided however that
Section 4 of the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended in its entirety to read as follows: "The aggregate number of shares which the Corporation shall have authority to issue is one million of the par value of $.01 per share"; (d) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue as the By-laws of the Surviving Corporation; (e) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and
(f) the officers of Merger Sub immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

     SECTION 1.2. Stockholder Meeting, Closing, Effective Time of the
Merger. The Company shall submit this Agreement and the Merger to its stockholders for approval and adoption at a meeting to be held as soon as practicable following the date of this Agreement in accordance with Section 4.4 hereof. Subject to the Merger receiving all requisite stockholder approvals and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") on the next business day (or such later date as the parties hereto may agree) following the later of (a) the Meeting, or (b) the business day on which the last of the conditions set forth in Article IV hereof is fulfilled or waived (such later date, the "Closing Date"), at 10:00 A.M. at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, or at such other time or place as the parties agree upon. On the Closing Date, the parties hereto shall cause the merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, the "Effective Time.")

     SECTION 1.3. Determination of Merger Price. The "Merger Price" shall mean $6.40 in cash without interest.

     SECTION 1.4. Conversion and Cancellation of Securities.

     (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in Section 1.4(b) hereof and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Price.

     (b) At the Effective Time, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

     (c) At the Effective Time, each share of Merger Sub common stock, par value $1.00 per share ("Merger Sub Common Stock"), validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into ten thousand validly issued, fully paid and nonassessable common shares, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     SECTION 1.5. Dissenting Shares.

     (a) For purposes of this Agreement, "Dissenting Shares" means shares of Company Common Stock held as of the Effective Time by a stockholder of record of the Company (a "Company Stockholder") who has not voted such shares of Company Common Stock in favor of the Merger and with respect to which appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the payment which the holders of Company Common Stock are entitled to receive pursuant to Section 1.4, unless such Company Stockholder shall have forfeited his or her right to appraisal under the DGCL or withdrawn, with the consent of the Company, his or her demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his or her right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Price payable in respect of such shares pursuant to Section 1.4.

     (b) The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior consent of the Parent, make any payment with respect to any demands for appraisal of shares of Company Common Stock or offer to settle or settle any such demands.

     SECTION 1.6. Surrender of Certificates; Payment.

     (a) Prior to the Closing Date, Parent shall select Harris Trust and Savings Bank, N.A. or State Street Bank and Trust Company or another bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") and, at the Effective Time, Parent shall cause the Surviving Corporation to deposit with the Paying Agent such funds as are required for the conversion of shares of Company Common Stock pursuant to Section 1.4 hereof (the "Payment Fund"). Schedule 1.6 hereto sets forth the Payment Fund calculations, subject to adjustment solely for exercises during the interim of outstanding warrants or options as of the date hereof.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Parent and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price for each share represented by such Certificates. Upon the proper surrender of Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, the Paying Agent shall distribute to the holder of the Certificates a check for the cash being paid in respect of the Merger Price for the aggregate number of shares of Company Common Stock represented by such Certificates, and the Certificates so surrendered shall be cancelled. If for any reason (including without limitation, losses) the Payment Fund is inadequate to pay the amounts to which the holders of shares of Company Common Stock shall be entitled, Parent shall be liable for the payment thereof. In no event shall the holder of any surrendered Certificates be entitled to receive interest on the Merger Price. If a check is to be sent to a person other than the person in whose name the Certificates so surrendered are registered, it shall be a condition of the payment that the Certificates so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the persons requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the Certificates so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) The cash paid and distributed upon the surrender of Certificates in accordance with the terms of Section 1.4(b) hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (d) Except as otherwise expressly provided herein, Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates for the Merger Price for the shares represented thereby. Any cash delivered or made payable to the Paying Agent pursuant to
Section 1.6(a) hereof, and not exchanged pursuant to Section 1.6(b) hereof for Certificates within six months after the Effective Time, shall be returned by the Paying Agent to Parent which shall thereafter act as paying agent subject to the rights of holders of Certificates hereunder.

     (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

     (f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any holder of shares of Company Common Stock for any checks delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Price for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Merger Price is delivered, as a condition precedent to such delivery, shall give Parent or the Surviving Corporation, as relevant (the "Payor"), a bond satisfactory to the Payor against any claim that may be made against the Payor with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.7.  Options and Warrants.

     (a) Immediately prior to the Effective Time, each option granted under an Employee Plan (hereinafter defined) by the Company to purchase shares of the Company Common Stock, which is then outstanding, whether or not vested or exercisable, shall be vested and exercisable in accordance with their terms, shall be cancelled and the holder thereof shall be entitled to receive from the Company immediately prior to the Effective Time an amount in cash equal to the excess, if any, of (a) the Merger Price multiplied by the number of shares of Company Common Stock subject to such option, over (b) the exercise price of such option multiplied by the number of shares of Company Common Stock subject thereto. The funds required to make such payments shall be made available to the Company by Parent immediately prior to the Effective Time.

     (b) Immediately prior to the Effective Time, each warrant granted by the Company to purchase shares of Company Common Stock, which is then outstanding, shall remain outstanding in accordance with its terms, and after the Effective Time the holder thereof shall be entitled to receive from the Company upon payment of the exercise price provided for therein an amount equal to the Merger Price multiplied by the number of shares of Company Common Stock with respect to which such warrant is then being exercised.

     (c) Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of cancelled options or warrants for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to, or by obtaining a cash payment from, such holder. Prior to the Effective Time, the Board of Directors of the Company shall take such action as may be required under the governing option plans and agreements and warrants to effectuate the foregoing.

     SECTION 1.8.  Company Action.

     (a) The Company represents and warrants that the Company's Board of Directors has determined that the Merger is fair to and in the best interests of the Company's stockholders and has approved and adopted this Agreement and the Merger and resolved to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The Company represents and warrants that Kropschot Financial Services, the Company's financial advisor (the "Company Investment Banker"), has advised the Board of Directors of the Company that the Merger Price to be paid to the Company's stockholders in the Merger is fair to the Company and its stockholders from a financial point of view.

     (b) The Company represents and warrants that its Board of Directors, by resolutions duly adopted, has approved the acquisition of Company Common Stock by Parent or Merger Sub pursuant to this Agreement and the transactions contemplated hereby, the Principal Stockholder Agreements (hereinafter defined) and the transactions contemplated thereby, and the business combination of Merger Sub and the Company pursuant to this Agreement and the Merger, all as contemplated by Section 203 of the DGCL, and that, accordingly, this Agreement, the Principal Stockholder Agreement, and the transactions contemplated hereby and thereby and Parent's and Merger Sub's rights hereunder and thereunder or any other "business combination" (as defined therein) between Parent or any of its affiliates and the Company are not subject to any limitations or obligations imposed by Section 203 of the DGCL.

     SECTION 1.9.  Arrangements with Certain Stockholders of the
Company. Contemporaneously with the execution and delivery hereof, certain stockholders of the Company are executing and delivering stockholders letter agreements (the "Principal Stockholder Agreements") which restrict such stockholders from alienating prior to the Effective Date any shares of Company Common Stock now owned by them and obligating such stockholders to vote or cause to be voted at the Meeting (hereinafter defined) all shares of Company Common Stock held of record or beneficially by them (the "Principal Stockholder Shares") in favor of this Agreement, subject to any termination of this Agreement (i) by Parent or (ii) by the Company.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to, and agrees with, Parent and Merger Sub as follows, except as set forth on a Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Schedule"), each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

     SECTION 2.1. Organization, Powers and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on the Company Schedule, except where the failure to be so qualified would not have a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" shall mean any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, is reasonably likely to have a material adverse effect on the financial condition, operating results, business or prospects of the Company and the Subsidiaries (hereinafter defined), taken as a whole.

     SECTION 2.2. Subsidiaries. With respect to each of the following direct or indirect subsidiaries of the Company ("Subsidiaries"), which constitute all subsidiaries of the Company:

         FSI Funding Corp. I
         FSI Funding Corp. II
         Financing for Science Limited
         Denton Imaging, Inc.
         Highland Park Medical Imaging, Inc.
         Melville Holding Co., Inc.

the Company Schedule lists the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction, as set forth on the Company Schedule, in which such qualification is required, except where the failure to be so qualified would not have a Company Material Adverse Effect. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are fully paid and nonassessable, and, except as set forth on the Company Schedule, are lawfully owned of record and beneficially by the Company or another Subsidiary free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary. Except for the Subsidiaries or as set forth on the Company Schedule, neither the Company nor any Subsidiary owns any shares of any corporation nor has any interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity.

     SECTION 2.3. Capital Stock. The Company has authorized capital stock consisting of 20,000,000 shares of Common Stock, par value $.01 per share, of which 5,394,600 shares are issued and outstanding and 37,900 shares are held as treasury shares, and (b) 2,000,000 shares of Preferred Stock, par value $.01 per share, none of which is issued or outstanding. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state laws, including without limitation, securities laws; and all of such treasury shares were acquired by the Company in compliance with all applicable laws, including without limitation all applicable Federal and state securities laws. No shares of capital stock issued by the Company are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company at any time, or upon the happening of any stated event, any shares of the capital stock of the Company whether or not presently issued or outstanding, except as set forth on the Company Schedule. The Company Schedule accurately sets forth the information described therein with respect to all such options and warrants, including the date of grant thereof, the number of shares subject thereto, the current exercise price thereof, the term therefor and, except in the case of publicly traded warrants, the record holders thereof. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company to which any stockholder of the Company is a party, with respect to the voting of capital stock of the Company.

     SECTION 2.4. Certificate of Incorporation, By-Laws, Minute Books and Records. The copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company and the Subsidiaries which have been delivered to Parent are true, correct and complete copies thereof. The minute books of the Company and the Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company and the Subsidiaries since the respective dates of incorporation. The books and records of the Company and each Subsidiary accurately reflect, in all material respects, the transactions to which the Company or the Subsidiary is a party or by which their properties are subject or bound, and the assets and liabilities of the Company or the Subsidiary.

     SECTION 2.5. Authority; Binding Effect. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that the transactions must be approved by the stockholders of the Company pursuant to Section 251 of the DGCL. This Agreement constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity and commercial reasonableness.

     SECTION 2.6. Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with the Company's charter or bylaws or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any Contract (hereinafter defined) to which the Company or any Subsidiary is a party or by which it is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a Company Material Adverse Effect, or (c) constitute a violation of any law, rule or regulation to which the Company or any Subsidiary is subject.

     SECTION 2.7. Proxy Statement and Other Information. None of the information contained in the Proxy Statement (hereinafter defined) (other than information related to Parent or Merger Sub which is furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement) will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.8. Consents and Approvals. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) for filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and applicable state securities laws, (b) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (c) the filing and recording of the Certificate of Merger in accordance with the DGCL, and (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a Company Material Adverse Effect.

     SECTION 2.9. SEC Reports. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since the initial public offering of Company Common Stock on May 27, 1994 (collectively, the "Company SEC Reports"), including without limitation the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Company 1995 Form 10-K"). The Company's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore delivered to Parent, in the form filed with the SEC, all of the Company SEC Reports.

     SECTION 2.10. Financial Statements. The Company has delivered to Parent true and complete copies of (a) consolidated and consolidating balance sheets of the Company and Subsidiaries at December 31, 1995 and 1994 and the related consolidated and consolidating statements of earnings, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by the Company Auditors (the "Audited Financial Statements"); and (b) unaudited consolidated and consolidating balance sheets of the Company and Subsidiaries at March 31, 1996 and 1995 and related consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow for the periods ended March 31, 1996 and 1995 (the "Interim Financial Statements"), all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"), except as otherwise disclosed in the notes thereto. Such balance sheets, including the related notes, fairly present in all material respects the consolidated and consolidating financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and Subsidiaries at the dates indicated and such consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow fairly present in all material respects the consolidated and consolidating results of operations, changes in stockholders' equity and cash flow of the Company and Subsidiaries for the periods indicated. The unaudited consolidated and consolidating financial statements as at and for the periods ending March 31, 1996 and 1995 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly in all material respects the financial position at March 31, 1996 and 1995 and the results of operations and changes in stockholders' equity and financial position for the periods then ended. (The audited consolidated balance sheet of the Company and Subsidiaries at December 31, 1995 described above is referred to herein as the "Company 1995 Balance Sheet" and December 31, 1995 is referred to herein as the "Balance Sheet Date"). The unaudited consolidated balance sheet of the Company and its Subsidiaries at March 31, 1996, described above, is referred to herein as the "Company 1996 Interim Balance Sheet" and March 31, 1996 is referred to herein as the "Interim Balance Sheet Date".

     SECTION 2.11.  Financing Business Representations.

     (a) The Company Schedule sets forth for each financing transaction conducted by the Company or any Subsidiary with respect to any type of property under which the Company is the lessor, the seller, the lender or an assignee thereof and which would be reflected in a consolidated balance sheet of the Company and any Subsidiary in the lines captioned "net investment in direct finance leases" or "net investment in operating leases" (the "Financing Transactions") the following information as of the Interim Balance Sheet Date:
(i) the contract number assigned by the Company; (ii) the name of the party obligated to make rent, purchase price or debt service payments; (iii) the billing address of such obligor; the primary location of the equipment; (iv) the initial cost of equipment leased, sold or acting as collateral; (v) the general type of equipment leased, sold or acting as collateral; (vi) the remaining amount of all receivables of the Company related to such transaction; (vii) the amount and timing of rental, purchase price or debt service payments to the Company with respect thereto; (viii) the date the related lease, installment sale or loan agreement commenced and terminates; (ix) the principal amount and remaining term of any nonrecourse debt of the Company with respect thereto; (x) the type of purchase option granted with respect to the equipment; (xi) the residual value reflected on the Company's books of any equipment to which the Company is entitled upon expiration of the related lease or installment sales agreement as reflected on the Company 1995 Balance Sheet; and (xii) whether such transaction is classified as a "true lease" for tax purposes.

     (b) Accurate and complete copies of each of the agreements, contracts, leases and other instruments entered into with respect to Financing Transactions (the "Financing Documents") are in the files of the Company and have been made available to Parent. The original execution copy of the Financing Documents are in the possession of the Company, a trustee under a securitization transaction or a secured lender to the Company. The Company has caused to be filed UCC-1 financing statements with respect to each item of property involved in any Financing Transaction and has made such other filings or notifications, or taken possession or has obtained certificates of title, as are necessary to give the Company a perfected security interest in and lien upon such property.

     (c) Each of the Financing Documents is valid and enforceable in accordance with its terms except as may be limited by bankruptcy laws or other similar laws affecting rights of creditors generally; the Company is, and to the Company's knowledge all other parties thereto are, in compliance in all material respects with the provisions thereof; the Company is not, and to the Company's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein (except overdue accounts at the date of the Company 1995 Balance Sheet which are accurately reflected on the aging schedule included on the Company Schedule); and, to the Company's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

     (d) There has been no adverse determination in any administrative proceeding or in any court of law, nor any adverse settlement, ongoing administrative proceeding or other action, in each of the foregoing cases involving or by the Internal Revenue Service, which resulted in, or seeks to result in, a determination with respect to any equipment subject to a lease in which the Company is designated as the lessor that such lease is or was not a true lease for tax purposes or that the Company was not the full owner thereof for tax purposes or which had that result with respect to any other lease which may have been entered into by the Company at any time and which lease is substantially similar to any existing lease to which any leased equipment included in the assets of the Company is subject. The Company has no knowledge of any action or proceeding, either concluded, pending, or threatened, by the Internal Revenue Service against the lessee of any equipment subject to a lease in which the Company or a Subsidiary is designated as the lessor based on the assertion that the lease was not a true lease for tax purposes.

     (e) With respect to each Financing Transaction as to which the Company has taken the position that it is a true lease for tax purposes, involving any equipment subject to a lease in which the Company or a Subsidiary is designated lessor; (i) no lessee is permitted or required under the applicable Financing Documents to acquire title to such leased equipment upon payment of a stated amount of rentals or other payments which it is required to make; (ii) no such leased equipment is subject to an option of the lessee to purchase the leased equipment at a price which is lower than 10% of its original cost to the Company; (iii) the reasonably estimated economic useful life of each item of leased equipment, determined as of the time the Company entered into the leasing transaction with respect thereto and as of the Closing Date, is at least significantly in excess of the base term of the related lease (including in such base term any period for which the lease may be renewed at the option of the lessee for a specified rental that is less than the fair rental value of the leased equipment); (iv) the Company has no right to cause the purchase of any such item of leased equipment by the lessee thereof; and (v) the Company realized or (but for the transaction provided by this Agreement) expected at the time of inception of the transaction to realize a cash profit with respect to each such leasing transaction apart from the value of tax deductions, allowances, credits and other tax attributes arising from such transaction.

     (f) The Company Schedule sets forth for each transaction described in the portfolio securitization transactions entered into by the Company or any Subsidiary and the related interest rate swap transactions, including without limitation any rights of the Company in respect of the servicing, collection or credit enhancement of the assets included in such securitized portfolios (the "Securitization Assets") the following information as of the Balance Sheet Date: the outstanding principal due to investors; the outstanding amount of the Company's recourse or repurchase obligation for defaulted transactions in the pool, a projection of the base servicing fees and credit enhancement, excess servicing, or incentive fees assuming scheduled lease runoffs; a projection of program fee expenses assuming scheduled lease runoffs; and a list of leases in each securities pool specifying for each lease the information described in subsection (a) of this Section 2.11.

     SECTION 2.12. Absence of Certain Changes. Except as described on the Company Schedule, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed in the Company 1995 Form 10-K (without further amendment or additions after the date hereof), since the Balance Sheet Date the Company and the Subsidiaries have not

     (a) suffered any material adverse change in the financial condition, results of operations or business or prospects of the Company and the Subsidiaries (taken as a whole), except for material adverse changes due to general economic or industry-wide conditions;

     (b) been subject to any other events or conditions of any character that, individually or in the aggregate, have or are reasonably likely to be expected to have a Company Material Adverse Effect or on the ability of the Company to perform its obligations under this Agreement, except for material adverse changes due to general economic or industry-wide conditions;

     (c) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

     (d) sold, encumbered, assigned or transferred any assets or properties, except for Financing Transactions entered into in the ordinary course of business consistent with past practice;

     (e) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (hereinafter defined) and with respect to Financing Transactions, security interests, liens and landlord's rights which are subordinated to the interests of the Company and do not significantly affect the value thereof;

     (f) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, except, in the case of Financing Transactions, for any such amendment, termination, cancellation, modification or waiver in the ordinary course of business;

     (g) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

     (h) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

     (i) changed any of the accounting principles followed by it or the methods of applying such principles; or

     (j) entered into any transaction other than in the ordinary course of business consistent with past practice.

     SECTION 2.13. Indebtedness; Absence of Undisclosed Liabilities. The Company Schedule discloses as of the date hereof all indebtedness for money borrowed of the Company or any Subsidiary, accurately disclosing for each such indebtedness the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate, the maturity date, and any penalty or premium which any lender has the contractual right to impose with respect to any prepayment thereof. Neither the Company nor the Subsidiaries have any material indebtedness, liability or obligation of the type required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Company 1995 Balance Sheet or otherwise disclosed in the Company 1995 Form 10-K, except for such indebtedness, liabilities or obligations which have arisen since the Balance Sheet Date in the ordinary course of business.

     SECTION 2.14. Assets. The Company and the Subsidiaries have good and marketable title to all their real and personal properties and assets, including without limitation those assets and properties reflected in the Company 1995 Balance Sheet in the amounts and categories reflected therein (but excluding property subject to Financing Transactions), free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except for the following ("Permitted Liens"): (a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of by the Company or any Subsidiary since the Balance Sheet Date solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness as is disclosed in the Company 1995 Balance Sheet covering the properties referred to therein, and (d) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto. To the best knowledge of the Company, all buildings, structures, facilities, equipment and other items of tangible personal property reflected on the Company 1995 Balance Sheet or acquired since the date thereof are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business of the Company and the Subsidiaries and conform to all applicable laws, statutes, ordinances, codes, rules and regulations and Authorizations relating to their construction, use and operation. The location of all real property owned by the Company or the Subsidiaries is disclosed on the Company Schedule.

     SECTION 2.15. Contracts.

     (a) The Company Schedule lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment to which the Company or its Subsidiaries is a party or may be bound ("Contract") (i) which involves payments of more than $50,000 over the term thereof (other than Financing Transactions); (ii) which is with any present or former employee or for the employment of any person or consultant or which is a non-compete arrangement with any employee of the Company or its Subsidiaries; (iii) which is a severance agreement, program or policy of the Company or its Subsidiaries with or relating to its employees, (iv) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby or which contains change in control provisions related to the Company or its Subsidiaries; (v) which is an arrangement limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business; (vi) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to obligations of any other person; or (vii) which is a material arrangement not made in the ordinary course of business.

     (b) There have been filed as exhibits to, or incorporated by reference in, the Company 1995 Form 10-K all Contracts that are material as described in, and required to be filed pursuant to, Item 601(b)(10) of Regulation S-K.

     (c) All Contracts are valid and binding and in full force and effect on the date of this Agreement except to the extent they have previously expired in accordance with their terms. Neither the Company nor the Subsidiaries have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which, or the default under which, might have a Company Material Adverse Effect. True and complete copies of all Contracts listed on the Company Schedule or listed in the Company 1995 Form 10-K, together with all amendments thereto, have been made available to Parent.

     SECTION 2.16. Insurance. The Company Schedule accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company and all outstanding claims thereunder in excess, individually or in the aggregate, of $100,000. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

     SECTION 2.17. Authorizations, Compliance With Law. The Company and the Subsidiaries hold all licenses, franchises, certificates, consents, permits and authorizations ("Authorizations") from all governmental authorities and other persons necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties, except where the failure to hold any of the foregoing would not have a Company Material Adverse Effect. The Company has not violated, and is not in violation of or default under, any such Authorizations or, any applicable laws, statutes, ordinances, codes, rules and regulations of any governmental authorities, except where such violations do not, and in so far as reasonably can be foreseen will not, have a Company Material Adverse Effect, and the Company has not received any notice from a governmental or regulatory authority within five years of the date hereof of any such violation.

     SECTION 2.18. Taxes.

     (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company or the Subsidiaries (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, except for local or municipal tax returns for which any such failure to file would not, in the aggregate, have a Company Material Adverse Effect, and all such Tax Returns properly reflect the liabilities of the Company and the Subsidiaries for Taxes for the periods, property or events covered thereby.

     (b) All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from the Company, have been properly accrued or paid except to the extent any such failure to accrue for or pay any such Taxes would not, in the aggregate, have a Company Material Adverse Effect. The accruals for Taxes contained in the 1995 Balance Sheet are adequate to cover the tax liabilities of the Company and the Subsidiaries as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

     (c) Neither the Company nor the Subsidiaries have received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against the Company or the Subsidiaries or any of their respective assets or properties which are likely to result in a Company Material Adverse Effect. The Company has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

     (d) There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company or the Subsidiaries. The Company has no knowledge of any basis for any additional assessment of any Taxes. The Company and the Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon the Company or the Subsidiaries.

     SECTION 2.19. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Company Material Adverse Effect.

     SECTION 2.20.  Employee Benefit Plans: Employment Agreements.

     (a) The Company Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee, director or consultant of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. A copy of each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) has been made available to Parent.

     (b) (i) Except as set forth on the Company Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or comparable state law relating to mandatory health insurance coverage following a termination of employment) and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

     (c) The Company Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof,) whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. The Company Schedule also sets forth the total number of such ISOs and such nonqualified options.

     SECTION 2.21. Labor Matters. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Subsidiaries or any of their respective employees, which controversies have or may reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the

Company nor or any of the Subsidiaries as a bargaining representative for employees of the Company or any of the Subsidiaries. The Company does not know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. In addition, (a) there is no strike, picketing or work stoppage by, or any lockout of, employees of the Company or the Subsidiaries or any material dispute, slowdown or labor disturbance pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and (b) there is no material proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect of which any director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or a Subsidiary pursuant to their respective charters or By-laws or under any indemnification agreements.

     SECTION 2.22. Environmental Matters. To the Company's knowledge, without additional due diligence or investigation and notwithstanding the provisions of
Section 6.2(b):

          (a) The Company and each of the Subsidiaries is in material compliance with all applicable Environmental Laws and neither the Company nor any of the Subsidiaries has received any written or oral communication from any person or governmental authority that alleges that the Company or any of the Subsidiaries is not in material compliance with applicable Environmental Laws where such non-compliance could reasonably be expected to result in a Company Material Adverse Effect.

          (b) The Company and each of the Subsidiaries has obtained or has applied for all material Environmental Permits, where and if such Environmental Permits are specifically required of the Company or Subsidiaries, necessary for the construction of their facilities or the conduct of their operations, and all such material Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued material compliance on the part of the Company or any of the Subsidiaries with the material Environmental Permits. There are no matters or conditions that would preclude reissuance or transfer of any material Environmental Permit, including amendment of such instrument, to Parent or one of its Subsidiaries where such action is necessary to maintain compliance with Environmental Laws in all material respects.

          (c) There are no future requirements imposed by any currently existing Environmental Law or Environmental Permit which could reasonably be expected to result in the accrual of a material cost not disclosed in writing to Parent.

          (d) There is no material Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened (i) against the Company or any of the Subsidiaries, or (ii) against any real or personal property or operations which the Company or any of the Subsidiaries owns, leases, operates or manages, in whole or in part.

          (e) There are no Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries, or against any person or entity whose liability for any material Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (f) With respect to any predecessor of the Company or any of the Subsidiaries, there are no material Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries.

          (g) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any owner of premises leased or operated by the Company or any of its Subsidiaries has filed any notice with respect to such premises under federal, state, local or foreign law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts 264-267 or any state, local or foreign equivalent or is engaging or has engaged in business operations involving the generation, transportation, treatment, recycle or disposal of any waste regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry, including without limitation, requirements of Volume 10 of the Code of Federal Regulations.

          (h) None of the properties owned, leased or operated by the Company, the Subsidiaries or, to the knowledge of the Company, any predecessor thereof are now or were in the past, listed on the National Priorities list of Superfund Sites, the CEREAL Information System, or any other comparable state or local environmental database.

          (i) The Merger will not require any governmental approvals under the Environmental Laws, including those that are triggered by sales or transfers of businesses or real property.

          (j) As used in this Section 2.22:

             (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any federal, state, local or foreign governmental authority having jurisdiction over the Company or the Subsidiaries) alleging potential liability (including without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Subsidiaries (including without limitation obligations to clean up contamination resulting from leaking underground storage tanks); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

             (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, any form of natural gas, explosives, and polychlorinated biphenyls; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

             (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, soil, surface water, groundwater or property.

     SECTION 2.23.  Intellectual Property.

          (a) Except as set forth on the Company Schedule, each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor, that are used in the business of the Company as currently conducted (the "Company Intellectual Property Rights"). The Company Schedule lists all patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor included in the Company Intellectual Property Rights.

          (b) No claims with respect to the Company Intellectual Property Rights are currently pending or, to the knowledge of the Company, are overtly threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) that the use by the Company of the Company Intellectual Property Rights infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any Company Intellectual Property Rights; (iii) challenging the ownership or validity of any of the Company Intellectual Property Rights; or (iv) challenging the Company's license or legally enforceable right to use of the Company Intellectual Property Rights not owned by the Company.

     SECTION 2.24. Accuracy of Materials. The Company has made available to Parent copies of all documents listed on the Company Schedule hereto or referred to herein. Such copies are, and all documents and materials delivered or made available in connection with Parent's investigation of the Company in connection with the transactions contemplated hereby are, true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

     SECTION 2.25. Brokers and Finders. Neither the Company nor any Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Company has employed the Company Investment Banker as its financial advisor.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent and Merger Sub each represents and warrants to the Company as follows:

     SECTION 3.1. Organization and Powers. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith.

     SECTION 3.2. Authority; Binding Effect. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of each of Parent and Merger Sub by applicable law, its charter document or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes each of Parent's and Merger Sub's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity and commercial reasonableness.

     SECTION 3.3. Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with Parent's or Merger Sub's charter or bylaws or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any Contract (hereinafter defined) to which Parent or any subsidiary is a party or by which it is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a material adverse effect on the financial condition, operating results, business or prospects of Parent and its subsidiaries, taken as a whole, or (c) constitute a violation of any law, rule or regulation to which Parent or any subsidiary is subject.

     SECTION 3.4. Consents and Approvals. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act, (b) the filing and recording of the Certificate of Merger in accordance with the DGCL, and (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a material adverse effect on it and its subsidiaries taken as a whole.

     SECTION 3.5. Proxy Statement and Other Information. None of the information related to Parent or Merger Sub which is supplied by Parent in writing expressly for inclusion in the Proxy Statement (hereinafter defined) will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is otherwise made by Parent or Merger Sub with respect to the Proxy Statement.

     SECTION 3.6. Brokers. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

     SECTION 3.7. Financing. Parent has on hand or access to, and will make available to Merger Sub on or prior to the Effective Time, funds sufficient to pay the Merger Price for all issued and outstanding shares of Company Common Stock pursuant to the Merger and to pay all other amounts owing by the Company or Merger Sub in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                OTHER AGREEMENTS

     SECTION 4.1. Conduct of the Company's Business. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, and except as otherwise expressly contemplated hereby, the business of the Company and the Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries will use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company and the Subsidiaries have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, the Company agrees on behalf of itself and its Subsidiaries that, without the prior written consent of Parent, they will, between the date of this Agreement and the Effective Time:

          (a) not directly or indirectly do any of the following: (i) amend or propose to amend its Certificate of Incorporation or By-Laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

          (b) not, directly or indirectly (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described on the Company Schedule or otherwise, provided that the Company may issue shares of Company Common Stock pursuant to currently outstanding options and warrants referred to in Section 2.3 hereof and the Company may sell the outstanding shares of Melville Holding Co. Inc. common stock held by it as of the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any equity investments therein, except for the acquisition of warrants in Financing Transactions in the ordinary course of business consistent with past practice; (iii) issue, sell, pledge, dispose of or encumber any assets of the Company or the Subsidiaries, except for Financing Transactions and Securitization Transactions in the ordinary course of business consistent with past practice, or enter into any Securitization Transactions involving an amount of more than $75 million (other than the Securitization Transaction of which the Note Agreement referred to in clause (iv) below is a part) or which involves financing costs and fees not consistent with past practice or which involves an implicit interest rate not consistent with past practice and except for the transfer of three used MRI systems to Melville Holding Co. Inc.; (iv) incur any indebtedness for borrowed money or issue any debt securities, except under the Revolving Credit Agreement described on the Company Schedule, or any renewal, extension or replacement thereof on substantially the same terms (except for any application or termination fees imposed in connection with any such renewal, extension or replacement, in an amount not to exceed $100,000), in an aggregate amount not to exceed $75 million or pursuant to the Note Agreement, dated as of March 1, 1996, between the Company and the Purchasers named therein in an aggregate amount not to exceed $75 million and on terms which are consistent with past practice; (v) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (vi) enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) not, directly or indirectly, sell or exercise any options, warrants or rights of any kind to acquire any equity securities (other than as permitted by paragraph (b) above) of another entity without the prior written consent of Parent which will not be unreasonably withheld;

          (d) not, directly or indirectly, (i) grant any increase in the salary or other compensation of its employees except in the ordinary course of business and consistent with past practice or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of the Company; (ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices; or (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

          (e) not, directly or indirectly, change in any material respect its accounting policies, methods or procedures except as required by generally accepted accounting principles consistently applied or as contemplated by
     Section 4.2 hereof;

          (f) not, directly or indirectly, take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect;

          (g) advise Parent of each business decision made by the senior management of the Company with respect to matters involving more than $2,000,000 in the case of Financing Transactions, or $50,000 in the case of matters other than Financing Transactions before such decision is implemented or announced, and shall make available, from time to time at Parent's request, senior management of the Company to consult with senior management of Parent concerning the conduct of the business of the Company; and

          (h) promptly disclose to Parent any information contained in its representations and warranties or the Company Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or the Company Schedule hereto for the purposes of Article V hereof, unless Parent shall have consented thereto in writing.

     SECTION 4.2. Per Share Valuation. Prior to the Closing, Parent and Company shall calculate the Per Share Amount in accordance with the procedures herein set forth. The "Per Share Amount" shall be equal to the sum of (1) six dollars, plus (2) the quotient, rounded to the nearest penny, of (A) the sum of the amount, if any, by which the Closing Date Book Value exceeds $26,185,000, plus the amount, if any, by which the Closing Date Loss Reserves exceeds $1,500,000, divided by (B) the number of outstanding shares of Company Common Stock immediately prior to the Closing.

     (a) As soon as practicable after the close of business on the last day of the calendar month immediately preceding the month in which the Meeting is to be held (the "Valuation Date"), the Company shall prepare a balance sheet of the Company and its subsidiaries as of the Valuation Date (the "Valuation Date Balance Sheet") which shall be prepared by the Company, reviewed by Parent and Parent's independent public accountants and approved by Parent (such approval not to be unreasonably withheld), and the related statement of income for the period commencing on the Balance Sheet Date and ending on the Valuation Date (together, the "Valuation Financial Statements"). For purposes of this transaction, the Company may, in the preparation of the Valuation Date Balance Sheet, allocate all or any part of its pre-tax earnings, accrued from January 1, 1996 through the Closing Date, to its Valuation Date Loss Reserves to the extent that such allocations do not reduce the Company's Total Stockholders' Equity, as shown on the Company 1995 Balance Sheet, below $26,185,000. In addition, there shall be accrued as liabilities on the Valuation Financial Statements (i) an amount equal to the amount, if any, by which all legal, accounting, auditing, investment banking or financial advisory fees and proxy printing and mailing costs and other related expenses reasonably estimated to be incurred by the Company or the Subsidiaries in connection with the transactions contemplated hereby for all periods through the Effective Time, whether or not billed or payable as of the Valuation Date ("Transaction Costs") and any amounts paid or payable by the Company to the Underwriters (as defined in Section 5.3(f) hereof) of its initial public offering to terminate their rights under the Underwriting Agreement and any related agreements, exceeds $400,000, and (ii) all obligations under all employment arrangements or consulting arrangements to which the Company is a party with respect to periods commencing on, or after or as a result of the Closing, excluding however, the Company's obligations under the consulting agreement with Mr. Randolph and the change of control agreement with Mr. Robert W. Maxwell described on the Company Schedule. In addition, there shall be excluded from the Valuation Financial Statements (i) any gains attributable to the Company's exercise on or after January 1, 1996 of any options, warrants or rights of any kind to acquire any equity securities of another entity, (ii) up to an aggregate of $400,000 with respect to both any Transaction Costs and any amounts paid or payable by the Company to the Underwriter of its initial public offering to terminate their rights under the Underwriting Agreement and any related agreements and (iii) up to $195,000 with respect to the Company's purchase of "tail" coverage on its directors and officers liability insurance. The Valuation Financial Statements may reflect the payment by Mr. Bronfin to the Company of up to $250,000 and, upon the express written consent of the Parent which shall not be unreasonably withheld, of additional sums to assist the Company in achieving a Per Share Amount of at least $6.35. Except as expressly contemplated hereby, the Valuation Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with the accounting principles and practices followed in preparing the Audited Financial Statements.

     (b) The "Closing Date Book Value" shall mean the Valuation Date Book Value adjusted by an estimated amount agreed to by the Company and Parent as to the probable change in the Valuation Date Book Value between the Valuation Date and the Closing Date, and reduced by an amount equal to the Option Spread Amount. The "Valuation Date Book Value" shall mean the consolidated net book value of the Company and the Subsidiaries as of the Valuation Date as shown on the Valuation Date Balance Sheet. The "Option Spread Amount" shall mean the amount by which the product of the Merger Price multiplied by the number of shares of Company Common Stock issuable upon the exercise of options or warrants, outstanding immediately prior to the Effective Time which would be exercisable at any time to purchase shares of Company Common Stock at an exercise price per share equal to or less than the Merger Price, exceeds the product of the weighted average exercise price (as of the Effective Time) of all such options or warrants multiplied by the number of shares of Company Common Stock issuable upon the exercise of such options or warrants. The "Closing Date Loss Reserves" shall mean the Valuation Date Loss Reserves adjusted by an estimated amount agreed to between the Company and the Parent as to the probable change in the Valuation Date Loss Reserves between the Valuation Date and the Closing Date. The "Valuation Date Loss Reserves" shall mean the amount of the general unallocated asset contra-accounts which are included in allowances for doubtful accounts (as opposed to reserves which are specifically allocated to particular doubtful accounts) on the Valuation Date Balance Sheet. For purposes of this transaction, the Company may allocate all or any part of its pre-tax earnings to its Valuation Date Loss Reserves consistent with paragraph (a) above in developing the estimation of Closing Date Loss Reserves.

     (c) Any dispute which may arise between the Company and Parent as to the preparation of the Valuation Financial Statements, including the determination of the Closing Date Book Value or the Closing Date Loss Reserves, or the calculation of the Per Share Amount shall be resolved in the following manner:

          (i) Parent shall notify the Company in writing within 10 business days after its receipt of the report of the Company pursuant hereto that Parent disputes such matters and such notice shall specify in reasonable detail the nature of the dispute;

          (ii) during the three business day period following the date of such notice, the Company and Parent shall attempt to resolve such dispute and to determine the appropriateness of the Per Share Amount; and

          (iii) if at the end of the three business day period specified in subsection (ii) above, Parent and the Company shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to Price Waterhouse LLP, independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Valuation Financial Statements within 30 days after such dispute is referred to the Arbitrator. Unless otherwise ordered by the Arbitrator, each of the parties hereto shall bear all its costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by the Company and Parent. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom. Unless otherwise agreed by the Company and Parent, the rules of the American Arbitration Association shall apply to such arbitration.

     SECTION 4.3. Access to Information. Between the date of this Agreement and the Closing Date, the Company will (a) give Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all of its books and records, (b) permit Parent to make such reasonable inspections as it may require, and (c) cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company, as Parent may from time to time reasonably request and as the Company may have on hand or be able to produce without hardship. All such access and information obtained by Parent and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Parent dated February 6, 1996 (the "Confidentiality Agreement").

     SECTION 4.4.  Stockholder Vote; Proxy Statement.

     (a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the DGCL and its Certificate of Incorporation and By-laws to call, give notice of and convene a meeting on a date determined by the Company and acceptable to Parent of its stockholders (the "Meeting") to consider and vote upon the approval and adoption of this Agreement and for such other purposes as may be necessary or desirable. The Company's Board of Directors shall, subject to its fiduciary duties, recommend without qualification of any nature that the Company's stockholders vote to approve and adopt this Agreement and any other matters to be submitted to the Company's stockholders in connection therewith as to which Parent has no reasonable objection. The Company's Board of Directors shall, subject to its fiduciary duties, use its reasonable best efforts to solicit and secure from its stockholders such approval and adoption, which efforts may include without limitation, soliciting stockholder proxies therefor and to advise Parent upon its request, from time to time, as to the status of the stockholder vote then tabulated.

     (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC in accordance with Rules 14a-1 et seq. of the Exchange Act a preliminary draft of a proxy statement ("Proxy Statement"). The Company, Parent and Merger Sub shall cooperate fully with each other in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be filed, and no amendment or supplement thereto shall be made by the Company, without Parent's prior approval which shall not be unreasonably delayed or withheld and no written communication with the SEC shall be had, without prior consultation with Parent and Merger Sub and their counsel. As promptly as practicable after the completion of any review by, or in the absence of such review, a termination of any applicable waiting period of, the SEC, the Company shall cause to be mailed a definitive Proxy Statement to its stockholders entitled to vote at the Meeting. The Company represents, warrants and covenants that the Proxy Statement will be prepared in accordance with the Exchange Act and that, except for information related to Parent or Merger Sub which is furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement, the Proxy Statement will not, at the time the Proxy Statement is mailed or at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.5. Reasonable Best Efforts. Subject to the fiduciary duties of the Company's Board of Directors, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including without limitation the satisfaction of all conditions to the Merger, and to consummate the Merger no later than August 30, 1996.

     SECTION 4.6. Expenses of the Company. The Company agrees that it will use its best efforts to limit the expenses it incurs in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, the fees and expenses of its counsel, its independent public accountants and the fees and expenses related to the preparation and distribution of the Proxy Statement, to $400,000.

     SECTION 4.7. Public Announcements. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities and public announcements as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.8. Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach.

     SECTION 4.9. Regulatory and Other Authorizations. Each party hereto agrees to use its best efforts to obtain all Authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for
(i) its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement and (ii) the ownership of the Surviving Corporation by Parent, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 20 days after the date hereof and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act. If this Agreement is terminated, the Company shall reimburse Parent for one-half of the filing fees paid by Parent under the HSR Act.

     SECTION 4.10. Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby or, at and after the Effective Time, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     SECTION 4.11. Indemnification of Directors and Officers. Parent shall not, and shall not permit the Company or any other entity, for a period of six years after the Effective Time, to take any action to impair any exculpatory or indemnification provisions now existing in the charter or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time (the "Indemnification Provisions"), except for any changes which are required to conform with changes in applicable law and any changes which do not affect the application of such Indemnification Provisions to acts or omissions of such individuals prior to the Effective Time. From and after the Effective Time until the sixth anniversary of the Closing Date, Parent hereby unconditionally and irrevocably guarantees the indemnification obligations of the Company contemplated by this Section 4.11 and by the Company's Charter and bylaws; provided that the obligations of Parent pursuant to this provision shall not exceed an amount equal to the sum of the aggregate Merger Price paid hereunder plus the limit of coverage of the Company's directors and officers liability insurance policy on the date hereof. Notwithstanding the foregoing, Parent may cause the Company to merge with or into Parent or any of its affiliates; provided, however, that any such merger shall not alter or impair the Indemnification Provisions. Parent acknowledges that prior to the Closing, the Company may purchase "tail" coverage on its directors and officers liability insurance for a term not to exceed six years and up to $195,000 of the cost of such coverage shall not be deemed to reduce the Closing Date Book Value or otherwise affect the calculation of the Per Share Amount.

     SECTION 4.12. No Solicitation. Without the prior written consent of Parent, from and after the date hereof, the Company will not, and will not authorize or permit any of the Subsidiaries or their officers, directors, employees, financial advisors and agents ("Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto (other than a response to any such person referring them to the provisions of this Agreement) or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (a) at any time prior to the time the Company's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with the Company or the Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i) the third party has first made an Acquisition Proposal, that is financially superior to the transactions contemplated by this Agreement and the Board has determined that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity otherwise prohibited under this sentence, the Company provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity otherwise prohibited under this sentence and receives from such person or entity an executed confidentiality agreement in reasonably customary form, (b) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (c) accept an Acquisition Proposal from a third party, provided that if the Company accepts any such Acquisition Proposal, then the Company must concurrently terminate this Agreement pursuant to Section 6.1(h) hereof. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, or negotiation with any parties conducted heretofore by the Company or its Representatives with respect to the foregoing. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Parent informed of the status and details of any such inquiry, offer or proposal, and shall give Parent three days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by another party to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or FSI Funding Corp. I or FSI Funding Corp. II or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or FSI Funding Corp. I or FSI Funding Corp. II.

     SECTION 4.13. Purchase Price Adjustment of Certain Warrants. Prior to the Closing, the Company shall take such actions as may be necessary to reduce the Purchase Price (as defined in the Warrant Agreement) of the warrants issued under the Warrant Agreement, dated as of May 27, 1994, between the Company and State Street Bank and Trust Company so that on and after the Effective Time the Purchase Price shall be $6.30 and therefore the only right of the holder of such warrants from and after the Effective Time shall be to receive $6.40 in cash upon exercise of each such warrant for $6.30. In connection therewith, the Company shall enter into such agreements, give such notices and make such filings as shall be necessary to accomplish such Purchase Price adjustment.

                                   ARTICLE V

                             CONDITIONS TO CLOSING

     SECTION 5.1. Conditions to the Obligations of the Company and Parent and Merger Sub. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby are subject to the requirements that:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL;

          (b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

          (c) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 5.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a) the representations and warranties of Parent and Merger Sub contained in this Agreement or in any other document delivered pursuant hereto (without regard to any materiality qualifier contained therein) shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent that any inaccuracies therein, alone or in the aggregate, would not have a material adverse effect on Parent, and at the Closing Parent shall have delivered to the Company a certificate to that effect;

          (b) each of the obligations of Parent and Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect; and

          (c) the Company shall have received an opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for Parent and Merger Sub, in form and substance reasonably satisfactory to the Company and its counsel.

     SECTION 5.3. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto (without regard to any materiality qualifier contained therein) shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent that any inaccuracies therein, alone or in the aggregate, would not have a Company Material Adverse Effect and at the Closing the Company shall have delivered to Parent a certificate to that effect;

          (b) each of the obligations of the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect;

          (c) there shall not be any securities, rights, warrants, options, or other instruments outstanding which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Corporation;

          (d) the Company shall have obtained the consent or approval of each person or entity whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect, all of which have been disclosed in writing to Parent;

          (e) the Company shall have made arrangements to terminate all plans and arrangements that relate to employees or non-employees which involve the issuance or future issuance (contingent or otherwise) of, or the value of the rights granted pursuant to which is measured by, equity securities, in each case without liability or cost to Parent or Merger Sub and without imposing any future obligations on Parent, Merger Sub or the Company or any Subsidiary;

          (f) the Company shall have made arrangements to terminate all agreements, arrangements or understandings between it or any of the Subsidiaries, on the one hand, and Sands Brothers & Co., Ltd. and RAS Securities Corp. (the "Underwriters"), on the other hand;

          (g) there shall not have occurred a Company Material Adverse Effect or an event which could reasonably be expected to result in a Company Material Adverse Effect other than the effects of changes that are generally applicable in (A) the equipment leasing and financing industry, (B) the United States economy, or (C) the United States securities markets if, in any of (A), (B) or (C), the effect on the Company and its Subsidiaries is not disproportionate relative to the effect on Parent and its subsidiaries;

          (h) the number of Dissenting Shares shall be less than or equal to 10% of the number of issued and outstanding shares of Company Common Stock;

          (i) Parent shall have received an opinion dated the Closing Date of Hale and Dorr and Murtha, Cullina, Richter and Pinney, counsel for the Company, in form and substance reasonably satisfactory to Parent and its counsel;

          (j) the Per Share Amount shall have been finally determined and shall not be less than $6.35; and

          (k) the Company shall have demonstrated to Parent's reasonable satisfaction that delinquencies in lease payments due and owing to the Company and 31 days or more past due (on a contractual basis) do not exceed 4.25% of total lease contracts receivable as of the Closing Date. Any disputes relating to the satisfaction or nonsatisfaction of this condition shall be resolved in accordance with the procedures set forth in Section 4.2(c) hereof.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of each of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated on or before (i) September 1, 1996 if the Securities and Exchange Commission does not review the Proxy Statement or if no matter is under dispute under Section 4.2 hereof, (ii) September 15, 1996 if the Securities and Exchange Commission reviews the Proxy Statement or (iii) 30 days after the referral of disputed matters to the Arbitrator pursuant to
     Section 4.2(c)(iii) hereof (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Parent or the Company if a court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by either Parent or the Company if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the other shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and which breach shall not have been cured, in the case of representation or warranty, prior to Closing, or in the case of a covenant or agreement within 30 days after notice thereof and, in the case of a breach, failure or misrepresentation by the Company, such breach, failure or misrepresentation, individually or in the aggregate, results or would reasonably be expected to result in a Company Material Adverse Effect;

          (e) by Parent after the occurrence of an event which could reasonably be expected to result in a Company Material Adverse Effect, other than the effects of changes that are generally applicable in (A) the equipment leasing and financing industry, (B) the United States economy, or (C) the United States securities markets if, in any of (A), (B) or (C), the effect on the Company and its Subsidiaries is not disproportionate relative to the effect on Parent and its subsidiaries;

          (f) by Parent if the Board of Directors of the Company or any committee of the Board of Directors of the Company (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, (ii) shall fail to reaffirm such approval or recommendation upon Parent's reasonable request, (iii) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by Parent or an affiliate thereof, or (iv) shall resolve to take any of the actions specified in this clause (f);

          (g) by either Parent or the Company if the required approvals of the stockholders of the Company shall fail to have been obtained at the Meeting, including any adjournments thereof; or

          (h) by the Company, prior to the approval of this Agreement by the stockholders of the Company, upon three days' prior notice to Parent, if, as a result of an Acquisition Proposal by a party other than Parent or any of its affiliates, the Board of Directors of the Company determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of the Company shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by Parent pursuant to clause (ii) below, after consultation with outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent for a maximum of three business days to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.

     SECTION 6.2.  Effect of Termination.

     (a) In the event of termination of this Agreement as provided in Section
6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Sections 7.8, 7.9 and 7.10 hereof or the Confidentiality Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     (b) In the event of termination of this Agreement by Parent under Section 6.1(d) hereof due to a breach of any representation or warranty contained in
Article II hereof, the Company shall pay to Parent within five days after such termination the amount of $750,000 if the Company knew or in the exercise of reasonable diligence should have known that such representation or warranty was not true in all material respects when made.

     (c) In the event of termination of this Agreement by Parent under Section 6.1(f) hereof, the Company shall reimburse the Parent, within three days after such termination for all out of pocket costs and expenses incurred by Parent or its affiliates (including without limitation all filing fees under the HSR Act) in connection with the transactions contemplated hereby, not to exceed $400,000. Parent shall provide the Company with an itemized listing of all such fees and expenses, and the Company shall be obligated to pay such amount within five (5) business days after the date of receipt of such listing.

     (d) If (i) this Agreement (A) is terminated by the Company pursuant to
Section 6.1(g) or (h) hereof or by Parent pursuant to Section 6.1(f) or (g) hereof, or (B) is terminated as a result of the Company's breach of Section 4.12 hereof which is not cured within 30 days after notice thereof to the Company, and (ii) within 12 months from the date of termination the Company shall enter into a definitive agreement relating to an Acquisition Proposal, the Company or any successor thereto shall pay to Parent a cash termination fee of $1,500,000 within five business days after the execution of such definitive agreement.

     (e) The Company agrees that the agreements contained in paragraphs (b), (c) and (d) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Parent any fee due under such paragraphs, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid. The parties expressly agree that Parent or Merger Sub, as the case may be, shall be entitled, if at all, only to one payment, in the event of a termination of this Agreement, which payment shall be the largest of the payments to which Parent or Merger Sub would be entitled to pursuant to Section 6.2(b), (c) or (d) hereof.

     SECTION 6.3. Amendment. This Agreement may be amended by Parent and the Company pursuant to a writing adopted by action taken by Parent and the Company at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of Company Common Stock upon consummation of the Merger or which would materially and adversely affect the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties.

     SECTION 6.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.1. Survival of Representations and Warranties. The representations and warranties contained herein shall not survive beyond the Closing Date. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

     SECTION 7.2. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     SECTION 7.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties as follows:

        if to Parent or Merger Sub:

        FINOVA Capital Corporation
        P.O.Box 2209
        1850 North Central Avenue
        Phoenix, AX 85002-2209
        Telecopy: (602) 207-1019
        Telephone: (602) 207-6900
        Attention: Robert E. Radway

        with copies to:

        The FINOVA Group, Inc.
        P.O. Box 2209
        1850 North Central Avenue
        Phoenix, AX 85002-2209
        Telecopy: (602) 207-4099
        Telephone: (602) 207-6900
        Attention: William J. Hallinan

        and

        Morgan, Lewis & Bockius LLP
        2000 One Logan Square
        Philadelphia, Pennsylvania 19103
        Telecopy: (215) 963-5299
        Telephone (215) 963-5694
        Attention: N. Jeffrey Klauder

        if to the Company:

        Financing For Science International, Inc.
        10 Waterside Drive
        Farmington, Connecticut 06032-3065
        Telecopy: (860) 676-1814
        Telephone: (860) 676-1818
        Attention: Richard Schwartz
        with copies to:

        Hale and Dorr
        60 State Street
        Boston, Massachusetts 02109
        Telecopy: (617) 526-5000
        Telephone: (617) 526-6410
        Attention: Steven D. Singer

        and

        Murtha, Cullina, Richter and Pinney
        City Place I
        185 Asylum Street
        Hartford, Connecticut 06103
        Telecopy: (203) 240-6150
        Telephone: (203) 240-6053
        Attention: Richard S. Smith, Jr.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

     SECTION 7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 7.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (including without limitation any employee of the Company or any Subsidiary) any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 4.11 (which is intended to be for the benefit of the persons provided for therein, and may be enforced by such persons.)

     SECTION 7.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 7.8. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. Binding Effect; Assignment. This Agreement shall inure to the benefit of be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     SECTION 7.11.  Arbitration.

     (a) Resolution of Disputes. All controversies, disputes or claims ("Disputes") arising among the parties arising out of or relating to this Agreement or the subject matter hereof (except for those matters expressly governed by Section 4.2(c) hereof), and the arbitrability of any Dispute, shall be settled by arbitration as provided below. The arbitration and all preliminary proceedings related thereto shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement on such rules within 30 days of written request for such agreement, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA"), as amended from time to time and as modified by this Agreement. The dispute shall be presented to a single arbitrator (the "AAA Arbitrator"), sitting in Wilmington, Delaware.

     (b) Selection of AAA Arbitrator. The AAA Arbitrator shall be selected jointly by the parties within fifteen (15) days after demand for arbitration is made by a party. If the parties are unable to agree on an AAA Arbitrator within that period, then any party may request that the AAA select the AAA Arbitrator in accordance with its then existing rules for doing so. The AAA Arbitrator shall possess substantive legal experience in the principal issues in dispute.

     (c) Discovery. Any discovery permitted shall be limited to information directly relevant to the controversy or Dispute in arbitration. In the event of discovery disputes, the AAA Arbitrator is directed to issue such orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy, and other relevant considerations. To the extent the parties are unable to agree on the scope of discovery, the AAA Arbitrator shall require the party seeking discovery on an issue to present the legal and factual basis for the Dispute and shall permit the party opposing discovery to respond. The AAA Arbitrator shall permit discovery on an issue only if the AAA Arbitrator concludes that there is a reasonable and good faith basis in law and in fact for bringing such allegations and that the discovery appears likely to present substantive evidence regarding that Dispute. The AAA Arbitrator may permit limited discovery to permit investigation of some of the Disputes or to determine whether a Dispute has sufficient basis in law or in fact to warrant further discovery, but shall issue appropriate orders to restrict the scope of such discovery. The federal or state rules of procedure and evidence shall not apply to the arbitration proceedings, including without limitation the rules of discovery. The AAA Arbitrator shall consider claims of privilege, work product and other restrictions on discovery as appear to be warranted.

     (d) Fees. The AAA Arbitrator shall award the prevailing party its attorney's and experts' fees and disbursements incurred in resolving the dispute and shall award double costs and expenses or other sanctions to the extent the AAA Arbitrator finds any Dispute advanced in the proceedings to be frivolous or without a good faith basis in fact and in law when such Dispute was first presented for arbitration.

     (e) Award/Consent to Jurisdiction. Except as may otherwise be agreed in writing by the parties or as ordered by the AAA Arbitrator upon substantial justification shown, the hearing for the dispute shall be held within ninety
(90) days of submission of the dispute to arbitration. The AAA Arbitrator shall render a final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the AAA Arbitrator. The AAA Arbitrator shall state the factual and legal basis for the award. The decision of the AAA Arbitrator shall be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C. sec.1. et seq., and except for errors of law based on the findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment shall not be required to make the award effective. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as an instrument under seal on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          FINANCING FOR SCIENCE INTERNATIONAL,
                                          INC.

                                          By: /s/  BARRY R. BRONFIN

                                          --------------------------------------
                                          Name: Barry R. Bronfin
                                          Title: Chairman and CEO

                                          FINOVA CAPITAL CORPORATION

                                          By: /s/  ROBERT E. RADWAY

                                          --------------------------------------
                                          Name: Robert E. Radway
                                          Title: Senior Vice President

                                          FINOVA BUSINESS CREDIT CORP.

                                          By: /s/  ROBERT E. RADWAY

                                          --------------------------------------
                                          Name: Robert E. Radway
                                          Title: Senior Vice President

                             TABLE OF DEFINED TERMS

                                                                                        PAGE
                                     DEFINED TERM                                       NO.
- --------------------------------------------------------------------------------------  ----
AAA...................................................................................  -28-
AAA Arbitrator........................................................................  -28-
Acquisition Proposal..................................................................  -22-
Agreement.............................................................................  -1-
Arbitrator............................................................................  -19-
Audited Financial Statements..........................................................  -7-
Authorizations........................................................................  -11-
Balance Sheet Date....................................................................  -7-
Certificate of Merger.................................................................  -1-
Certificates..........................................................................  -3-
Closing...............................................................................  -1-
Closing Date..........................................................................  -1-
Closing Date Loss Reserves............................................................  -19-
Closing Date Book Value...............................................................  -18-
Company...............................................................................  -1-
Company Common Stock..................................................................  -1-
Company Intellectual Property Rights..................................................  -15-
Company Stockholder...................................................................  -2-
Company Investment Banker.............................................................  -4-
Company Material Adverse Effect.......................................................  -5-
Company Schedule......................................................................  -4-
Company 1995 Balance Sheet............................................................  -7-
Company 1995 Form 10-K................................................................  -7-
Company SEC Reports...................................................................  -7-
Company 1996 Interim Balance Sheet....................................................  -7-
Confidentiality Agreement.............................................................  -19-
Contract..............................................................................  -10-
DGCL..................................................................................  -1-
Disputes..............................................................................  -27-
Dissenting Shares.....................................................................  -2-
Effective Time........................................................................  -2-
Employee Plans........................................................................  -12-
Environmental Laws....................................................................  -14-
Environmental Claim...................................................................  -14-
ERISA.................................................................................  -11-
ERISA Affiliate.......................................................................  -12-
Exchange Act..........................................................................  -6-
Financing Documents...................................................................  -8-
Financing Transactions................................................................  -7-
GAAP..................................................................................  -7-
Hazardous Materials...................................................................  -14-
HSR Act...............................................................................  -6-
Indemnification Provisions............................................................  -21-
Interim Financial Statements..........................................................  -7-
Interim Balance Sheet.................................................................  -7-

                                                                                        PAGE
                                     DEFINED TERM                                       NO.
- --------------------------------------------------------------------------------------  ----
IRS...................................................................................  -12-
ISO...................................................................................  -12-
Meeting...............................................................................  -19-
Merger................................................................................  -1-
Merger Sub............................................................................  -1-
Merger Price..........................................................................  -2-
Merger Sub Common Stock...............................................................  -2-
Option Spread Amount..................................................................  -18-
Parent................................................................................  -1-
Paying Agent..........................................................................  -2-
Payment Fund..........................................................................  -2-
Payor.................................................................................  -3-
Per Share Amount......................................................................  -18-
Permitted Liens.......................................................................  -10-
Principal Stockholder Shares..........................................................  -4-
Principal Stockholder Agreements......................................................  -4-
Proxy Statement.......................................................................  -20-
Release...............................................................................  -14-
Representatives.......................................................................  -21-
SEC...................................................................................  -7-
Securities Act........................................................................  -7-
Securitization Assets.................................................................  -8-
Subsidiaries..........................................................................  -5-
Surviving Corporation.................................................................  -1-
Surviving Corporation Common Stock....................................................  -2-
Tax Returns...........................................................................  -11-
Taxes.................................................................................  -11-
Termination Date......................................................................  -24-
Transaction Costs.....................................................................  -18-
Underwriters..........................................................................  -23-
Valuation Date........................................................................  -18-
Valuation Date Balance Sheet..........................................................  -18-
Valuation Financial Statements........................................................  -18-
Valuation Date Book Value.............................................................  -18-
Valuation Date Loss Reserves..........................................................  -19-

                                    ANNEX B

                FAIRNESS OPINION OF KROPSCHOT FINANCIAL SERVICES

                          KROPSCHOT FINANCIAL SERVICES
                                3341 MONET DRIVE
                       PALM BEACH GARDENS, FLORIDA 33410

June 17, 1996

PRIVATE AND CONFIDENTIAL

Board of Directors
Financing for Science International, Inc.
10 Waterside Drive
Farmington, CT 06032

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Financing for Science International, Inc. ("FFSI") of the cash consideration of $6.40 per common share to be received by FFSI stockholders under the Agreement and Plan of Merger dated as of May 19, 1996 (the "Agreement") among FFSI, FINOVA Capital Corporation (the principal operating subsidiary of the FINOVA Group Inc.) and FINOVA Business Credit Corp.

     For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

     1. Reviewed the Agreement, and preliminary drafts thereof, and a draft of the preliminary proxy statement filed with the Securities and Exchange Commission on June 17, 1996 for the special meeting of FFSI shareholders to vote upon a proposal to approve and adopt the Agreement;

     2. Reviewed certain publicly available FFSI financial statements, both audited and unaudited, including those included in the Annual Reports on Form 10-K for the years ended December 31, 1994 and 1995, the initial public offering prospectus dated May 20, 1994 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995, September 30, 1995 and March 31, 1996;

     3. Reviewed certain financial statements and other financial and operating data concerning FFSI prepared by its management;

     4. Reviewed certain financial forecasts of FFSI prepared by its management;

     5. Met with certain members of FFSI's senior management to discuss the company's past and current business operations, financial condition and future prospects;

     6. Visited FFSI's headquarters in Farmington, CT where we reviewed a number of customer credit and documentation files;

     7. Reviewed the historical stock price and trading volume of the common stock of FFSI;

     8. Reviewed publicly available financial data and stock market performance data of publicly traded companies which we deemed generally comparable to FFSI; and

     9. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     We have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that has been provided to us by FFSI and of the publicly available information that was reviewed by us. With respect to FFSI's financial forecasts for 1996, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FFSI as to the expected future performance of FFSI. We do not assume any responsibility for the information or forecasts provided to us. We have relied upon the assurances of the management of FFSI that they are unaware of any facts that would make the information or forecasts provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of FFSI.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

     Based upon and subject to the foregoing and also based upon other factors that we consider relevant, including but not limited to our considerable experience with mergers, acquisitions and valuations of equipment leasing and financing companies, we are of the opinion that, as of the date hereof, the cash purchase price of $6.40 per common share is fair, from a financial point of view, to the holders of FFSI's common stock.

                                          Sincerely,

                                          KROPSCHOT FINANCIAL SERVICES

                                          Bruce E. Kropschot
                                          President
BEK:bdk

                                    ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                        DELAWARE GENERAL CORPORATION LAW

                            SEC.262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are valuable for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                                                             For  Against  Abstain
                                                                1) Approval and adoption of the Agreement    [ ]    [ ]     [ ]
                                                                   and Plan of Merger, dated as of May 19,
                                                                   1996 by and among Financing for
                                                                   Science International, Inc., FINOVA
                                                                   Capital Corporation and FINOVA
                                                                   Business Credit Corp.

                                                                2) To transact such other business as may properly come
                                                                   before the meeting or any postponement or adjournment
                                                                   thereof.

      RECORD DATE SHARES:
  ----------------------------------------------------
  |                                                  |
  |                                                  |
  |                                                  |
  ----------------------------------------------------             Mark box at right if you plan to attend the meeting.     [ ]

  Please be sure to sign and date this PROXY.   Date
- -----------------------------------------------------------        Mark box at right if comments or address change          [ ]
|                                                         |        have been noted on the reverse side of this card.
|                                                         |
- ----Shareholder sign here-------Co-owner sign here---------

- -------------------------------------------------------------------------------
  DETACH CARD                                                    DETACH CARD

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.

    Please take note of the important information enclosed with this proxy card.

    Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

    Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy card in the enclosed postage paid envelope.

    Your vote must be received prior to the Special Meeting of Stockholders on August 29, 1996.

    Thank you in advance for your prompt consideration of these matters.

    Sincerely,

    Financing for Science International, Inc.

PROXY                                                                     PROXY
                   FINANCING FOR SCIENCE INTERNATIONAL, INC.
                               10 WATERSIDE DRIVE
                              FARMINGTON, CT 06032

       PROXY CARD FOR THE AUGUST 29, 1996 SPECIAL MEETING OF STOCKHOLDERS

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FINANCING FOR
                          SCIENCE INTERNATIONAL, INC.

The undersigned, having read the Notice of Special Meeting of Stockholders and Proxy Statement dated August 9, 1996 receipt of which is hereby acknowledged, does hereby appoint John M. Randolph, Robert W. Maxwell and Geoffrey W. Nelson, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote and act at the Special Meeting of Stockholders of Financing for Science International, Inc. to be held at The Farmington Inn, located at 827 Farmington Avenue, Farmington, CT, on Thursday, August 29, 1996, at 10:00 A.M., local time, and at any postponement or adjournment thereof, with respect to all shares of Common Stock, $.01 par value, held of record by the undersigned on July 22, 1996, with all the powers that the undersigned would possess if personally present and voting, as follows on the reverse side of this card.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IN THE ABSENCE OF SUCH DIRECTION, IT
                           WILL BE VOTED FOR ITEM 1.

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        PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE.
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Please sign this proxy exactly as your name appears on the books of the
Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign, if a corporation, this signature should be that of an authorized officer who should state his or her title.
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HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

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